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PROSPECTUS SUPPLEMENT (To Prospectus Dated March 30, 2004)	Filed Pursuant to Rule 424(b)(5) Registration No. 333-110681

3,000,000 Shares
Retalix Ltd.
Ordinary Shares
$18.00 per share

        We are selling 3,000,000 of our ordinary shares. We have granted the underwriters an option to purchase up to 450,000 additional ordinary shares to cover over-allotments.

        Our ordinary shares are quoted on the Nasdaq National Market under the symbol "RTLX." Our ordinary shares are also traded on the Tel Aviv Stock Exchange. The last reported sale price of our ordinary shares on the Nasdaq National Market on April 28, 2004 was $20.05 per share.

        Investing in our ordinary shares involves risks. See "Risk Factors" beginning on page 2 of the accompanying prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$18.00	$54,000,000
Underwriting Discount	$0.99	$2,970,000
Proceeds to Retalix (before expenses)	$17.01	$51,030,000

        The underwriters expect to deliver the shares to purchasers on or about May 4, 2004.

Sole Book-Runner

Citigroup	UBS Investment Bank

Piper Jaffray	C.E. Unterberg, Towbin

April 28, 2004

        This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of ordinary shares and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which contains more general information, some of which may not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement. Any statement contained in this prospectus supplement, the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement or the accompanying prospectus or that any information incorporated by reference herein or therein is accurate as of any date other than the date of the document incorporated by reference.

TABLE OF CONTENTS
Prospectus Supplement

Prospectus Supplement Summary	S-1
Use of Proceeds	S-7
Capitalization	S-7
Price Range of Our Ordinary Shares	S-8
Selected Consolidated Financial Data	S-10
Management's Discussion and Analysis of Financial Condition and Results of Operations	S-11
Business	S-25
Management	S-49
Principal Shareholders	S-57
Material Tax Considerations	S-58
Underwriting	S-65
Legal Matters	S-68
Experts	S-68
Incorporation of Certain Information by Reference	S-68
Forward-Looking Statements	S-69
Index to Financial Statements	F-1

i

Prospectus

About this Prospectus	1
The Company	1
Risk Factors	2
Where You Can Find More Information	15
Incorporation of Certain Documents by Reference	16
Forward-Looking Statements	17
Use of Proceeds	17
Share Capital	17
Capitalization	18
Dividend Policy	19
Plan of Distribution	19
Legal Matters	21
Experts	21
Enforcement of Civil Liabilities	21

ii

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information about us and this offering contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in our ordinary shares. You should read the entire prospectus supplement, the accompanying prospectus and the documents we incorporate by reference before making an investment decision. In this prospectus supplement, unless otherwise noted, "we," "our," "us," and "Retalix" refer to Retalix Ltd. and its consolidated subsidiaries.

Our Business

        We are an independent provider of integrated enterprise-wide software solutions for the global retail food and fuel industries. Spanning the retail supply chain from the warehouse to the point of sale, our suite of software solutions integrates the flow of information across a retailer's entire operations, encompassing its stores, headquarters and warehouses. Our comprehensive integrated solution suite enables food and fuel retailers to manage their retail operations more efficiently, reduce infrastructure costs and closely collaborate with suppliers. Our software solutions also enable retailers to capture and analyze consumer behavior data, and to use that data to more effectively devise and implement targeted promotions to stimulate demand. We believe that our extensive knowledge and accumulated experience in developing software solutions for the retail food and fuel industries enables us to provide solutions to retailers that are better integrated and more tailored for our target markets than competing solutions. Through our recent acquisition of OMI International, Inc., we have further extended the scope of our software suite to include supply chain execution and warehouse management. With this enhanced suite of software solutions, we are now able to provide retailers with the ability to manage, track and report the movement of goods throughout the entire scope of their operations, from the initial receipt of goods at the warehouse to the final sale at the checkout counter.

        We believe that we are unique within the retail food software industry as we offer software solutions that can serve the needs of the entire range of food retailers, from multi-national supermarket and major convenience store chains to independent grocers. We are able to serve such a diverse customer base because we have designed our applications to include multiple levels of functionality that can be adapted to the various sizes and forms of retail operations of our customers. To date, our software solutions have been installed in more than 30,000 supermarkets and grocers, convenience stores and major fuel retailers in 44 countries, serving more than 250,000 checkout lanes. Our customers include leading supermarket and grocery chains such as Albertsons, Hy-Vee and Publix in the United States, Delhaize, Sainsbury's and Tesco in Europe, and large convenience stores and major fuel retailers such as Alon Fina, Casey's and Pilot Oil in the United States and Husky Oil in Canada. We estimate that our current aggregate market share in 75 of the largest U.S. supermarket chains, based on the number of checkout lanes, is approximately 9%, which we believe is the largest market share among independent software vendors. In addition, we estimate that our software is currently installed at approximately 6,500 independent grocers out of a total U.S. market of approximately 20,000 independent grocers. Our total worldwide sales have grown from $36.1 million in 2000 to $92.1 million in 2003.

Our Market Opportunity

        The retail food and fuel industries today are characterized by intense competition, resulting in increased pricing pressure and narrowing operating margins. Retailers are losing customers to their larger competitors, who use their size and scale to realize cost savings and operating efficiencies from their supply chain, which they then pass on to the consumer in the form of lower prices. One of the primary factors that allows such large retailers to realize supply chain operating efficiencies is their use of sophisticated retail information systems that provide them with comprehensive visibility into their extended supply chain. In order to compete more effectively, food and fuel retailers need retail information systems comparable to those used by the largest food retailers and major fuel chains in order to be able to realize comparable operating efficiencies from their supply chains. At the same time, in order to incentivize their customer base to increase their patronage of their stores, retailers are increasingly seeking retail information systems that can, in addition to achieving operating efficiencies, also enable rapid implementation of customer management initiatives which are designed to foster customer loyalty.

        Many food and fuel retailers have historically relied upon a complex set of fragmented and poorly integrated legacy information systems. Such systems are the byproduct of years of delaying implementation of a coherent enterprise-wide information technology, or IT, strategy, favoring patchwork upgrades over comprehensive system revitalization. As a result, most food and fuel retailers operate retail information systems that are difficult to adapt to today's intensely competitive retail industry. These systems generally cannot be easily modified to provide cross-enterprise visibility, collaboration and integration, nor can they support the information capture and analysis necessary for reliable forecasting and coordinated purchasing decisions.

        In order to remain competitive, retailers are seeking to replace their legacy systems with integrated retail information systems that can provide them with visibility across the entire scope of their retail operations, support collaboration with their suppliers, allow enterprise-wide information flow and enable implementation of sophisticated customer loyalty and promotion strategies. Based on data compiled by IBM, North American retailers across all industries continue to rely upon legacy point of sale, or POS, systems that have an average age of eight years, with some retailers using systems that are as much as 10 to 20 years old. Consequently, many retailers are considering replacing their outdated legacy systems in the near to medium term. In a 2003 retail industry IT spending survey conducted by IBM, 76% of the respondents stated that they planned to deploy POS upgrades or replacements in the next five years. This replacement cycle is expected to contribute to growth in retail IT spending, including in the retail food sector. Recent industry data published by International Data Corporation, or IDC, a market research firm, forecasts that IT spending in the U.S. retail food industry will increase at a compound annual growth rate of approximately 6.2% with the market reaching approximately $4.6 billion by 2007.

Our Products

        We have a broad portfolio of software solutions that are designed to meet the retail operations and customer management needs of food and fuel retailers, ranging from multi-national supermarket chains and major fuel retailers to local, independent grocers. We offer our customers a full suite of software products to address all the principal elements of their retail operations:

        In-Store Solutions:    Store-level personnel require systems that provide a comprehensive set of store operational and management tools, and integrate the store-level operations into the overall organization. Our StorePoint and StoreLine solutions provide supermarkets, convenience stores and fuel retailers with comprehensive in-store operational and management tools for POS, front-office and back-office operations that enable retailers to process sales, track inventory and pricing, and capture and transmit sales and inventory data to corporate-level merchandise management systems.

        Enterprise Solutions:    The modern retailer is required to rapidly collect, organize, distribute and analyze information throughout its organization. Introduced in 2003, our Retalix e-Market Applications, or ReMA, suite provides large supermarket and convenience store chains with a comprehensive, modular solution which centralizes operation and management of their enterprise-wide and back-office activities such as pricebook, promotions, merchandising and reporting and analysis. ReMA also provides sophisticated customer management tools, enabling a wide variety of personalized and targeted promotions and loyalty card-based marketing techniques.

        Warehouse Management Solutions:    Multi-facility retail chains require systems to manage their warehouses and distribution centers, collaborate with suppliers and integrate their order fulfillment processes with their extended enterprise. With the acquisition of OMI International, we are now able to offer, in addition to our comprehensive in-store and enterprise solutions, a robust warehouse and supply chain execution solution, specifically tailored for the retail food industry.

        ASP and Supplier Solutions:    Small to medium sized food retailers have many of the same needs and face many of the same challenges as do the larger retailers, but lack the managerial, financial and technological capabilities of the larger retailers. Our StoreNext solutions, which are tailored to smaller chains and independent grocers, enable smaller retailers with limited IT resources to enjoy the benefits of our ReMA and our back-office applications through an application service provider, or ASP, model, remotely hosted by us and accessible over the web or private data lines. We also offer collaborative solutions that provide retailers and their suppliers with the ability to exchange data and collaborate electronically on key supply chain and merchandising decisions in order to achieve greater efficiencies throughout the supply chain.

        Services and Projects:    For larger supermarket and convenience store chains and major fuel retailers, our professional services personnel provide our customers with project management, implementation, application training and technical services. We also provide development services to customize our applications to meet specific requirements of our customers.

Our Competitive Strengths

        We believe our software solutions differentiate us from other providers of software solutions to the retail food and fuel industries because they combine the following attributes:

Our integrated solutions span the entire retail organization

        Our software solutions provide a robust and comprehensive suite of applications for the retail food and fuel industries, addressing all three principal divisions of a retailer's organization—its retail stores, its headquarters, or enterprise level, and its warehouses and distribution centers. We believe that our integrated suite of software solutions is unique in that it combines all essential elements for an enterprise-wide retail information system—stores, headquarters and warehouses—in a single integrated suite of solutions, a combination unavailable in competing retail food software solutions.

Our solutions provide for both retail operations management and customer management

        While retail enterprise solutions have traditionally focused exclusively on retail operations management—principally supply chain and merchandising processes—our enterprise solutions also include sophisticated customer management tools, which enable retailers to stimulate consumer demand through the use of personalized promotions and other loyalty-based marketing techniques.

Our next generation 'thin client' architecture reduces the cost and physical footprint of IT systems

        In response to retailers' increasing demand for software solutions that are easier to use and cheaper to maintain, we have developed our ReMA solution based on a 'thin client' architecture, reducing the need for expensive hardware and software installations at each store location. This helps to lower an enterprise's IT maintenance costs and facilitates enterprise-wide integration.

Our robust solutions provide system resiliency and data redundancy

        Our solutions are based on a software architecture designed for the high volume, multiple retail format environments of the largest food and fuel retailers, capable of supporting thousands of checkout lanes without risk of significant malfunction or failure, and providing data redundancy for back-up purposes at the server level. We believe the successful implementation of our solutions in such large supermarket chains as Albertsons, Sainsbury's and Tesco is a strong testament to the robustness and resiliency of our in-store solutions.

Our in-store solutions support multiple retail formats and customer service points

        Our in-store solutions offer retailers the ability to use a single software solution to support multiple retail formats such as grocery, fuel, convenience store, car wash and quick service restaurants, or QSRs, and to support a variety of customer service points, such as self-scanning, self-weigh and self-checkout. This assists retailers in attracting new customers and in improving existing customer retention by enhancing the overall in-store customer experience.

We provide independent and small chains with access to sophisticated software solutions at an affordable price

        We provide our ReMA applications, such as pricebook, promotions, loyalty and information services, to smaller chains and independent grocers. These ASP solutions, which we refer to as Connected Services, provide independent retailers and small chains with access on an affordable subscription fee basis to applications that otherwise would be too expensive for them to procure and manage in-house. This enables these retailers to derive operating efficiencies that are similar to those enjoyed by their larger competitors and thereby compete with them more effectively.

Our Growth Strategy

        The principal elements of our strategy to achieve our growth objectives are as follows:

  •
  Leverage our integrated suite of products to become the leading provider of retail software solutions to the retail food and fuel industries;

  •
  Continue to target larger retail food and major fuel chains operating legacy IT systems to transition to our modular, open architecture integrated solutions;

  •
  Enable food and fuel retailers to differentiate themselves from their competitors through sophisticated customer management tools;

  •
  Continue to develop new products and enhance existing products to address a broader set of needs for food and fuel retailers;

  •
  Continue to penetrate the smaller chain and independent grocer retail food market through the provision of Connected Services;

  •
  Leverage our Connected Services customer base to build collaborative retailer-supplier communities; and

  •
  Continue broadening our market penetration through strategic acquisitions and expansion into new geographic markets and additional retail market sectors.

Recent Developments

Acquisition of OMI International

        On January 2, 2004, we acquired OMI International, a provider of supply chain execution and warehouse management systems for the retail food industry for approximately $19.1 million, including related transaction expenses, consisting of approximately $13.7 million in cash and approximately $5.4 million paid with 226,040 of our ordinary shares. Warehouse management systems manage the various order fulfillment processes that take place in a retailer's warehouses and distribution centers. OMI International has over 50 customers in the retail food industry, including such leading retailers as A&P (The Great Atlantic & Pacific Tea Company), Food Lion, Giant Eagle, Kroger and Winn Dixie.

We believe the acquisition of OMI International will enable us to enter the supply chain execution and warehouse management systems market for retailers, broaden our customer base and expand our suite of products. We subsequently also acquired the independent operations of the distributors of OMI International's products in Israel and Europe. The addition of OMI International's integrated applications to our suite of retail solutions enables us to provide customers with end-to-end supply chain management, facilitating enterprise-wide procurement, merchandising, warehouse management and order management for multi-warehouse, multi-facility retailers.

Preliminary Results for the First Quarter of 2004

        While our final results of operations for the first quarter of 2004 are not yet available, based on preliminary financial results, we currently estimate that revenues for the first quarter of 2004 will exceed $25.0 million. Similarly, based on preliminary financial results, we currently estimate that earnings per share for the first quarter of 2004 will be $0.04. These estimates are preliminary in nature only, and are subject in all respects to completion of various internal analyses and procedures necessary to finalize our review of our results of operations for the period.

Corporate Information

        We were incorporated on March 5, 1982 under the laws of the State of Israel. Both our legal and commercial name is Retalix Ltd. In 2000, we changed our name from Point of Sale Ltd. to our current name. Our principal offices are located at 10 Zarhin Street, Ra'anana 43000, Israel, and our telephone number is 011-972-9-776-6677. Our U.S. agent is our subsidiary, Retalix USA Inc., located at 6200 Tennyson Parkway, Suite 150, Plano, Texas 75024, and its telephone number is (469) 241-8400. Our website address is www.retalix.com. The information contained on, or linked from, our website is not a part of this prospectus supplement.

The Offering

Ordinary shares offered	3,000,000 ordinary shares
Ordinary shares to be outstanding after the offering	16,349,716 ordinary shares
Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes, as well as potential investments or acquisitions.
Nasdaq National Market symbol	RTLX

        The number of our ordinary shares to be outstanding after this offering is based on 13,349,716 shares outstanding as of March 31, 2004, including shares issued in connection with our acquisition of OMI International and our acquisitions of two independent distributors of OMI International's products, and excludes:

  •
  3,004,887 ordinary shares issuable upon exercise of outstanding options at a weighted average exercise price of $15.36 per share as of March 31, 2004, of which options to purchase an aggregate of 2,643,083 ordinary shares were exercisable as of March 31, 2004; and

  •
  a total of 607,504 shares reserved for future issuance under our stock option and employee stock purchase plans as of March 31, 2004.

        Unless otherwise stated in this prospectus supplement, we have assumed throughout that the underwriters' over-allotment option is not exercised.

Risk Factors

        Investing in our ordinary shares involves risk. You should carefully consider all of the information in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference. In particular, see "Risk Factors" beginning on page 2 of the accompanying prospectus.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering, after payment of the underwriting discount and other estimated offering expenses, will be $50.3 million ($57.9 million, if the underwriters' over-allotment option is exercised in full). We expect to apply the net proceeds from this offering for general corporate purposes, which may include working capital and/or capital expenditures. We may also use a portion of the net proceeds to engage in acquisitions from time to time of complementary products, technologies or businesses or to make strategic investments. We currently have no commitments or agreements with respect to any acquisitions or investments. As of the date of this prospectus supplement, we cannot specify with certainty the particular uses for the net proceeds we will receive in this offering. Accordingly, our management will have broad discretion in applying our net proceeds from this offering. Pending the uses described above, the proceeds from this offering will be invested in investment-grade, interest-bearing securities or deposited in bank accounts.

CAPITALIZATION

        The following table sets forth our capitalization

  •
  as of December 31, 2003;

  •
  pro forma to reflect our acquisition of OMI International and our acquisitions of two independent distributors of OMI International's products; and

  •
  pro forma as adjusted to reflect our acquisition of OMI International and such other acquisitions referred to above and the completion of this offering.

        This table should be read in conjunction with "Use of Proceeds," our unaudited pro forma combined condensed financial statements and the notes thereto and our consolidated financial statements and the notes thereto included elsewhere in this prospectus supplement.

	As of December 31, 2003
	Actual	Pro forma	Pro forma as adjusted
	(U.S. $ in thousands)
		(Unaudited)	(Unaudited)
Cash, cash equivalents, marketable securities and non-current marketable securities-bonds	$54,647	$40,749	$91,029

Short term-debt	$9,045	$9,081	$9,081
Long term-debt	4,700	4,700	4,700

Total debt	$13,745	$13,781	$13,781

Share capital—ordinary shares of NIS 1.00 par value (authorized: 25,000,000 shares; issued and outstanding: 12,976,695 shares; issued and outstanding pro forma: 13,230,923 shares; issued and outstanding pro forma as adjusted: 16,230,923 shares)	$3,704	$3,762	$4,414
Additional paid-in capital	41,864	47,806	97,434
Retained earnings	30,073	30,073	30,073
Accumulated other comprehensive income	5	5	5

Total shareholders' equity	$75,646	$81,646	$131,926

Total capitalization	$89,391	$95,427	$145,707

        The foregoing information excludes 2,993,913 ordinary shares issuable, as of December 31, 2003, upon the exercise of options granted under our share option plans. During the period from January 1, 2004 through March 31, 2004, we issued 118,793 ordinary shares upon the exercise of options by employees for total consideration of approximately $1.3 million and granted 129,767 additional options at a weighted average price of $23.19.

PRICE RANGE OF OUR ORDINARY SHARES

        Our ordinary shares have been quoted on the Nasdaq National Market under the symbol "RTLX" since July 1998. Our ordinary shares have also been quoted on the Tel Aviv Stock Exchange since November 1994.

        The following table sets forth, for the periods indicated, the high and low closing prices of our ordinary shares, as reported on the Nasdaq National Market.

	High	Low
1999	$15.13	$6.50
2000	30.63	11.88
2001	17.20	8.25
2002	17.00	8.72
2003	23.19	8.75
2002:
First Quarter	$17.00	$12.10
Second Quarter	13.35	10.15
Third Quarter	12.49	9.40
Fourth Quarter	11.70	8.72
2003:
First Quarter	$11.45	$8.75
Second Quarter	16.27	11.54
Third Quarter	17.70	14.65
Fourth Quarter	23.19	17.50
Most recent six months:
October 2003	$19.41	$17.50
November 2003	21.89	19.92
December 2003	23.19	20.25
January 2004	24.74	20.25
February 2004	22.50	20.05
March 2004	21.26	20.08
April 2004 (through April 28)	22.48	20.05

        On April 28, 2004, the last reported sale price of our ordinary shares on the Nasdaq National Market was $20.05 per share.

        The following table sets forth, for the periods indicated, the high and low closing prices in New Israeli Shekels, or NIS, of our ordinary shares on the Tel Aviv Stock Exchange.

	High	Low
1999	NIS 61.90	NIS 26.30
2000	125.70	43.31
2001	72.00	34.81
2002	77.20	41.11
2003	101.40	43.25
2002:
First Quarter	NIS 77.20	NIS 57.00
Second Quarter	64.60	49.27
Third Quarter	58.10	46.42
Fourth Quarter	53.40	41.11
2003:
First Quarter	NIS 53.60	NIS 43.25
Second Quarter	72.40	53.40
Third Quarter	77.00	66.70
Fourth Quarter	101.40	78.00
Most recent six months:
October 2003	NIS 87.40	NIS 78.00
November 2003	99.00	88.60
December 2003	101.40	88.90
January 2004	110.00	92.00
February 2004	102.10	89.90
March 2004	96.30	91.00
April 2004 (through April 28)	102.40	92.00

        On April 28, 2004, the last reported sale price of our ordinary shares on the Tel Aviv Stock Exchange was NIS 96.60 per share.

        As of April 8, 2004, 2,455,964 of our ordinary shares were held in the United States, by 12 record holders with mailing addresses in the United States, owning an aggregate of approximately 18.4% of our outstanding ordinary shares. The number of record holders in the United States is not representative of the number of beneficial holders nor is it representative of where such beneficial holders are resident since many of these ordinary shares were held of record by brokers or other nominees.

SELECTED CONSOLIDATED FINANCIAL DATA

        The selected consolidated statement of income data set forth below with respect to the years ended December 31, 1999, 2000, 2001, 2002 and 2003 and the consolidated balance sheet data as of December 31, 1999, 2000, 2001, 2002 and 2003 set forth below have been derived from our audited consolidated financial statements. The selected consolidated statement of income data set forth below with respect to the years ended December 31, 2000, 2001, 2002 and 2003 and the selected consolidated balance sheet data as of December 31, 2000, 2001, 2002 and 2003 set forth below have been derived from our consolidated financial statements that were audited by Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited. The selected consolidated statement of income data with respect to the fiscal year ended December 31, 1999 and the selected consolidated balance sheet data as of December 31, 1999 set forth below have been derived from our consolidated financial statements that were jointly audited by Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited, and Rosenblum-Holtzman, independent certified public accountants in Israel. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes to those statements for the years 2001, 2002 and 2003 included elsewhere in this prospectus supplement. Historical results are not necessarily indicative of the results to be expected in the future.

	Year ended December 31,
	1999	2000	2001	2002	2003
	(U.S. $ in thousands, except share and per share data)
Consolidated statement of income data
Revenues:
Product sales	$15,748	$22,457	$34,333	$47,280	$58,432
Services and projects	9,058	13,613	24,953	29,173	33,625

Total revenues	24,806	36,070	59,286	76,453	92,057

Cost of revenues:
Cost of product sales	2,541	4,916	7,135	11,970	16,576
Cost of services and projects	3,343	4,328	8,781	10,141	12,440

Total cost of revenues	5,884	9,244	15,916	22,111	29,016

Gross profit	18,922	26,826	43,370	54,342	63,041

Operating expenses:
Research and development expenses-net	(5,202)	(12,063)	(14,571)	(17,036)	(18,344)
Selling and marketing expenses	(4,795)	(9,864)	(14,506)	(18,111)	(21,542)
General and administrative expenses	(3,295)	(6,881)	(12,017)	(12,455)	(13,345)
Other general income (expenses)—net	(35)	20	17	1,043	(62)

Total operating expenses	13,327	28,788	41,077	46,559	53,293

Income (loss) from operations	5,595	(1,962)	2,293	7,783	9,748
Financial income (expenses)-net	1,162	140	(365)	(499)	(95)
Gain arising from issuance of shares by a subsidiary	—	—	2,877	—	1,068
Other expenses	—	—	(501)	—	—

Income (loss) before taxes on income	6,757	(1,822)	4,304	7,284	10,721
Taxes on income	(1,484)	(124)	(706)	(2,103)	(2,639)
Share in losses of an associated company	(67)	—	—	—	(90)
Minority interests in losses of subsidiaries	156	145	166	524	288

Net income (loss)	$5,362	$(1,801)	$3,764	$5,705	$8,280

Earnings (loss) per share:
Basic	$0.50	$(0.16)	$0.33	$0.48	$0.67

Diluted	$0.49	$(0.16)	$0.31	$0.46	$0.63

Weighted average number of shares used in computation:
Basic	10,796	10,916	11,472	11,902	12,323
Diluted	11,046	10,916	12,153	12,395	13,083
	Year ended December 31,
	1999	2000	2001	2002	2003
	(U.S. $ in thousands)
Consolidated balance sheet data
Cash and cash equivalents	$15,195	$14,546	$9,200	$28,410	$46,093
Working capital	26,209	28,989	29,101	27,250	45,786
Total assets	45,662	72,942	92,749	98,296	120,603
Total debt	4,191	19,003	19,942	15,913	13,745
Shareholders' equity	33,331	41,829	48,779	56,528	75,646

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with our audited consolidated financial statements and the related notes to those financial statements included elsewhere in this prospectus supplement.

Overview

General

        We are an independent provider of integrated enterprise-wide software solutions for the global retail food and fuel industries. Our comprehensive integrated solution suite enables food and fuel retailers to manage their retail operations more efficiently, reduce infrastructure costs and closely collaborate with suppliers. Our software solutions also enable retailers to capture and analyze consumer behavior data, and to use that data to more effectively devise and implement targeted promotions to stimulate demand.

        Since inception, we have significantly increased our revenues through a combination of factors, including obtaining new customers, expanding existing customer relationships, introducing new products, expanding the features and functionality of our existing products and acquiring complementary businesses, including most recently OMI International in January 2004.

        We generate revenues from the sale of licenses for our software solutions, maintenance and related services, principally software modifications requested by customers. We have derived the substantial majority of our historical revenues from the sale of licenses and related services for our software solutions to large (Tier 1 and Tier 2) supermarkets and convenience store chains and major fuel retailers, primarily in the United States and Europe, and we anticipate that revenues from such customers will continue to represent the substantial majority of our revenues over the near term. Measured by contribution of our software solutions by product line, we have historically derived the substantial majority of our product sales from the sale of our in-store solutions product line, specifically our StoreLine and StorePoint solutions. In 2003, we introduced our ReMA applications as part of our enterprise solutions product line, which we anticipate will account for a growing portion of our product sales in future periods.

        We also generate revenues from sales of licenses for our software solutions, maintenance and related services to Tier 3 and Tier 4 grocers in the United States and to a lesser extent in Israel. In addition, leveraging on the ability of ReMA to support multiple enterprises from a single data center, we recently began to offer Tier 3 and Tier 4 grocers in the United States and Israel a variety of ReMA applications, such as pricebook, promotions, loyalty and information services, which we refer to as Connected Services. We receive monthly subscription fees for these Connected Services. We anticipate that revenues relating to these Connected Services will account for a growing portion of our overall revenues in future periods. Though the overall impact on us in the near term will be modest, we believe that revenues from these Connected Services will be an important source of revenues to us in the longer term.

        During 2003, we continued our strategy of focusing on Tier 1 and Tier 2 supermarkets, large convenience store chains and major fuel retailers. In addition, we expanded our focus on Tier 3 and Tier 4 food retailers, through our StoreNext USA joint venture with Fujitsu Transaction Solutions, through which our products are sold to such market sector. We also introduced our Connected Services for these market sectors, for which we began to generate revenues in 2003.

        Highlights since the beginning of 2003 include:

  •
  We introduced our ReMA applications as part of our enterprise solutions product line, extending our product offering from in-store solutions to include integrated enterprise level and head office applications. ReMA is designed to meet the enterprise-wide information collection and analysis needs of Tier 1 and Tier 2 supermarkets and large convenience store chains. ReMA was first rolled out at Dierberg's, a St. Louis-based grocery chain.

  •
  We began to offer Connected Services to Tier 3 and Tier 4 grocers in the United States through our StoreNext Retail Technologies LLC joint venture, which we refer to as StoreNext USA. StoreNext USA is designed to be our primary channel for in-store solutions for Tier 3 and Tier 4 independent grocers throughout North America. In addition to providing point-of-sale hardware and software to these sectors of the U.S. market, StoreNext USA is our platform for providing Connected Services—back-office and enterprise applications on an ASP basis—to independent grocers, who cannot justify the investment required to support such applications in-house. We also continued to offer Connected Services in Israel through our StoreAlliance.com Ltd. joint venture, which we refer to as StoreNext Israel. In addition, in 2003, through our StoreNext Israel joint venture, we established an e-marketplace in Israel to enable collaboration between retailers and suppliers regarding inventory, pricing and other retail information.

  •
  We acquired OMI International, a provider of supply chain execution and warehouse management systems for the retail food industry, for aggregate consideration of approximately $19.1 million, including related transaction expenses. This acquisition was concluded on January 2, 2004. OMI International had revenues of approximately $13.9 million in 2003. As part of the acquisition, we retained OMI International's 79 employees. We believe that the acquisition of OMI International will enable us to enter the supply chain execution and warehouse management systems market for retailers, broaden our customer base and expand our suite of products. We expect to incur significant research and development expenses in developing a next-generation, web-based version of OMI International's applications and in integrating these applications with ReMA, our web-based enterprise application suite.

  •
  We increased our investment in research and development by 8% to $18.3 million for 2003, reflecting significant investments in developing next-generation applications and web-based architectures targeted to the needs of both large supermarket and convenience store chains and independent retailers as well as our development of new versions of our products and solutions based on the Microsoft .Net platform. We intend to continue to increase our investment in research and development as a percentage of revenues, including our anticipated investment in integrating our recently acquired warehouse management systems into the ReMA suite of applications.

  •
  We announced numerous new customer agreements, including Hy-Vee and Publix in the United States, as well as A.S. Watson and The Tussauds Group in Europe. The new customers in Europe represent the realization of our strategy to expand our business beyond the food and fuel industries to other retail markets, such as health and beauty, that have similar retail characteristics to the retail food and fuel markets.

  •
  We continued to expand our sales in the United States, where revenues grew by 28% in 2003 as compared to 2002. International sales (all other countries, excluding Israel) were $17.9 million in 2003, as we added new customers and continued to penetrate the international market. International sales in 2003 did not grow relative to 2002, principally because of the contribution to our 2002 results of a relatively large sale to a European customer, which sale represented approximately 9.6% of our revenues in 2002.

Sources of Revenue

        We derive our revenues primarily from the licensing of integrated software products, which we classify as revenues from product sales, and maintenance and other services, principally software changes requested by customers, which we classify as revenues from services and projects. In addition, we provide communication services between retailers and suppliers and data analysis and supply chain information services (including our Connected Services), which are included in revenues from services and projects. We do business through subsidiaries and joint ventures formed in the United States, Israel, the United Kingdom, South Africa and Australia.

        Our relationships with our Tier 1 and Tier 2 supermarket and convenience store chains and major fuel retailers are long term in nature, as they involve the supply of products that require considerable customer commitment, attention and investment of financial and human resources. No single customer accounted for 10% or more of our revenues in 2003.

Product Sales

        Product sales primarily consist of the sale of software through license agreements with direct customers, distributors and dealers. Sales to Tier 3 and Tier 4 retailers are occasionally bundled with hardware provided by third parties. We recognize revenues from sales of our products when delivery has occurred, when the sales price is fixed or determinable, when our ability to collect payment is probable and when we have no material obligations remaining under the sales agreements. We recognize revenues from transactions involving resellers primarily when our software products are delivered to the end-users. In addition, we recognize revenues under agreements for the sale of a specified number of software licenses over the terms specified in such arrangements.

Services and Projects

        Revenues from services consist of maintenance and other services, including communication services between retailers and suppliers and the provision of data analysis and supply chain information services to suppliers and a variety of applications sold to retailers through subscription fee arrangements (principally Connected Services). Revenues from services are recognized as the services are performed or over the term of the service period, depending on the terms of the arrangement. We generally sell maintenance services, which provide customers with the right to receive technical support, on an annual basis. Maintenance revenues are recorded as deferred revenue at the time the associated license is sold or a maintenance renewal is purchased, and are recognized ratably over the term of the maintenance agreement. If maintenance services are included in the terms of a license agreement, such amounts are unbundled from the license fee at their fair market value based upon the value established by independent sales of such maintenance services to other customers or on the basis of substantive maintenance renewal arrangements.

        Revenues from projects consist primarily of fixed price arrangements for the development of changes to the software code of our products at the request of a specific customer. Revenues from such projects, which are primarily short term in nature, are deferred and recognized upon completion of the development of the software changes. Projects for changes to software code requested by customers are not begun until after the software license is sold and generally take up to twelve weeks to complete. Revenues from projects for rendering significant customization, integration and development that are of a longer-term nature are recognized based on a "percentage of completion" method, provided that the necessary conditions are met: collection of the revenues is expected, revenues and costs can be estimated reasonably, and there is a reasonable likelihood that the project will be completed and that contractual obligations to customers will be met. Revenue recognition based on the percentage of completion method is determined by the ratio of actual labor incurred to total labor estimated to be incurred over the duration of the contract.

        In addition to the foregoing revenue recognition criteria, in situations where we have a continuing obligation to the customer to provide additional products or services, we recognize revenues relating to the products or services that have already been delivered only if:

  •
  any undelivered products or services are not essential to the functionality of the delivered products or services;

  •
  payment for the delivered products or services is not contingent upon delivery of the remaining products or services;

  •
  we have an enforceable claim to receive the amount due in the event we do not deliver the undelivered products or services; and

  •
  there is evidence of the fair value of each of the undelivered products or services.

        Deferred revenue primarily relates to software maintenance agreements billed to customers for whom the services have not yet been provided and advances from customers for services that have not been provided.

        Because our revenue recognition differs based on contract terms and customer requirements, our revenues from services and projects may vary from period to period depending upon the mix of these arrangements that we enter into in such periods. Please refer to "—Application of Critical Accounting Policies and Use of Estimates—Revenue recognition," for further information regarding revenue recognition.

Cost of Revenues

        Cost of revenues is comprised of the cost of product sales and the cost of services and projects. In addition, we are obligated to pay the Israeli government royalties at a rate of 2% to 5% on revenues on specific products resulting from grants, up to a total of 100% or 150% of the grants received. These royalties are presented as part of our cost of revenues. Moreover, as a result of our acquisition of OMI International, we are now obligated to pay the royalty obligations of OMI International, which OMI International incurred in connection with the purchase of two software programs. OMI International recorded an aggregate of approximately $203,000 in royalty expense during 2003 and as of December 31, 2003 it had accrued royalty obligations of approximately $105,000.

        Cost of Product Sales—Cost of product sales consists of costs related to product installation and the cost of hardware. Historically, our revenues from hardware sales represented a relatively small portion of our overall revenues. Beginning in July 2002, we began consolidating the results of StoreNext USA into our financial statements. As hardware sales constitute a significant portion of StoreNext USA revenues, our cost of product sales has increased, reflecting the higher costs of hardware.

        Cost of Services and Projects—Cost of services and projects consists of costs directly attributable to service and project sales, including compensation, travel and overhead costs for personnel providing software support, maintenance services, market information services, messaging, Connected Services and other services. Because the cost of services and projects is substantially higher, as a percentage of related revenues, than the cost of products, our overall gross margins may vary from period to period as a function of the mix of services and projects versus product revenues in such periods. As compared to our historical results, OMI International has a higher percentage of revenues from services and projects than product sales, as well as lower gross margins for its service related revenues. As a result, we expect our cost of services and projects to rise as a percentage of revenues in the coming quarters as a result of the inclusion of the results of OMI International in our financial results.

Operating Expenses

        Operating expenses consist of research and development expenses, net, selling and marketing expenses, and general and administrative expenses.

        Research and Development Expenses, Net—Research and development expenses, net, consist primarily of salaries, benefits and depreciation of equipment for software developers. These expenses are net of the amount of grants received from the Israeli government for research and development activities. Under Israeli law, research and development programs that meet specified criteria and are approved by the Office of the Chief Scientist are eligible for grants of up to 50% of certain approved expenditures of such programs.

        Selling and Marketing Expenses—Selling and marketing expenses consist primarily of salaries, travel, trade shows, public relations and promotional expenses. We compensate our sales force through salaries and incentives. As we continue to focus our efforts on selling our products directly, we also pay commissions to some of our sales personnel. Selling and marketing expenses have increased significantly over the last few years as we have increased our efforts to strengthen our marketing channels, particularly through direct sales.

        General and Administrative Expenses—General and administrative expenses consist primarily of compensation, professional fees, bad debt allowances and other administrative expenses. These expenses have increased in recent years due to the increase in our facilities requirements, expenses incurred as a result of the growth of our business, recent acquisitions of companies and new joint ventures. However, as a result of certain fixed costs associated with growth, general and administrative expenses as a percentage of sales have decreased. In addition, we adopted Statement of Financial Accounting Standards ("FAS") No. 142 of the Financial Accounting Standards Board of the United States ("FASB") "Goodwill and other Intangible Assets" and FAS No. 141 "Business Combinations" in their entirety as of January 1, 2002 except with respect to the acquisition of BASS, Inc., or BASS, which we completed as of September 2001, and for which we applied the provisions of FAS 141 and FAS 142 as of the acquisition date. As a result, goodwill that was previously amortized within general and administrative expenses on a straight-line basis over periods of four to seven years, is no longer being amortized to earnings, but instead is subject to periodic testing for impairment.

        An additional factor which affected our general and administrative expenses in recent years, and in 2002 in particular, was the worldwide economic recession, which contributed to an increase in our bad debt write-offs and allowance for doubtful accounts and to the expenses associated with such debts. Our allowance for doubtful accounts increased from 2.6% of the gross amount of trade receivables in 2001 to 7.1% in 2002. These increases were primarily attributable to the global recession, especially the recession in Israel, where we had to increase the allowance for doubtful accounts for a number of smaller Israeli customers. In determining the allowance for doubtful accounts, we considered, among other things, our past experience with such customers, the economic environment, the industry in which such customers operate and financial information available on such customers. In addition, in 2002, one of our customers declared bankruptcy and we wrote off $650,000 in accounts receivable attributable to that customer. In light of this write-off and the continuing economic recession, we re-examined our trade receivables balances and increased our allowance for doubtful accounts. In 2003, our allowance for doubtful accounts increased by $1.4 million to 13.2% of the gross amount of trade receivables, due in part to a decrease in our bad debt write-offs from $940,000 in 2002 to $411,000 in 2003. However, annual days sales outstanding declined from 63 days in 2002 to 62 days in 2003.

Other General Income (Expenses), Net

        In 2002, we sold a relatively small part of our dealership operations in the Tennessee area because of conflicting interests with our new StoreNext USA joint venture. Other general income (expenses), net consists primarily of the gain we realized upon this sale in 2002, as well as gains or losses with respect to ordinary course dispositions of fixed assets.

Financial Expenses, Net

        Financial expenses, net, consists primarily of interest paid on loans and credit from banks, interest earned on bank deposits and securities, and losses or gains from the conversion into dollars of monetary balance sheet items denominated in non-dollar currencies.

Gain Arising from Issuance of Shares by a Subsidiary

        In the fourth quarter of 2003, Isracard, a subsidiary of Bank Hapoalim, invested $2.5 million in StoreNext Israel. Gain arising from issuance of shares by a subsidiary in 2003 represents the capital gain realized as a result of that investment. After giving effect to the investment, we owned indirectly approximately 51.5% of the issued share capital of StoreNext Israel. Gain arising from issuance of shares by a subsidiary in 2001 represents capital gains realized as a result of the following during 2001:

  •
  The investment of $3.5 million by the Central Bottling Company Ltd., or Coca-Cola Israel, in consideration of 900,000 shares (33.3%) of StoreNext Israel. As a result of this investment our share in StoreNext Israel decreased from 100% to 66.7%.

  •
  The acquisition of TradaNet Electronic Commerce Services Ltd., a supplier of electronic commerce services in Israel, from Discount Investment Corporation Ltd., in consideration of the issuance of 342,254 shares of StoreNext Israel, which represented 11.25% of its outstanding share capital at the date of this transaction. The value of the shares issued was approximately $1.3 million ($3.89 per share). As a result of this transaction our share in StoreNext Israel decreased from 66.7% to 59.17%.

Share in Losses of an Associated Company

        Share in losses of an associated company represents our share in the losses of Cell-Time Ltd. StoreNext Israel, our subsidiary, holds 33.3% of Cell-Time's shares. Cell-Time generates revenues from the sale of prepaid cellular air-time at a variety of retailers' sites across Israel.

Minority Interests in Losses of Subsidiaries

        Minority interests in losses of subsidiaries reflect the pro rata minority share attributable to the minority shareholders in losses of our subsidiaries, principally StoreNext USA and StoreNext Israel.

Operating Results

        The following table sets forth the percentage relationship of certain statement of operations items to total revenues for the periods indicated:

	Year ended December 31,
	2001	2002	2003
Revenues:
Product sales	57.9%	61.8%	63.5%
Services and projects	42.1	38.2	36.5

Total revenues	100.0%	100.0%	100.0%
Cost of revenues:
Cost of product sales	12.0%	15.7%	18.0%
Cost of services and projects	14.8	13.2	13.5

Total cost of revenues	26.8%	28.9%	31.5%

Gross profit	73.2%	71.1%	68.5%

Operating expenses:
Research and development expenses-net	(24.6)%	(22.3)%	(19.9)%
Selling and marketing expenses	(24.4)	(23.7)	(23.4)
General and administrative expenses	(20.3)	(16.3)	(14.5)
Other general income (expenses)-net	(0.0)	1.4	(0.1)

Total operating expenses	69.3%	60.9%	57.9%

Income from operations	3.9	10.2	10.6
Financial expenses-net	(0.6)	(0.7)	(0.1)
Gain arising from issuance of shares by a subsidiary	4.8		1.1
Other expenses	(0.8)

Income before taxes on income	7.3%	9.5%	11.6%
Taxes on income	(1.2)	(2.7)	(2.9)
Share in losses of an associated company			(0.1)
Minority interests in losses of subsidiaries	0.3	0.7	0.3

Net income	6.4%	7.5%	8.9%

Comparison of 2001, 2002 and 2003

Revenues

				% Change	% Change
	Year ended December 31,
				2002 vs. 2001	2003 vs. 2002
	2001	2002	2003
	(U.S. $ in millions)
Product sales	$34.3	$47.3	$58.5	38%	24%
Services and projects	25.0	29.2	33.6	17%	15%

Total revenues	$59.3	$76.5	$92.1	29%	20%

        During 2003, our revenue increase resulted primarily from an increase in sales to customers in the United States in both the supermarket and convenience store sectors, where revenues increased from $48.8 million in 2002 to $62.6 million in 2003, an increase of approximately 28%. Revenues from international customers, including those in Europe, South Africa, Canada, Australia and the Far East, amounted to $18.0 million in both 2002 and 2003. International sales in 2002 consisted, in significant part, of several large sales. We expect our international revenues to fluctuate from period to period for the near term, as these sales are still affected to a large extent by a small number of relatively large customers.

        During 2002, our revenue increase resulted primarily from an increase in sales to customers in the United States, where our revenues increased from $37.0 million in 2001 to $48.8 million in 2002, an increase of approximately 32%. In addition, commencing in July 2002, we consolidated the revenues from sales generated by StoreNext USA, our joint venture with Fujitsu targeted at the Tier 3 and Tier 4 sectors of the retail food market. As opposed to revenues generated from our direct sales efforts, which consist primarily of sales of software and related services, StoreNext USA also sells third party POS hardware. As a result, our revenues in the second half of 2002 grew in part due to the inclusion of hardware sales generated by StoreNext USA. Our revenue growth in 2002 was also supported by our international sales, primarily in Europe, South Africa, Canada, Australia and the Far East, which increased from $11.6 million in 2001 to $18.0 million in 2002.

Cost of Revenues

				% Change	% Change
	Year ended December 31,
				2002 vs. 2001	2003 vs. 2002
	2001	2002	2003
	(U.S. $ in millions)
Cost of product sales	$7.1	$12.0	$16.6	68%	38%
Cost of services and projects	8.8	10.1	12.4	15%	23%

Total cost of revenues	$15.9	$22.1	$29.0	39%	31%

        The increase in cost of product sales in 2003 and 2002 as well as the increase in this item as a percentage of product sales in those periods, resulted primarily from an increase in hardware associated sales attributable to our StoreNext USA initiative. In July of 2002, we began to consolidate the results of StoreNext USA into our financial statements. Although historically we generated revenues primarily from the sale of software and related services, StoreNext USA also generates revenues from the sale of third party POS hardware, which generally has a higher associated cost of revenues and lower gross margins. As a result, our gross margins in 2003, which included four quarters of results of StoreNext USA, were lower than our gross margins in 2002, which included only two quarters of results of StoreNext USA. We expect our gross margins for future periods to be lower than our historical gross margins as a result of both the consolidation of the StoreNext USA results and our acquisition of OMI International, which generates a larger portion of revenues from services, which have a lower associated gross margin.

Operating Expenses

					% Change	% Change
	Year ended December 31,
					2002 vs. 2001	2003 vs. 2002
	2001	2002		2003
	(U.S. $ in millions)
Research and development, net	$14.6	$17.0		$18.3	17%	8%
Selling and marketing	14.5	18.1		21.6	25%	19%
General and administrative	12.0	12.5		13.4	4%	7%

Total operating expenses	$41.1	$46.6	*	$53.3	13%	14%

*
Including $1.0 million in other general income

        Research and Development Expenses, Net—We believe that our research and development efforts are essential to our ability to successfully develop innovative products that address the needs of our customers as the market for enterprise-wide retail software solutions evolves. To that end, we increased our research and development staff in both 2002 and 2003. Measured on a weighted average basis, our research and development staff consisted of 35 more employees in 2002 than in 2001, and 15 more employees in 2003 than in 2002. The addition of these employees was the primary cause for the increase in our research and development expenses in 2002 and 2003. We recruited these employees to support our growing efforts in developing new and enhanced solutions and in modifying existing and new products to new technology environments, new combinations of retail formats and market requirements as defined by leading retail chains. In particular, we continue to invest significant development resources in developing new ReMA applications, in upgrading our existing applications to be web-browser enabled and in developing new versions of our products based on the Microsoft .Net platform. We plan to continue to devote a significant portion of our personnel and financial resources to research and development, particularly in connection with our ASP and e-marketplace initiatives and our anticipated investment in integrating our recently acquired warehouse management systems into the ReMA suite of applications.

        Selling and Marketing Expenses—During 2002 and 2003, we strengthened our sales and marketing force in the United States by recruiting highly experienced industry personnel, including key sales executives with extensive background and experience in the U.S. market, in order to better target the U.S. grocery sector. We also significantly expanded our efforts to increase global awareness of our products by participating in additional tradeshows and considerably raising the profile of our presence at industry events. Approximately 65% of the increase in selling and marketing expenses in 2003, as compared to 75% in 2002, resulted from our intensified efforts in our new ASP and e-marketplace initiatives and new browser based products. The remainder of the increase each year in selling and marketing expenses was primarily attributable to strengthened sales and marketing infrastructure in new geographic markets. We anticipate that selling and marketing expenses will continue to increase in absolute dollars as we expand our operations.

        General and Administrative Expenses—In 2002 and 2003, our general and administrative expenses decreased as a percentage of sales, largely because we were able to rely on our existing infrastructure to support our growth in revenues.

Financial Expenses, Net

        Financial expenses, net, totaled $95,000 for 2003, $499,000 for 2002 and $365,000 for 2001. The net expense resulted primarily from financial expenses incurred on bank loans used to finance acquisitions of fixed assets, and in 2001 and 2002 in particular, from the devaluation of net financial non-dollar assets as a result of the strengthening of the U.S. dollar compared to the NIS and the British Pound Sterling.

Corporate Tax Rate

        The general corporate tax rate in Israel is 36%. Our effective tax rate, however, was 24.6% in 2003, 28.9% in 2002 and 16.4% in 2001. We enjoy these lower effective tax rates primarily because of tax reductions to which we are entitled under Israel's Law for Encouragement of Capital Investments with respect to our investment programs that were granted the status of approved enterprise under this law. Under our approved enterprise investment programs, we are entitled to reductions in the tax rate normally applicable to Israeli companies with respect to income generated from our approved enterprise investment programs. We expect to continue to derive a portion of our income from our approved enterprise investment programs. We are also entitled to certain tax exemptions in connection with our approved enterprise investment programs. We cannot assure you that such tax benefits will be available to us in the future at their current levels or at all.

Liquidity and Capital Resources

        We had cash and cash equivalents of approximately $46.1 million, $28.4 million and $9.2 million as of December 31, 2003, 2002 and 2001, respectively. Our total cash and cash equivalents, short term bank deposits and short- and long-term marketable securities amounted to approximately $54.6 million as of December 31, 2003, compared to $34.0 million as of December 31, 2002 and $27.4 million as of December 31, 2001. In January 2004, we acquired OMI International for approximately $19.1 million, including related transaction expenses, of which approximately $13.7 million was paid in cash and approximately $5.4 million was paid with 226,040 of our ordinary shares. Half of these shares are held in escrow, to be released to the selling shareholders in several installments over the next year. We expect to incur significant research and development expenses in developing a next generation, web-based version of OMI International's applications and in integrating the applications with ReMA. Through our StoreNext Israel joint venture, we also acquired DemandX Ltd., the distributor of OMI International's products in Israel, for $150,000 in cash, plus the net annual income of DemandX Ltd. for the year ended December 31, 2003. In addition, our U.K. subsidiary acquired the operations of OMI International's European distributor for $277,000 in cash and 28,188 of our ordinary shares. These shares will be held in escrow for a period of one year.

        Net Cash Provided by Operating Activities.    Net cash provided by operating activities was approximately $11.7 million in 2003, primarily the result of net income of $8.3 million and an increase of $5.0 million in accounts payable and accruals, offset by a $2.9 million increase in accounts receivable due to growing sales and a $2.4 million decrease in deferred income taxes. Net cash provided by operating activities was approximately $10.1 million in 2002, primarily the result of net income of $5.7 million and an increase of $4.5 million in accounts payable and accruals. Net cash provided by operating activities in 2001 was approximately $5.6 million, primarily the result of a $2.1 million net decrease in trading securities held, offset in part by a $1.0 million net increase in accounts receivable and a decrease of $2.8 million in our accounts payable and accruals. Our accounts receivable balance fluctuates from period to period, which impacts our cash flow from operating activities. Fluctuations vary depending on the timing of sales and billing activity, cash collections and changes to our provision for doubtful accounts.

        Net Cash Provided by/Used in Investing Activities.    Net cash used in investing activities was approximately $3.2 million in 2003, primarily attributable to investments in marketable securities and acquisitions of fixed assets. Net cash provided by investing activities was approximately $11.1 million in 2002, primarily attributable to the maturity of short-term bank deposits and proceeds from the sale of a portion of the dealership activity of one of our subsidiaries in the United States, net of investments in marketable securities and acquisitions of fixed assets. Net cash used in investing activities in 2001 was approximately $15.5 million, primarily due to investments in short term deposits of additional financial resources provided by financing activities.

        Net Cash Provided by/Used in Financing Activities.    Net cash provided by financing activities in 2003 was approximately $9.2 million, primarily attributable to the issuance of share capital with regard to options exercised by employees, long-term bank loans and short-term bank credit received and proceeds from the investment of Isracard in StoreNext Israel, net of the repayment of long-term bank loans. Net cash used in financing activities in 2002 was approximately $1.9 million, primarily attributable to the repayment of long-term bank loans net of proceeds from the issuance of share capital with regard to options exercised by employees. In 2001, net cash provided by financing activities was approximately $4.6 million, primarily attributable to a long-term bank loan received and proceeds from the issuance of shares of a subsidiary to a third party, partially offset by the repayment of $4.4 million in long-term bank loans.

        Our capital expenditures (consisting of the purchase of fixed assets) were $1.0 million, $1.7 million and $2.2 million in 2003, 2002 and 2001, respectively.

Bank Debt

        Loans.    As of December 31, 2003, we had the following outstanding bank debt obligations, most of the proceeds of which were incurred to finance acquisitions:

Lender	Currency	Date of Loan	Original Loan Amount	Outstanding Principal Amount	Maturity Date	Interest Rate
	(U.S. $ in millions)
Bank Leumi*	USD	January 2000	$1.7	$0.4	January 2004	LIBOR + 0.450%
Bank Leumi**	USD	August 2000	10.0	3.5	August 2005	LIBOR + 0.500%
United Mizrahi Bank	USD	September 2000	5.0	1.7	September 2005	LIBOR + 0.500%
Bank Hapoalim	NIS	December 2003	2.3	2.3	December 2005	Prime Rate - 0.6%

Total			$19.0	$7.9

*
The loan was assigned to Retalix USA, Inc., one of our wholly-owned subsidiaries, on December 29, 2003 and was subsequently repaid in full at maturity in January 2004.

**
This loan was assigned to Retalix USA on December 29, 2003. To secure the loan, we pledged securities that we hold in one of our bank accounts with Bank Leumi.

        Subsidiaries' Short-Term Bank Credit.    As of December 31, 2003, two of our subsidiaries in the United States had unsecured lines of credit totaling $5.0 million from which, at that date, they had drawn down $3.5 million. The funds borrowed under these lines of credit bear interest at the prime rate.

Contractual Obligations

        The following table presents further information relating to our liquidity as of December 31, 2003:

Contractual Obligations (U.S. $ in millions)*	Total	Less than 1 year	2–3 years	4–6 years
Long-term debt (including current maturities)	$8.1	$3.4	$4.5	$0.2	**
Liabilities with regard to unfavorable executory contracts (including current maturities)	3.6	2.4	1.2	—
Capital lease obligations with regard to offices and facilities	4.9	1.2	1.9	1.8

*
See also the notes to our consolidated financial statements included elsewhere in this prospectus supplement, and in particular, Notes 5, 6 and 8 thereto.

**
Consists of loans from shareholders of a subsidiary to the subsidiary.

Credit Risk

        Other than the foreign currency forward contracts described below, we have no significant off-balance-sheet concentration of credit risk, such as foreign exchange contracts, option contracts or other foreign hedging arrangements. We may be subject to concentrations of credit risk from financial balances, consisting principally of cash and cash equivalents, short-term bank deposits, trade and unbilled receivables and investments in marketable securities. We invest our cash and cash equivalents and marketable securities in U.S. dollar deposits with major Israeli and U.S. banks. We believe that the financial institutions that hold our investments are financially sound, and, accordingly, minimal credit risk exists with respect to these investments.

        Most of our revenue has historically been generated from a large number of customers. Consequently, the exposure to credit risks relating to trade receivables is limited. We perform ongoing credit evaluations of our customers and we generally do not require collateral. An appropriate allowance for doubtful accounts is included in our accounts receivable.

        The fair value of the financial instruments included in our working capital is usually identical or close to their carrying value. The fair value of long-term receivables and long-term loans and other long-term liabilities also approximates the carrying value, since they bear interest at rates close to the prevailing market rates.

        We have only limited involvement with derivative financial instruments. We carry out transactions involving foreign exchange derivative financial instruments (forward exchange contracts). These transactions do not qualify for hedge accounting under FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities."

        During 2002, we entered into one foreign currency forward contract for conversion of British Pounds Sterling into a notional amount of U.S. dollars of approximately $2.3 million. The fair value of that contract as of December 31, 2002 reflects a liability in the amount of $89,700, which was charged to financial expenses. During 2003, we entered into one foreign currency forward contract for conversion of British Pounds Sterling into a notional amount of U.S. dollars of approximately $2.5 million. We renewed this contract three times during 2003. The fair value of those contracts as of December 31, 2003 reflects a liability in the amount of $90,000, which was charged to financial expenses.

        Our management believes that our financial reserves will be sufficient to fund our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. Our future capital requirements will depend on many factors, including our rate of revenue growth, the timing and extent of spending to support product development efforts, the expansion of sales and marketing activities, the timing of introductions of new products and enhancements to existing products, and the continuing market acceptance of our products. To the extent that our existing financial reserves and cash generated from operations are insufficient to fund our future activities, including investments in, or acquisitions of, complementary businesses, products or technologies, we may need to raise additional funds through public or private equity or debt financing.

Impact of Inflation, Devaluation and Fluctuation in Currencies on Results of Operations, Liabilities
and Assets

        Most of our sales are denominated in U.S. dollars or are dollar linked. However, a significant portion of our expenses, primarily expenses associated with employee compensation, is denominated in NIS unlinked to the dollar. A devaluation of the NIS in relation to the dollar has the effect of decreasing the dollar value of any asset of ours that consists of NIS or receivables payable in NIS, unless such receivables are linked to the dollar. Such devaluation also has the effect of reducing the dollar amount of any of our expenses or liabilities which are payable in NIS, unless such expenses or payables are linked to the dollar. Conversely, any increase in the value of the NIS in relation to the dollar has the effect of increasing the dollar value of any of our unlinked NIS assets and the dollar amounts of any of our unlinked NIS liabilities and expenses. In addition, some of our expenses, such as salaries for our Israeli based employees, are linked to some extent to the rate of inflation in Israel. An increase in the rate of inflation in Israel that is not offset by a devaluation of the NIS relative to the U.S. dollar can cause the dollar amount of our expenses to increase.

        In recent years, the behavior of the exchange rate of the NIS to the U.S. dollar in comparison to the rate of inflation in Israel has not been consistent. In 2001 and 2002, the rate of devaluation of the NIS to the U.S. dollar exceeded the rate of inflation in Israel, while in 1999, 2000 and 2003 the rate of inflation in Israel exceeded the rate of devaluation of the NIS to the U.S. dollar. The rate of inflation was 1.3% in 1999, 0% in 2000, 1.4% in 2001, 6.5% in 2002 and (1.9)% in 2003, while the rate of devaluation of the NIS to the U.S. dollar was (0.2)% in 1999, (2.7)% in 2000, 9.3% in 2001, 7.3% in 2002 and (7.6)% in 2003.

        Because exchange rates between the NIS and the dollar fluctuate continuously, albeit with a historically declining trend in the value of the NIS, exchange rate fluctuations and, in particular, larger periodic devaluations may have an impact on our profitability and period-to-period comparisons of our results. We believe that inflation in Israel and exchange rate fluctuations between the NIS and the dollar have not had a material effect on our results of operations.

Application of Critical Accounting Policies and Use of Estimates

        Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles and does not require management's judgment in its application, while in other cases, management's judgment is required in selecting among available alternative accounting standards that allow different accounting treatment for similar transactions. We believe that the accounting policies discussed below are critical to our financial results and to understanding our historical and future performance, as these policies relate to the more significant areas involving management's judgments and estimates.

Revenue recognition

        Our revenue recognition policy is critical because our revenue is a key component of our results of operations. In addition, our revenue recognition policy determines the timing of certain expenses, such as commissions and royalties. We follow very specific and detailed guidelines in measuring revenue; however, certain judgments affect the application of our revenue recognition policy. Revenue results are difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause our operating results to vary significantly from quarter to quarter and could result in future operating losses. Should changes in conditions cause management to determine that these guidelines are not met for certain future transactions, revenue recognized for any reporting period could be adversely affected (see Note 1.k to our consolidated financial statements included elsewhere in this prospectus supplement).

Bad debt and allowance for doubtful accounts

        We maintain an allowance for doubtful accounts to reflect estimated losses resulting from the inability of certain of our customers to make required payments. We regularly evaluate the adequacy of our allowance for doubtful accounts by taking into account variables such as past experience, age of the receivable balance and current economic conditions of the party owing the receivable balance. If the financial conditions of certain of our customers were to deteriorate, resulting in an impairment in their ability to make payments, additional allowance for doubtful accounts may be required.

Tax provision

        We operate in a number of countries and, as such, fall under the jurisdiction of a number of tax authorities. We are subject to income taxes in these jurisdictions and we use estimates in determining our provision for income taxes. Deferred tax assets, related valuation allowances and deferred tax liabilities are determined separately by tax jurisdiction. This process involves estimating actual current tax liabilities together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are recorded on our balance sheet. We assess the likelihood that deferred tax assets will be recovered from future taxable income, and a valuation allowance is provided for if it is more likely than not that some portion of the deferred tax assets will not be recognized. Although we believe that our tax estimates are reasonable, the ultimate tax determination involves significant judgment that could become subject to audit by tax authorities in the ordinary course of business. In our opinion, sufficient tax provisions have been included in our consolidated financial statements in respect of the years that have not yet been assessed by tax authorities. On a quarterly basis, we also reassess the amounts recorded for deferred taxes and examine whether any amounts need to be added or released.

Our Functional Currency

        Our consolidated financial statements are prepared in U.S. dollars in accordance with U.S. generally accepted accounting principles. The currency of the primary environment in which we operate is the U.S. dollar. We generally generate revenues in dollars or in NIS linked to the dollar. Our financing is also comprised primarily of dollar denominated loans. As a result, the dollar is our functional currency. Transactions and balances originally denominated in dollars are presented at their original amounts. Balances in non-dollar currencies are translated into dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. For non-dollar transactions and other items (stated below) reflected in the statements of income (loss), the following exchange rates are used: (1) for transactions—exchange rates at transaction dates or average rates of the period reported and (2) for other items (derived from non-monetary balance sheet items such as depreciation and amortization, changes in inventories, etc.)—historical exchange rates. Currency transaction gains or losses are carried to financial income or expenses, as appropriate.

        The functional currency of an associated company is its local currency, NIS. The financial statements of this company are included in our financial statements under the equity method, based on translation into dollars in accordance with FAS 52, "Foreign Currency Translation" of the FASB; the resulting translation adjustments are presented under shareholders' equity, in the item "Accumulated other comprehensive income."

BUSINESS

Overview

        We are an independent provider of integrated enterprise-wide software solutions for the global retail food and fuel industries. Spanning the retail supply chain from the warehouse to the point of sale, our suite of software solutions integrates retail information flow across a retailer's entire operations, encompassing its stores, headquarters and warehouses. Our comprehensive integrated solution suite enables food and fuel retailers to manage their retail operations more efficiently, reduce infrastructure costs and closely collaborate with suppliers. Our software solutions also enable retailers to capture and analyze consumer behavior data, and to use that data to more effectively devise and implement targeted promotions to stimulate demand. We believe that our extensive knowledge and accumulated experience in developing software solutions for the retail food and fuel industries enables us to provide solutions to retailers that are better integrated and more tailored for our target markets than competing solutions. Through our recent acquisition of OMI International, we have further extended the scope of our software suite to include supply chain execution and warehouse management. With this enhanced suite of software solutions, we are now able to provide retailers with the ability to manage, track and report the movement of goods throughout the entire scope of their operations, from the initial receipt of goods at the warehouse to the final sale at the checkout counter.

        We market our software solutions primarily to large and mid-sized supermarket and convenience store chains, major fuel retailers and independent grocers. In the supermarket and grocery sector, we market our solutions to four tiers of food retailers that are characterized by revenue levels:

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  Tier 1—annual revenues of over $3 billion;

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  Tier 2—annual revenues of between $500 million and $3 billion;

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  Tier 3—annual revenues of between $50 million and $500 million; and

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  Tier 4—annual revenues of between $5 million and $50 million.

        We market our solutions to Tier 1 and Tier 2 food retailers, large convenience store chains and major fuel retailers through a direct sales force in the United States and Europe, augmented by a combination of channel partners and resellers. Sales to Tier 1 and Tier 2 food retailers, large convenience store chains and major fuel retailers have historically represented a substantial majority of our revenues. We target Tier 3 and Tier 4 food retailers through our StoreNext joint ventures in the United States and Israel, which sell their solutions through regional dealers. For larger supermarket and convenience store chains and major fuel retailers, our professional services personnel provide our customers with project management, implementation, application training and technical services. We also provide development services to customize our applications to meet specific requirements of our customers and ongoing support and maintenance services.

        We believe that we are unique within the retail food software industry as we offer software solutions that can serve the needs of the entire range of food retailers, from multi-national supermarket and major convenience store chains to independent grocers. We are able to serve such a diverse customer base because we have designed our applications to include multiple levels of functionality that can be adapted to the various sizes and forms of retail operations of our customers. To date, our software solutions have been installed in more than 30,000 supermarkets and grocers, convenience stores and major fuel retailers in 44 countries, serving more than 250,000 checkout lanes. Our customers include leading supermarket and grocery chains such as Albertsons, Hy-Vee and Publix in the United States, Delhaize, Sainsbury's and Tesco in Europe, and large convenience stores and major fuel retailers such as Alon Fina, Casey's and Pilot Oil in the United States and Husky Oil in Canada. We estimate that our current aggregate market share in 75 of the largest U.S. supermarket chains, based on the number of checkout lanes, is approximately 9%, which we believe is the largest market share among independent software vendors. In addition, we estimate that our software is currently installed at approximately 6,500 independent grocers out of the total U.S. market of approximately 20,000 independent grocers. Our sales have grown from $36.1 million in 2000 to $92.1 million in 2003.

        On January 2, 2004, we acquired OMI International, a provider of supply chain execution and warehouse management systems for the retail food industry. Warehouse management systems manage the various fulfillment processes that take place in retailers' warehouses and distribution centers. We believe the acquisition of OMI International will enable us to enter the supply chain execution and warehouse management systems market for retailers, broaden our customer base and expand our suite of products. The addition of OMI International's integrated applications to our suite of retail solutions enables us to provide customers with end-to-end supply chain management, facilitating enterprise-wide procurement, merchandising, warehouse management and order management for multi-warehouse, multi-facility retailers. Moreover, the integration of our in-store solutions with OMI International's warehouse management solution will significantly improve the replenishment decisions made at the warehouse. Warehouse management systems typically base replenishment decisions upon the movement of goods from the warehouse to the store, without direct knowledge of inventory and sales at the store. We believe that the combination of our in-store solutions with OMI International's applications will enable retailers to optimize their replenishment decisions based on point of sale data, thereby reducing situations in which the store is out of an inventory item, on the one hand, and, on the other hand, delaying replenishment at the warehouse until the goods have been sold at the checkout counter.

Our Market Opportunity

The customer retention battle

        The retail food and fuel industries today are characterized by intense competition, resulting in increased pricing pressure and narrowing operating margins. Retailers are losing customers to their larger competitors who offer aggressive pricing as well as greater shopping convenience and superior customer service. The largest retailers, such as WalMart, are increasingly using their size and scale to realize cost savings and operating efficiencies from their supply chain which they then pass on to the consumer in the form of lower prices. This trend creates an industry dynamic whereby more and more consumers are attracted to these price-cutting retailers, thus accelerating these retailers' revenue growth and allowing them to further increase their economies of scale.

        At the same time, large food retailers are expanding their operations beyond their traditional focus on food supermarkets to encompass additional retail formats, such as convenience stores, fuel stations and quick service restaurants. This has increased the competition in the convenience store market sector, which historically has been served by smaller chains and independent retailers. These small and independent operators are finding it increasingly difficult to compete effectively with the aggressive pricing and associated lower margins resulting from increasing competition. Similarly, competition has contracted margins at the fuel pump, causing large fuel retailers to add convenience store and quick service restaurant formats in an effort to increase their overall margins. This has further increased competition in the convenience store and fuel station market sectors, which further favors the large retailers who can leverage their size and scale to realize operating efficiencies in their supply chain, thereby lowering their cost base and allowing them to deliver lower prices.

        One of the primary factors that allows such large retailers to realize supply chain operating efficiencies is their use of sophisticated retail information systems, often developed in-house, that provide them with comprehensive visibility into their extended supply chain. Armed with such visibility, these retailers can more efficiently execute and track all of their supply chain tasks, such as order optimization, inventory management, merchandising and pricebook management. In addition, this supply chain visibility also allows retailers to optimize their pricing and promotion decisions in order to stimulate demand and increase sales.

The information system needs of food and fuel retailers

        In order to compete more effectively, food and fuel retailers need retail information systems comparable to those used by the largest food retailers and major fuel chains in order to be able to realize comparable operating efficiencies from their supply chains. In particular, retailers require robust retail information systems that can:

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  increase operating efficiencies through tighter integration of in-store, enterprise level and warehouse management systems, enabling visibility across the entire scope of their retail operations;

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  capture and analyze data to enable advanced forecasting capability within the ordering and inventory stocking process; and

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  extend supply chain visibility to include suppliers, enabling retailers to share data and collaborate with suppliers in supply chain decisions.

        However, in order to deter customers from shifting their patronage to the largest chains, smaller retailers require more than increased operating efficiencies and competitive pricing. In addition to lower pricing, the largest chains offer consumers an enhanced in-store customer experience by providing multiple retail formats as well as a larger, better-stocked product selection. In order to compete effectively with these larger chains, smaller retailers need to provide consumers with an improved shopping experience as well as incentivize their customer base to increase their patronage of their stores through customer loyalty and other promotion strategies. As a result, in an effort to increase customer retention and influence customer spending habits, retailers are increasingly seeking retail information systems that can, in addition to achieving operating efficiencies, also:

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  effectively manage customer management initiatives which are designed to foster customer loyalty and promotion strategies;

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  integrate enterprise and in-store systems to enable rapid implementation of customer management initiatives;

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  efficiently manage their supply chain to facilitate optimal inventory stocking at each location;

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  quickly and efficiently implement pricing, product and marketing decisions; and

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  support a wide variety of retail services to increase customer convenience and satisfaction.

The retail food and fuel software opportunity

        Many food and fuel retailers have historically relied upon a complex set of fragmented and poorly integrated legacy information systems. Such systems are the byproduct of years of delaying implementation of a coherent enterprise-wide IT strategy, favoring patchwork upgrades over comprehensive system revitalization. As a result, most food and fuel retailers operate retail information systems that are difficult to adapt to today's intensely competitive retail industry. Typically, these retailers' existing information systems consist of stand-alone devices such as cash registers or POS systems with little or no integration with their back-office and with no enterprise-wide information system. These systems generally cannot be easily modified to provide cross-enterprise visibility, collaboration and integration, nor can they support the information capture and analysis necessary for reliable forecasting and coordinated purchasing decisions. In addition, in continuing to rely on these legacy systems, retailers face an increasing frequency of breakdowns and system failures, exposing them to the ongoing cost of expensive maintenance.

        In order to remain competitive and avoid the ongoing costs associated with maintaining their legacy systems, many retailers are seeking to replace their legacy systems with integrated retail information systems that can provide them with visibility across the entire scope of their retail operations, support collaboration with their suppliers, allow enterprise-wide information flow and enable implementation of sophisticated customer loyalty and promotion strategies. We believe that these replacement systems typically will be based upon a modular, open-systems architecture, or non-proprietary software that can be easily integrated into a retailer's existing IT infrastructure. Systems meeting such criteria provide retailers with the flexibility to modify their information systems to respond to and manage their changing business environment. Based on data compiled by IBM, North American retailers across all industries continue to rely upon legacy POS systems that have an average age of eight years, with some retailers using systems that are as much as 10 to 20 years old. Consequently, many retailers are considering replacing their outdated legacy systems in the near to medium term. In a 2003 retail industry IT spending survey conducted by IBM, 76% of the respondents stated that they planned to deploy POS upgrades or replacements in the next five years. This replacement cycle is expected to contribute to growth in retail IT spending, including in the retail food sector. Recent industry data published by International Data Corporation, or IDC, a market research firm, forecasts that IT spending in the U.S. retail food industry will increase at a compound annual growth rate of approximately 6.2%, with the market reaching approximately $4.6 billion by 2007.

Our Solutions

        Our software solutions provide a robust and comprehensive suite of applications for the retail food and fuel industries addressing all three principal divisions of a retailer's operations—its retail stores, its headquarters, or enterprise level, and its warehouses and distribution centers. We believe our solutions differentiate us from other providers of software solutions to the retail food and fuel industries because they combine the following attributes:

Our integrated solutions span the retailer's entire retail organization

        Our software solutions provide a robust and comprehensive suite of applications for the retail food and fuel industries addressing all three principal divisions of a retailer's organization—its retail stores, its enterprise level and its warehouses and distribution centers. We believe that our integrated suite of software solutions is unique among retail food software solutions, in that it combines all essential elements for an enterprise-wide retail information system—stores, headquarters and warehouses—in a single integrated suite of solutions. Our ReMA solution tightly integrates our enterprise solution with our in-store back-office solutions and synchronizes the flow of information between the two. Such an integrated solution permits retailers to generate substantial supply chain operating efficiencies and cost savings through efficient management of inventory, purchasing and merchandising. We intend to integrate our recently acquired warehouse management systems into the ReMA suite in order to provide retailers with a fully integrated solution spanning their entire retail organization.

Our solutions provide for both retail operations management and customer management

        While retail enterprise solutions have traditionally focused exclusively on retail operations management—principally supply chain and merchandising processes—our enterprise solutions also include sophisticated customer management tools. Our customer management tools, ReMA Loyalty and ReMA 1-to-1, focus on influencing consumer spending habits through the use of personalized promotions and other loyalty card-based marketing techniques. Our in-store systems provide full support for promotions and loyalty programs at the checkout lane and are integrated with our enterprise applications. This feature enables retailers to devise a wide variety of promotions that can easily be implemented at the store level. Moreover, our integrated data mining capabilities enable retailers to explore and analyze detailed customer transactions, allowing them to closely monitor customer spending patterns and to target promotions to their loyalty program members.

Our next generation 'thin client' architecture reduces the cost and physical footprint of IT systems

        In response to retailers' increasing demand for software solutions that are easier to use and cheaper to maintain, we have developed our ReMA solution based on a 'thin client' architecture, using the Microsoft .Net platform. Our 'thin client' solutions allow our applications to run on remote servers with the users accessing the applications through a standard browser. These solutions reduce the need for expensive, bulky hardware and software installations at each store location, lower an enterprise's IT maintenance costs and facilitate enterprise-wide integration. In addition, 'thin client' architecture makes it easier and more cost-effective to upgrade software as and when required. In addition to our ReMA solution, we are developing a next-generation version of our existing StoreLine in-store solution, called StoreLine.net, which is based on a 'thin client' architecture using the Microsoft .Net platform.

Our robust solutions provide system resiliency and data redundancy

        The retail food industry is characterized by a very high volume of customer transactions that retailers are required to process quickly and efficiently. We believe that retailers view their POS systems as mission-critical to their operations, as these systems must be continuously functioning to process customer transactions. The malfunction or failure of a retailer's POS systems for even a few minutes could result in substantial lost sales, as well as significant customer dissatisfaction. Moreover, the data generated in these transactions are equally mission-critical, the loss of which could significantly impair a retailer's internal reporting and accounting systems. As a result, retailers require highly robust and resilient POS solutions that will allow them to continue to operate despite system failures, as well as to avoid the risk of being unable to process customer transactions as well as the risk of data loss. We have developed a software architecture designed to support the high volume, multiple retail format environments of the largest food retailers and major fuel retailers, capable of supporting thousands of checkout lanes without risk of significant malfunction or failure. Equally important, our software architecture protects critical data through its duplication at the server level. In case of system failures, each POS terminal can continue to operate despite the interruption of communications with the back-office or headquarters, storing all transactions locally, to be transferred to the server level when communications are restored. We believe the adoption of our in-store solutions in such large supermarket chains as Albertsons, Sainsbury's and Tesco is a strong testament to the robustness and resilience of our in-store solutions.

Our in-store solutions support multiple retail formats and customer service points

        Our in-store solutions offer retailers the ability to support multiple retail formats and customer service points at a single retail site. This enables retailers to use a single software solution to operate different retailing formats such as grocery, fuel, convenience store, car wash and QSRs, and to support a variety of customer service points, such as self-scanning, self-weigh and self-checkout. This assists retailers in attracting new customers and in improving existing customer retention by enhancing the overall in-store customer experience.

We provide independent and small chain food retailers with access to sophisticated software solutions at an affordable price

        Independent and small chain food retailers have many of the same needs and face many of the same challenges as do larger retailers, but lack the managerial, financial and technological capacity to implement the necessary systems to meet them. Our StoreNext joint venture operations in the United States and Israel operate our ReMA applications, such as pricebook, promotions, loyalty and information services, on an ASP basis, meaning that the application is remotely hosted on our centralized servers and accessed by the independent retailer over the web or private data lines. These ASP solutions, which we refer to as Connected Services, allows independent retailers and small chains, in return for a monthly subscription fee, to gain access to applications that would otherwise be too expensive for them to procure and manage in-house. With access to these applications, smaller retailers can derive operating efficiencies that are similar to those enjoyed by their larger competitors and thereby compete with them more effectively.

Our solutions provide retailers with the ability to collaborate on-line with their suppliers

        As the retail supply chain becomes increasingly more complex, with retailers working with an increasing number of suppliers and partners and stocking an increasing number of products, retailers require the ability to collaborate across their supply chain in a swift and effective manner. Our applications provide retailers with the ability to collaborate with their suppliers and partners, either on a private network with our ReMA applications hosted on the retailer's internal servers or through our Connected Services. This collaboration provides both retailers and suppliers with real time visibility into work flow processes, new product introductions, price changes and promotions in order to enhance coordination and eliminate inefficiencies.

Our software solutions can support the multi-national operations of leading Tier 1 food and major fuel retailers

        Our software solutions provide multi-lingual and multi-currency features and multi-tax functionality, enabling multi-national Tier 1 food and major fuel retailers to use the same version of our applications throughout their global operations. We believe that these capabilities provide us with a competitive advantage with retailers that have stores near national borders, as well as multi-national retailers that prefer licensing software from a single vendor for all their locations.

Our enterprise solutions can be easily integrated with existing IT infrastructures

        The modular nature of our architecture and our tools for building open interfaces to external systems, including software protocol standards such as XML and web services, streamlines the introduction of our enterprise and in-store solutions into existing IT environments. Retailers can purchase systems that fit their current needs and budgets, and then add additional modules as their business needs evolve over time. Our open architecture means that our solutions are hardware neutral, capable of working with systems from most major hardware vendors, including IBM, NCR, Fujitsu and Wincor-Nixdorf. This modular and open architecture decreases the software integration risks associated with migrating from a retailer's existing systems to our enterprise and in-store solutions, thereby increasing the probability that the new system will be installed on time and within budget.

Our Growth Strategy

        The principal elements of our strategy to achieve our growth objectives are as follows:

Leverage our integrated suite of products to become the leading provider of retail software solutions to the retail food and fuel industries

        We offer our customers enterprise-wide software solutions that allow them to collect, manage and analyze information across their entire retail enterprise, from the warehouse to the checkout counter. With the introduction of ReMA in 2003, we extended our product offering from in-store solutions to include integrated enterprise level and head office applications. Our in-store back-office and enterprise systems are closely integrated, both sharing and drawing upon the same central data repository in a similar way to a traditional enterprise resource planning, or ERP, system. With our recent acquisition of OMI International, we have further expanded our product offering to include supply chain execution and warehouse management systems. We intend to integrate our newly acquired supply chain execution and warehouse management systems into our existing suite of solutions in order to create a cohesive integrated retail information system. We believe that with our integrated solutions, we will be well positioned to leverage our large customer base to become the leading provider of retail information solutions to the retail food and fuel industries.

Continue to target Tier 1 and Tier 2 retail food and major fuel chains' operating legacy IT systems

        The majority of Tier 1 and Tier 2 retail food and major fuel chains continue to operate outdated legacy in-store systems that do not provide the functionality required by a retailer to implement and support the new applications and workflow processes that are necessary to compete effectively in today's retail food and fuel industries. We believe that our solutions are well positioned to capitalize on this market opportunity because they are:

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  based on open standards software architecture and are hardware neutral;

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  scalable, meaning they can easily support a significant number of users per server before a system upgrade or replacement is needed;

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  able to support in a single solution multiple retail formats such as grocery, fuel and QSRs; and

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  able to support multi-national retailers who require multi-currency, multi-language and multi-tax functionality.

Enable food and fuel retailers to differentiate themselves from their competitors through sophisticated customer management tools

        We believe that our ability to offer sophisticated customer management tools, often referred to as customer loyalty programs, provides us with a significant advantage over our competitors in an area that is becoming of increasing strategic importance to retailers. Our customer management tools are tightly integrated with our in-store solutions. This allows the establishment at the enterprise level and the implementation at the store level of a wide variety of broad-based, personalized promotions and loyalty card-based marketing techniques. We believe that our integrated customer management tools differentiate our solutions from competing retail solutions, which generally focus on customer management to a lesser degree.

Continue to develop new products and enhance existing products to address a broader set of food and fuel retailers' needs

        We strive to develop innovative products and solutions that meet the needs of our customers based on our extensive knowledge and accumulated experience in the development of software solutions for the retail food and fuel industries. In order to address a broader set of retailers' needs, we continue to expand the breadth and depth of our product lines by developing and introducing new products and enhancing the functionality of our existing products. In 2003, we introduced our ReMA platform and suite of applications and our 'thin client' StoreLine.net application. Our continuous technological development represents an important part of our value proposition to our customers, as it provides them with access to advanced solutions that meet their changing needs, as well as with a road map for the development of products designed to meet their anticipated future needs. As part of this strategy, we recently announced the first installation of our new StoreLine.net 'thin-client' POS software solution built on the Microsoft .Net platform. In addition, we intend to upgrade our newly acquired supply chain execution and warehouse management systems to a web-based architecture that we plan to integrate with our ReMA platform.

Continue to penetrate the Tier 3 and Tier 4 retail food markets through the provision of Connected Services

        In the past, our sales to smaller chains and independent grocers were primarily limited to POS applications. Leveraging the ability of ReMA to support multiple enterprises from a single data center, we are now able to offer our ReMA applications, such as pricebook, promotions, loyalty and information services, to Tier 3 and Tier 4 retailers on an ASP basis. We provide these Connected Services through our StoreNext joint ventures in return for a monthly subscription fee. These Connected Services enable Tier 3 and Tier 4 retailers to enjoy many of the benefits of enterprise and back-office applications that were originally designed for Tier 1 and Tier 2 retailers, without the need to make a significant upfront investment in the systems and personnel required to run these applications in-house. To date, our StoreNext USA and StoreNext Israel joint ventures have signed up over 750 retailers. We intend to continue to market Connected Services to this retail sector in an effort to increase the revenues we generate from our Tier 3 and Tier 4 customer base.

Leverage our Connected Services customer base to build collaborative retailer-supplier communities

        Through the collection of sales and inventory data obtained in providing Connected Services to Tier 3 and Tier 4 retailers, we are able to provide suppliers with aggregated Tier 3 and Tier 4 sales data, including visibility into inventory movement, and aggregated market share information. This data enables suppliers to better understand market trends and changing consumer demands, which previously had been difficult to gauge because of the large number of independent retailers and the fragmented nature of the market, thereby enabling suppliers to optimize their supply replenishment strategy. As we add more retailers to our Connected Services, we are able to offer suppliers an increasingly more valuable service as we are able to provide them with access to data from a wider group of retailers and, as a result, a more detailed and accurate view of the marketplace. We first established a community, or e-marketplace, for suppliers in the retail food industry in Israel, where the number of retailer subscribers to our Connected Services through our StoreNext Israel venture has reached a critical mass. Recently, we have further expanded this community to enable collaboration between retailers and suppliers in Israel to allow them to share with each other inventory and pricing information. We intend to provide similar e-marketplace and collaboration services through our StoreNext USA venture as the number of subscribers to our Connected Services in the United States grows. We further intend to continue to leverage our Connected Services to increase the value of the community to suppliers and to provide us with an additional source of revenue.

Continue broadening market penetration through strategic acquisitions

        Historically, we have grown through a combination of internal expansion and strategic acquisitions of companies with related businesses and technologies. Over the past few years, we have made a number of strategic acquisitions to further expand our product offerings and market position, including the acquisition of PalmPoint Ltd., or PalmPoint, BASS and, most recently, OMI International. We intend to continue to evaluate opportunities to acquire complementary businesses and technologies in the retail information systems market in order to better serve our customers, more rapidly develop product offerings, increase market share, advance our technology, expand distribution capabilities or penetrate other targeted markets.

Continue to expand into new geographic markets and additional retail market sectors

        Currently our primary geographic markets are North America, Israel and Europe, particularly the United Kingdom and Scandinavia. In the near future, we plan to expand our presence in new geographic markets, both in Europe, particularly France, Germany, Italy and Spain, and in emerging markets such as China, India and Latin America. In addition, we are beginning to expand into other retail markets, such as health and beauty and pharmacy, that have similar retail characteristics to the food and fuel retail market sectors, in an effort to broaden our addressable market.

Our Products

        We have a broad portfolio of software solutions that are designed to meet the retail operations and customer management needs of food and fuel retailers, ranging from multi-national supermarket chains and major fuel retailers to local, independent grocers. We offer our customers a full suite of software products to address all the principal elements of their retail operations:

        In-Store Solutions:    Suite of software solutions that provide supermarkets, convenience stores, fuel retailers and quick service restaurants with business applications supporting multiple types of customer service points, such as regular checkout, self-scanning and self-checkout, providing comprehensive in-store operational and management tools for POS, front-office and back-office operations and allowing mobile applications that enable in-store personnel to carry out back-office tasks using mobile computing devices. Our in-store solutions consist of our POS systems, StoreLine for the supermarket and grocery market and StorePoint for the convenience store and fuel retailer market, as well as additional back-office modules, Retalix Pocket Office and Retalix Back Office. In terms of contribution of our various software solutions to our historical revenues, we have derived the substantial majority of our product sales from the sale of our in-store solutions, specifically our StoreLine and StorePoint solutions.

        Enterprise Solutions:    Suite of software solutions that provide large supermarket and convenience store chains and major fuel retailers with a comprehensive, modular solution which centralizes operation and management of their enterprise-wide and back-office activities such as pricebook, promotions, merchandising and reporting and analysis. Our enterprise solutions also provide sophisticated customer management tools, enabling a wider variety of personalized and targeted promotions and loyalty card-based marketing techniques. Our enterprise solutions consist of ReMA and Retalix Host. We introduced our ReMA suite of applications in 2003, and we anticipate that it will account for a growing portion of our product sales in future periods.

        Warehouse Management Solutions:    Suite of supply chain execution and warehouse management software solutions that provide supermarkets with a range of applications designed to help them manage complex, multi-facility warehouses and distribution centers. These applications include warehouse management and optimization, automated procurement, merchandising, order management, invoice reconciliation and yard and dock management. Our supply chain execution and warehouse management systems consist of TRICEPS (Transportation, Receiving, Inventory Control and Productivity Systems) Warehouse Management, BICEPS (Buyers Inventory Control Effecting Profits and Services), Purchasing Management, PROMPT Invoice Matching, MDS Yard and Dock Management, ABS (Advanced Billing System) Advanced Billing and Order Management and DemandAnalytX. We added these solutions to our product suite in January 2004 through our acquisition of OMI International.

        ASP and Supplier Solutions:    Our StoreNext solutions, tailored to smaller chains and independent grocers, enable smaller establishments with limited IT resources to enjoy the benefits of our ReMA and our back office applications through an ASP model, remotely hosted by us and accessible over the web or private data lines. We also offer collaborative solutions that provide retailers and their suppliers with the ability to exchange data and collaborate electronically on key supply chain and merchandising decisions in order to achieve greater efficiencies throughout the supply chain. We anticipate that revenues relating to these solutions will account for a growing portion of our overall revenues in future periods. Though the overall impact on us in the near term will be modest, we believe that revenues from these solutions will be an important source of revenues to us in the longer term.

        Our product suite is organized by the three principal parts of a food retailer's operations: the retail store, the headquarters or enterprise, and the warehouse and distribution center. The following table briefly describes our main products and their respective features and functions and target markets. A more detailed description is set forth below the table.

Product	Description	Key Features & Functionality	Target Markets
In-Store Solutions
StoreLine	• POS solution • Client server, Windows operating system	• Highly configurable • Multi-language, currency and tax • High availability and resilience • Hardware neutral • Supports multiple types of POS formats—grocery, fuel, QSRs	• Supermarkets and grocers—All Tiers
StoreLine.net (in development)	• POS solution • Web-based, open architecture • Based on 'thin client' architecture • Developed on the Microsoft .Net platform	• Allows retailers to run POS applications remotely • Reduces total cost of ownership of in-store IT infrastructure • Highly scalable	• Supermarkets and grocers—All Tiers
StorePoint	• POS solution • Client server, Windows operating system	• Highly configurable • Multi-language, currency and tax • High availability and resilience • Hardware neutral • Supports multiple types of POS formats—convenience store, fuel, QSRs	• Convenience store and fuel retailers
RPO (Retalix Pocket Office)	• Mobile, hand-held suite of front-office and back-office applications • Microsoft Windows CE platform	• Allows employees to perform front-office and back-office functions from their in-store location	• Supermarkets and grocers—All Tiers • Convenience stores
RBO (Retalix Back Office)	• Client server, Windows operating system	• Functionally rich back-office applications • Interfaces to several types of POS formats • Integrated with StoreLine	• Supermarkets and grocers—Tier 2—Tier 4
ScanMaster	• POS solution • Client server, Windows operating system	• Highly configurable • Multi-language and tax • Broad set of customer loyalty functionality support • Integrated with self-checkout systems	• Supermarkets and grocers—Tier 3 & Tier 4

Enterprise Solutions
ReMA
• An enterprise system for central management of head-office and back-office applications
• Web-based, open architecture
• Based on 'thin client' architecture
• Developed on the Microsoft .Net platform
• Some applications in development
• Broad functionality—pricing, promotions, loyalty, forecasting, ordering, receiving, analysis and reporting
• Provides for central location of the server hosting the software, with users throughout the enterprise accessing applications through browsers
• Single data repository
		• Reduces the technology footprint and maintenance in the retail store	• Tier 1 & Tier 2 supermarkets • Large chain convenience stores and fuel retailers
Retalix Host	• An enterprise management system for head-office and back-office applications • Client server, Windows operating system	• Provides enterprise level price and promotion management and data analysis and reporting • Enables consistent workflow operations and data synchronization between the enterprise and store	• Convenience store and fuel retailers
Warehouse Management Solutions
TRICEPS Warehouse Management	• Automated warehouse location and task management system • Advanced Radio Frequency (RF) technology	• Optimizes distribution of warehouse resources • Provides real time warehouse data to warehouse managers	• Tier 1 & Tier 2 supermarkets
BICEPS Purchasing Management	• Automated procurement system	• "Just in time" and forward buying procurement • Invoice and purchase order reconciliation • Vendor profiling • Item inventory management	• Tier 1 & Tier 2 supermarkets
PROMPT Invoice Matching	• Automated invoice reconciliation system • EDI and EFT technology	• Tracks invoices and interfaces with general ledger systems • Provides real time inventory levels • Reduces time necessary to resolve cost discrepancies	• Tier 1 & Tier 2 supermarkets
MDS Yard and Dock Management	• Automated yard and dock resource management system • Advanced RF, EDI and Advanced Ship Notice (ASN) technology	• Real time management of yard / dock arrivals and departures • Automatically directs arrivals to optimal storage location • Manages trailer usage and reduces bottlenecks	• Tier 1 & Tier 2 supermarkets

ABS Advanced Billing and Order Management	• Automated billing and pricing system	• Enables billing that reflects pre-determined margin objectives • Provides custom pricing according to item • Allows multiple order types and calculation methods	• Tier 1 & Tier 2 supermarkets
DemandAnalytX	• Forecasting and replenishment optimization	• Interprets store-level POS data, forecasts demand • Determines and places optimal replenishment orders	• Tier 1 & Tier 2 supermarkets • Large chain convenience stores
ASP and Supplier Solutions
Connected Services	• ASP based ReMA for enterprise and back-office applications
• Provides retailers access to ReMA applications in return for a monthly subscription fee
		• Allows these retailers access to applications that would otherwise be too expensive or difficult to manage in-house	• Tier 3 & Tier 4 independent grocers
Supplier Solutions	• Aggregated retail food industry data • Collaborative supply chain functionality • E-marketplace for retail food industry	• Enables supplier to better understand market trends and consumer demands • Enables retailers and suppliers to exchange pricing, inventory and market information	• Suppliers to all Tiers of supermarkets and grocers

In-Store Solutions

        Our in-store solutions consist of a wide range of applications supporting:

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  robust point of sale functionality, providing a highly resilient touch-screen enabled cash register checkout system;

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  multiple types of customer service points, such as self-scanning, self-weigh and self-checkout, and multiple retail formats, such as fuel and in-store QSRs;

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  front-office store management functions, such as cashier and cash office management and POS maintenance;

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  back-office store management functions, such as ordering, receiving, inventory management, labor scheduling, promotions and reporting and analysis; and

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  mobile applications that enable in-store personnel to carry out back-office tasks using mobile computing devices at any location throughout the store.

        We have two principal in-store solutions: StoreLine for the supermarket and grocery market and StorePoint for the convenience store and fuel retailer market.

  StoreLine

        StoreLine is a fully integrated, modular, open architecture POS solution for multiple format supermarket and grocery chains. Specifically designed to cater to the larger supermarket chains that frequently add new formats and additional related services, StoreLine provides retailers with a comprehensive set of supermarket operational and management capabilities. StoreLine also offers interfaces to enterprise level systems and to third-party applications as well as to payment service providers. The StoreLine software suite supports multiple in-store retail formats, such as fuel and QSRs, and a variety of customer service points, such as self-scanning, self-weigh and self-checkout. In addition, StoreLine also provides the option of back-office functionality, such as inventory, supplier and employee management. Capable of running on either the Microsoft or Linux operating systems, StoreLine's client server architecture is hardware neutral, supporting a variety of open and proprietary hardware devices, such as full-screen customer displays, color touch screens, scanners and checkout and scales, as well as hardware supplied by leading vendors, including Fujitsu, IBM, NCR and Wincor-Nixdorf.

        In addition to its core POS and front-office and back-office functionality, the StoreLine software suite supports additional integrated modules, such as:

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  Retalix Café—touch-screen based POS application for in-store coffee shops and restaurants;

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  Retalix Fuel—system that supports a variety of fuel payment modes including pre-pay, pay-at-pump, pay-in-store and payment by automatic vehicle identification, or AVI, devices;

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  Retalix SelfCheckout—customer self-scanning checkout that requires little or no staff assistance and, through integration with the back-office, ensures up-to-date pricing and promotions;

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  Retalix SelfScan—hand-held, customer-driven, self-scanning system designed for interactive shopping and for alerting customers to specific promotions;

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  Retalix U-Weigh—easy to use, touch-screen customer-operated device for weighing fruit and vegetables that saves customers time at the checkout and allows retailers to make real-time price adjustments;

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  Retalix Kiosk—multimedia information and sales kiosk that, through integration with our enterprise solution, provides real-time, in-store information on merchandise, pricing and promotions;

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  Retalix e-Shop—internet grocery shopping application that supports home shopping services as well as the logistical steps that follow the online purchasing process, such as item selection, temporary storage in store, truck loading, drop-off prioritization and money collection; and

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  Retalix CallCenter—call-center application for supermarket chains designed for quick data entry and processing of customer orders and, when integrated with our enterprise solution, supporting personalized promotions and providing up-to-date pricing and promotion information.

        Customized versions of StoreLine software solutions include ISS45, which is distributed by StoreNext USA, and POSition, a Wincor-Nixdorf branded offering, which was adapted to meet the needs of customers in German-speaking countries.

        In addition, our ScanMaster branded solutions are Windows-based open platform POS software systems tailored to fit the needs of small chain and single store supermarkets. ScanMaster, developed by Retalix Pittsburgh, previously RCS, is tailored for the independent and small chain grocery market sector in the United States. Its configurable functionality allows retailers to preselect only the subset of functionality that fits their needs. Developed on the Microsoft platform, ScanMaster operates on multiple Microsoft Windows operating systems. ScanMaster is distributed by NCR through its dealer channel in the United States.

  StoreLine.net

        StoreLine.net is a thin client version of our StoreLine product developed based on the Microsoft .Net platform. StoreLine.net allows retailers to access StoreLine applications through a standard web browser on their in-store POS systems located on back-office or centralized servers. This reduces the total cost of ownership of retailers' in-store IT infrastructure by enabling retailers to use their existing POS hardware to access next-generation retail applications. StoreLine.net was first installed in April 2003 at Partner Communications (the Israeli franchisee of Orange plc, the international wireless communications operator) and is currently being developed for deployment in the grocery sector.

  StorePoint

        StorePoint is a fully integrated, modular open architecture POS solution for the multi-format convenience store and fuel sectors. StorePoint supports a variety of retail formats, such as fuel and self-service kiosks. By using StorePoint, convenience stores and fuel retailers can integrate item scanning, fuel sales and quick service food. In addition, StorePoint also provides extensive back-office functionality, such as inventory, supplier and employee management, as well as specialized functionality for the food service environment, such as menu and recipe management. StorePoint interfaces with various head office systems, allowing central management and decision control for the entire enterprise. Operating on a Windows platform, StorePoint is a pre-integrated, modular solution that allows for easy and cost-effective on-site installation.

        In addition to its core POS and front-office and back-office functionality, the StorePoint software suite supports additional integrated modules such as:

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  Retalix POS—touch-screen based POS application for in-store coffee shops and restaurants;

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  Retalix Fuel—system that supports a variety of fuel payment modes including pre-pay, pay-at-pump, pay-in-store and payment by AVI devices;

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  RFS—software controller for the fuel pumping station, enabling fuel pump control as well as the sale of additional products and services at the pump;

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  Retalix QSR—touch-screen based application for selling fast food or made-to-order sandwiches, designed for the store employee to place the order;

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  Retalix Self-Order—food service with self-order stations, interactive kitchen order screens, drive-thru operations support and order preparation planning; and

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  Retalix Customer Loyalty—flexible suite of customer behavioral incentive programs, store value cards and automatic reward fulfillment at a variety of customer touch points, including at the fuel pump, the POS and on the internet.

        In addition to StoreLine and StorePoint, we offer additional products for managing a retailer's in-store operations that can be purchased as separate solutions or as add-on modules to our StoreLine and StorePoint solutions:

  Retalix PocketOffice (RPO)

        RPO is a mobile, hand-held suite of front-office and back-office applications that is designed for use on mobile computing devices such as personal digital assistants, or PDAs. RPO is designed to allow in-store employees to perform a broad array of back-office functions, such as inventory control and price management, without leaving the store floor. The RPO suite of applications includes pricebook management, stock receiving and counting, ordering, item maintenance and shelf audit. Operating on the Windows CE platform, RPO is integrated with our ReMA, StoreLine and StorePoint solutions. While our initial focus for RPO was in the convenience store sector, we have recently launched RPO in the grocery sector as well.

  Retalix BackOffice (RBO)

        RBO is an integrated in-store solution that provides item maintenance, inventory and pricebook management, reporting and analysis and store receiving. RBO uses an open architecture approach and is available as a suite of modular components. In addition to providing item maintenance and reporting, RBO interfaces with hand-held terminals for verification and receiving. RBO is sold primarily to Tier 3 and Tier 4 food retailers through our StoreNext joint venture, with some sales to Tier 2 retailers.

Enterprise Solutions

  Retalix e-Market Applications, or ReMA

        The modern retail enterprise must rapidly collect, organize, distribute and analyze information throughout its organization. We designed our ReMA enterprise application to meet the enterprise-wide information collection and analysis needs of modern retailers. ReMA is a web-based platform and suite of applications that provides large supermarket and convenience store chains with a comprehensive, modular solution addressing their retail headquarters needs, including inventory and pricebook management, personalized and targeted promotions and enterprise-wide reporting and analysis. Combining both head-office and back-office applications, ReMA's comprehensive suite of software solutions is integrated with our in-store solutions, allowing the synchronized flow of information between the two. In addition, ReMA enables retailers to manage all their enterprise level needs through the use of retail operations management and customer management tools. Based on a 'thin-client' technology, our ReMA solution is remotely hosted at a retailer's data center and is accessible at all of a retailer's locations through a standard browser. Introduced in 2003, ReMA was first rolled out at Dierberg's, a St. Louis-based grocery chain.

        ReMA is an integrated set of applications addressing a retailer's supply chain operations, including:

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  store and enterprise level inventory management, including ordering, receiving and item returns;

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  price and promotion management; and

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  forecasting for product ordering.

        ReMA's key modules include:

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  ReMA Inventory—provides retailers with multiple inventory management solutions, including computer assisted ordering and item return;

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  ReMA Pricebook—allows retailers to centrally manage their product pricing according to specific criteria and also enables collaboration with suppliers' product and pricing data;

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  ReMA PriceLogic—provides retailers with rules-based pricing tools that increase the efficiency of product and price management by allocating items to product and pricing categories;

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  ReMA Analysis—provides retailers with a data warehouse solution that facilitates multiple views of sales, product and store data and provides for customized views of such data according to different users' needs;

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  ReMA Electronic Journal—acts as a central data repository that tracks and records all checkout transactions throughout the enterprise and provides for easy retrieval of transactions;

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  ReMA Promotions—provides retailers with the ability to deliver a wide assortment of promotions that can be configured according to various criteria, such as types of purchase thresholds, duration, reward types and type of POS system. In addition, ReMA Promotions provides a synchronized, two-way flow of data between the enterprise and the POS that enables promotions to be transmitted and implemented at the store level and their results to be analyzed at the headquarters level;

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  ReMA Loyalty—allows retailers, through the use of data mining tools, to manage sophisticated loyalty-card programs that enable them to run personalized promotions and other advanced marketing techniques in order to increase customer retention, influence customer spending habits and drive revenue growth;

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  ReMA 1-to-1—as a complementary module to ReMA Loyalty, ReMA 1-to-1 allows retailers to identify customers according to their shopping patterns and match them to a defined customer category with the aim of targeting the customer with promotions for relevant products that they have not previously purchased. This allows retailers to develop highly personalized promotions that can be triggered automatically when a targeted member arrives at the checkout counter; and

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  ReMA Forecasting—allows retailers to use historical levels of inventory and product movement, as well as other parameters such as logistical constraints, to determine forecasting for planning, restocking and promotions.

  Retalix Host

        Retalix Host is an integrated enterprise solution that manages the chain-wide operations of convenience stores and fuel retailers. Retalix Host features inventory and price book management, tracking, supplier management and enterprise-wide reporting and analysis. Through the integration of Retalix Host with our StorePoint solution, convenience store and fuel retailers benefit from consistent workflow operations and synchronized databases from the point of sale to the enterprise level.

        Retalix Host can be supplemented with Retalix CommPoint, a Retalix data communications product that manages bi-directional communication between stores and Retalix Host. Retalix CommPoint can also be used to distribute updates of new software versions and provide remote diagnostics and maintenance.

Warehouse Management Solutions

        With our acquisition in January 2004 of OMI International, a provider of supply chain execution and warehouse management systems for the retail food industry, we are now able to offer a comprehensive set of warehouse management solutions designed for complex, multi-facility warehouses and distribution centers. Our suite of applications includes:

  TRICEPS Warehouse Management

        TRICEPS Warehouse Management is a warehouse management system that utilizes sophisticated wireless radio frequency, or RF, and voice activated technology to automate location and task management. Through the use of distribution control features and labor management tools, TRICEPS enables retailers to manage complex warehouse facility operations efficiently, increase warehouse service levels and reduce operating expenses. TRICEPS functionality includes optimal storage management, order fulfillment, product replenishment notification, labor forecasting, task management and advanced real-time inventory control.

  BICEPS Purchasing Management

        BICEPS Purchasing Management is an automated procurement system that handles "just-in-time" turn, promotion, forward buy and invoice/purchase order reconciliations. BICEPS enables retailers' purchasing departments to identify and purchase products according to item and category criteria, and thereby to identify opportunities to improve inventory quality and profit margins. In addition, BICEPS allows retailers to view and manage deal, costing, movement and forecasting data and make immediate decisions for margin improvement. BICEPS functionality includes online continuous replenishment, inventory tracking and evaluation, recommended ordering, multiple product sourcing, forecasting and online accounts payable reconciliation.

  PROMPT Invoice Matching

        PROMPT Invoice Matching is a fully automated invoice reconciliation system that integrates a retailer's accounts payable function with purchasing and receiving, allowing confirmation of invoices in advance of payments to suppliers. Through the use of electronic data interchange, or EDI, technology and electronic funds transfer, or EFT, technology, PROMPT enables the immediate reconciliation of invoices and allows the value of any missing items to be deducted from a vendor's invoice. In this way, PROMPT allows retailers to manage invoice reconciliation electronically, thus saving the time and effort required to reconcile invoices manually and improving gross margins.

  MDS Yard and Dock Management

        Through the use of RF identification tags, MDS Yard and Dock Management allows retailers to monitor all yard arrivals and departures and track each trailer or container by location, movement, status and availability. This visibility into the movement of goods through their yards allows retailers to manage yard resources more efficiently, eliminate trailer wait time, improve resource and product scheduling and direct incoming goods to optimal storage locations.

  ABS Billing and Order Management

        ABS Billing and Order Management is an automated product ordering solution that enables retailers to process and fulfill customer orders. ABS provides retailers with the flexibility to determine the most efficient way to source products through the support of multiple shipping options.

  DemandAnalytX

        Our DemandAnalytX software suite interprets store-level POS data, forecasts demand and determines and places optimal replenishment orders, enabling retailers, manufacturers, and distributors to optimize supply chain management. Through the use of sophisticated optimization algorithms, this solution allows retailers and suppliers to increase on-shelf availability and sales while reducing inventory levels and supply chain costs.

ASP and Supplier Solutions

        We provide ASP and supplier solutions through two joint ventures, StoreNext USA and StoreNext Israel.

  ASP Solutions

        Independent and small chain food retailers have many of the same needs and face many of the same challenges as do larger retailers, but lack the managerial, financial and technological capacity to implement the systems necessary to meet them. Through our StoreNext joint ventures, we have leveraged the ability of ReMA to support multiple enterprises from a single platform to offer our ReMA applications to these independent and small chain food retailers on an ASP basis. These ASP solutions, or Connected Services, allow independent retailers and small chains, in return for a monthly subscription fee, to gain access to applications that would otherwise be too expensive for them to procure and manage in-house. With access to these applications, smaller retailers can enjoy greater operating efficiencies, and thereby become more competitive with the larger food retailers.

  Supplier Solutions

        Through the collection of sales and inventory data obtained in providing Connected Services to Tier 3 and Tier 4 food retailers, we provide suppliers with aggregated Tier 3 and Tier 4 retailer data, including visibility into retail inventory movement, as well as aggregated market share information. We first established a community, or e-marketplace, for suppliers in the retail food industry in Israel, where the number of retailer subscribers to our Connected Services through our StoreNext Israel joint venture has reached a critical mass. As part of this e-marketplace, retailers and suppliers are able to collaborate and exchange data through our centralized servers, enabling the exchange of product information, pricing, ordering, inventory and other market information. We intend to provide similar e-marketplace and collaboration services through our StoreNext USA venture as the number of subscribers to our Connected Services in the United States grows. In addition, we also offer EDI messaging services that enable the exchange of data between retailers and suppliers electronically using standard data format and protocols.

Services and Projects

        Our professional services personnel provide customers with expertise and assistance in planning, designing and implementing our integrated information software solutions. Professional services personnel assist retailers with initial system planning, implementation, historical data conversion, training, education and project management. Our personnel build interfaces for our in-store enterprise and warehouse management systems. Actual implementation of our solutions is generally provided to the customer by a third-party systems integrator, such as Accenture, Electronic Data Systems or IBM Global Services.

        Our professional services personnel also help to customize our products to our customers' needs, enhancing retailers' current information systems and managing upgrades and conversions. We provide custom application development work for customers billed on a project or per diem basis. We monitor our customization projects on a regular basis to determine whether any customized requirements should become part of our product offerings. For example, we have incorporated many changes requested by our Tier 1 retail food customers into our StoreLine product offerings.

        We believe that our professional services personnel facilitate a retailer's early success with our products, strengthen our relationships with the retailer and enhance our industry-specific knowledge for use in future implementation and software development projects.

Customers

        Our software has been deployed in over 400 retail chains worldwide, including supermarket and grocery stores, convenience stores, fuel retailers and quick service restaurants. The following list is a representative sample of companies that purchased an aggregate of at least $200,000 of our products and services in 2002 and 2003 combined.

Supermarkets	Convenience Stores and Fuel Retailers
Albertsons (US)	Alon Oil (US)
Costco (US)	Casey's (US)
Hannaford Bros. (US)	Irving Oil (US)
Hy-Vee (US)	Husky Oil (Canada)
K-VA-T (US)	Pilot Corporation (US)
Publix (US)	Tesoro (US)
DelHaize Group (Belgium)	Welcome Break (UK)
Sainsbury's (UK)	Narvesen (Norway)
Tesco Stores (UK)	Pressbyran (Sweden)
A.S. Watson (Europe)
Metro Cash & Carry (South Africa & Australia)
Shoprite Checkers (South Africa)
Foodstuffs (New Zealand)

Recent Acquisitions

        We have grown through a combination of internal expansion and strategic acquisitions of companies with related businesses and technologies.

        Our principal recent acquisitions are as follows:

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  OMI International. In January 2004, we acquired OMI International, a provider of supply chain execution and warehouse management systems for the retail food industry. Warehouse management systems are designed to help food retailers manage the various order fulfillment processes that take place in their warehouses and distribution centers. OMI International's integrated applications provide end-to-end supply chain management enabling enterprise-wide procurement, merchandising, warehouse management and order management for multi-warehouse, multi-facility food retailers. OMI International has over 50 customers in the retail food industry, including such leading retailers as A&P (The Great Atlantic & Pacific Tea Company), Food Lion, Giant Eagle, Kroger and Winn Dixie. OMI International has 79 employees. We believe the acquisition of OMI International will enable us to enter into the supply chain execution and warehouse management systems markets for retailers, broaden our customer base and expand our suite of products. In early 2004, we also acquired the independent operations of the distributors of OMI International's products in Israel and Europe.

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  BASS. In September 2001, we acquired BASS, a provider of POS and back-office systems designed to fit the needs of the small supermarket chains and single store, independent grocers. BASS, which is now operating as Retalix Dayton, employs approximately 80 employees and is headquartered in Dayton, Ohio. The acquisition of BASS complemented our earlier acquisition of Retail Control Systems described below, enabling us to further penetrate the Tier 3 and Tier 4 North American retail food market sectors.

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  Retail Control Systems. In September 2000, we acquired RCS, a provider of POS and back-office systems designed to meet the needs of mid- and small-size independent supermarkets in the United States. RCS, which is now operating as Retalix Pittsburgh, employs approximately 90 people in Pennsylvania, Ohio and Washington, D.C. Its flagship product, ScanMaster, is distributed primarily through NCR's dealer channel. The acquisition of RCS enabled us to accelerate our penetration of the market for POS systems for Tier 3 and Tier 4 food retailers in North America.

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  PalmPoint. Through a series of transactions from 1999 through 2002, we acquired PalmPoint, which develops software solutions for hand-held devices, such as Palm and PC pocket computers. The PalmPoint products support in-store retail applications, such as ordering, receiving and inventory management and operate on the Microsoft Windows CE platform.

Joint Ventures

  StoreNext USA

        Established in 2002 as a joint venture with Fujitsu Transaction Solutions, StoreNext Retail Technologies LLC, which we refer to as StoreNext USA, provides POS hardware and software and Connected Services to the independent and small chain grocery market sectors (Tier 3 and Tier 4 retailers). As part of this joint venture, Retalix and Fujitsu jointly own and manage the regional dealer channels for the Tier 3 and Tier 4 grocery market sectors. Retalix supplies the joint venture with POS software and Fujitsu supplies the joint venture with POS hardware. Retalix receives revenues from the sale of its software solutions to the joint venture and shares proportionally in the joint venture's profits. StoreNext USA has recently begun to offer Connected Services to these Tier 3 and Tier 4 food retailers. As of March 31, 2004, we estimate that StoreNext USA had approximately 6,500 customers, with a few hundred subscribing to Connected Services. As of March 31, 2004, Retalix owned 50.01% of

StoreNext USA. Distributions by StoreNext USA to its shareholders require the consent of all shareholders in certain circumstances.

  StoreNext Israel

        Established in 1999, StoreAlliance.com Ltd., which we refer to as StoreNext Israel, provides Connected Services to food retailers in Israel. In addition, StoreNext Israel has established an e-marketplace across the Israeli retail supply chain by building a subscriber base comprised of both retailers and suppliers. The aim of this initiative is to provide its members with access to up-to-date aggregated industry supply chain data. To date, StoreNext Israel subscribers include approximately 500 retailers and 40 suppliers. StoreNext Israel is currently running a collaborative supply chain pilot project with Supersol, one of the largest, publicly traded supermarket chains in Israel, and five of its key suppliers, Osem-Nestle, Procter & Gamble (Israel), Strauss-Elite, Tnuva and Unilever-Bestfoods.

        StoreNext Israel is a joint venture of Retalix with three Israeli partners: Discount Investment Corporation; Isracard, a subsidiary of Bank Hapoalim, Israel's largest bank; and Coca Cola Israel. As of March 31, 2004, Retalix owned indirectly approximately 51.5% of the issued share capital of StoreNext Israel. In addition, 360,000 ordinary shares of StoreNext Israel, or approximately 10.3% of StoreNext Israel's issued and outstanding share capital, are reserved for issuance upon the exercise of options granted to our and StoreNext Israel's employees and to Coca Cola Israel. As of March 31, 2004, options to purchase 290,166 of such ordinary shares of StoreNext Israel were outstanding.

        Distributions by StoreNext Israel to its shareholders require the consent of all shareholders. Our shares in StoreNext Israel are subject to certain put and call options of other shareholders of StoreNext Israel.

Sales and Marketing

        We distribute our products through direct sales, distributors and local business systems dealers. We market our products to Tier 1 and Tier 2 supermarket and convenience store chains and major fuel retailers through a direct sales force in the United States and Europe, augmented by a combination of channel partners and resellers. Sales to Tier 1 and Tier 2 supermarket chains and major fuel retailers have historically represented the substantial majority of our revenues. We target Tier 3 and Tier 4 food retailers indirectly through our channel partners and through our StoreNext joint ventures in the United States and Israel. For larger supermarket and convenience store chains and fuel retailers, we also provide professional services including project management, implementation, application training and technical and documentation services. We also provide development services to customize our applications to meet specific requirements of our customers, as well as ongoing support and maintenance services.

        In addition, we participate in marketing programs with several companies, including IBM and NCR. Our marketing efforts are focused on increasing our brand recognition, as well as increasing awareness of the competitive advantages of our software solutions. We participate in major trade show events and conferences and advertise in trade publications.

  Direct Sales

        Our direct sales force, consisting of experienced account managers, technical pre-sales engineers and sales personnel in the field, are located in the United States, United Kingdom, South Africa, Australia and Israel. Our sales force sells our products directly to supermarkets, convenience stores and fuel retailers within these countries and also relies on trade shows, promotions and referrals to obtain new customers.

  Distributors

        We have a product distribution arrangement with NCR, which markets our products through its reseller networks in the United States. NCR resells our ScanMaster product in the United States under the name NCR ScanMaster. This arrangement provides us access to a widespread network of business equipment dealers that specialize in in-store systems for smaller retailers.

  Marketing Alliances

        In 2001, we joined IBM Corporation's independent software vendor, or ISV, business partner program designed to promote marketing partnerships between independent software vendors and IBM. We work with IBM on several large accounts, primarily in the U.S. convenience store market, and are evaluating possible collaborative opportunities in Europe and in the Asia-Pacific region. We are included on IBM's ISV partner list.

        In October 1997, we entered into a global marketing partnership program with NCR for our convenience store products. Under this agreement, we became an NCR Global Solutions Partner, which allows our StorePoint product line to be promoted by NCR in the worldwide convenience store sector.

  Dealer Sales

        We have direct distribution agreements for the sale of certain of our products with dealers in Australia, Finland, Germany, New Zealand, Norway, the Philippines, Singapore, South Africa, Switzerland, the United Kingdom and the United States. We believe that qualified dealers can be an effective sales channel for our products in their respective markets and can help us to overcome language barriers in countries where English is not the native language. We intend to continue to recruit dealers in countries where we have identified sufficient sales potential and a suitable market profile.

Technology

        Our software solutions are based upon a flexible, open architecture, which enables our customers to easily integrate our software solutions with their existing IT systems. The open architecture of our solutions offers our customers the choice of directly deploying a pre-configured solution or customizing our product offerings to conform to their specific business processes. Our solutions are hardware neutral, which means that they are capable of working with systems from most major hardware vendors, including IBM, NCR, Fujitsu and Wincor-Nixdorf. In addition to supporting the Microsoft operating system, our StoreLine solution is also capable of supporting the Linux operating system.

        Our StoreLine and StorePoint POS software solutions are implemented using a common three-tier architecture consisting of user interface, business logic and data and services layers. The user interface layer consists of a collection of software modules that are the basis for our graphical user interface and user input interface. The business logic layer consists of a collection of rules that can be customized through the use of parameters. The data and services layer provides a set of modules that is designed to interface with open database management systems and unique point-of-sale hardware devices such as scanners, scales, fuel pumps and displays, as well as handle the redundancy and resiliency abilities of the system.

        This three-tier architecture allows our products to be easily customized and scalable and provides for resiliency and data redundancy. Additional users can be added to our applications, with minimal loss of performance and without significantly increasing incremental costs. This is achieved by employing a scalable, client-server architecture based on Windows 2000 and SQL 2000. Our software architecture is designed to be resilient and provide data redundancy. Essential data are protected through duplication at the server level. Furthermore, our system design allows each POS terminal to continue to operate in situations where communications with the in-store server or central system have been lost and, through a "store and forward" mechanism, allows for data synchronization once communications are restored.

        ReMA is based on a web-based architecture, using the Microsoft .Net platform. At the foundation of the ReMA architecture is a software platform that consists of all basic services, such as security/accessibility management, access to warehouse data and analysis services, and reporting and catalog services, used by each of ReMA's application modules. ReMA's 'thin-client' architecture allows users to operate ReMA applications from any Internet Explorer application.

Research and Development

        We believe that our research and development efforts are essential to our ability to successfully develop innovative products that address the needs of our customers as the market for enterprise-wide software solutions evolves. In particular, we intend to continue to invest significant resources in developing new ReMA applications for use in our enterprise solution as well as our growing ASP and e-marketplace initiatives, in upgrading our existing applications to be web-browser enabled based on a thin client architecture, similar to our StoreLine.Net solution, and in developing a next generation, web-based version of OMI International's warehouse management applications and integrating these applications with ReMA. As of March 31, 2004, our research and development staff consisted of 320 employees, of whom 211 were located in Israel and 109 in the United States.

        From time to time we participate in programs sponsored by the Office of the Chief Scientist of the Ministry of Industry and Trade of the Government of Israel. Under Israeli law, research and development programs that meet specified criteria and are approved by the Office of the Chief Scientist are eligible for grants of up to 50% of certain approved expenditures of such programs. The amount of grants of the Office of the Chief Scientist recognized in our statement of operations for the year ended December 31, 2003 was approximately $1.1 million.

Proprietary Rights

        We have no patents or patent applications pending. Our success and ability to compete are dependent in part on our proprietary technology. We rely on a combination of copyright, trademark and trade secret laws and non-disclosure agreements to establish and protect our proprietary rights. To date, we have relied primarily on proprietary processes and know-how to protect our intellectual property.

        The protective steps we have taken may be inadequate to deter misappropriation of our technology and information. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Our competitors may independently develop technologies that are substantially equivalent or superior to our technology. Any licenses for any intellectual property that might be required for our software solutions may not be available on reasonable terms.

Competition

        Our principal competition in the supermarket and grocery market for in-store solutions has traditionally come from integrated IT vendors such as IBM, Fujitsu, NCR and Wincor-Nixdorf, as well as local or regional software providers. On the enterprise level, our principal competitors in the supermarket and grocery market are TCI and SoftTechniques, as well as in-house developed solutions. Recently, we have experienced competition from independent software vendors such as JDA and Retek. In addition, we anticipate future competition from new market entrants that develop retail food software solutions. In the convenience store and fuel market, our competition includes Radiant Systems Inc., Pinnacle Systems, Gilbarco and VeriFone Inc. and more recently Wincor-Nixdorf. In the supply chain execution and warehouse management markets, our competition includes Manhattan Associates, Red Prairie and EXE Technologies (recently acquired by SSA Global Technologies). Some competitors, such as NCR, Wincor-Nixdorf and IBM, are also our marketing partners in other market sectors or locations.

        The market for retail food and fuel information systems is highly competitive and subject to rapidly changing technology. We believe that the primary competitive factors impacting our business are as follows:

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  breadth of product offerings;

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  integrated solution;

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  quality track record;

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  established reputation with key customers;

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  products that balance feature/performance requirements with cost effectiveness;

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  scope and responsiveness of customization services and technical support;

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  compatibility with emerging industry standards;

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  ease of upgrading and ease of use; and

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  timeliness of new product introductions.

Properties

        In June 1998, we purchased the rights of third parties in a long-term lease from the Israel Lands Authority, a government agency, relating to land and approximately 2,300 square meters of office space in a building in Ra'anana, Israel, which houses our Israeli headquarters. Towards the end of 1999, we acquired an additional approximately 1,200 square meters in the same building to accommodate new activities and the main operations of newly acquired subsidiaries.

        In addition to our corporate headquarters in Ra'anana, Israel, we currently lease approximately 16,400 square feet of office space in Plano, Texas that serves as our U.S. headquarters. We also lease offices in Texas, Pennsylvania, Ohio, California and Idaho, as well as in London and in Petah-Tikva and Haifa in Israel.

Employees

        As of March 31, 2004, we had 756 employees, of whom 388 were located in Israel, 349 in the United States, 16 in Europe and 3 in the rest of the world. Of our total employees, 320 were principally dedicated to research and development, 265 to operations, 109 to sales and marketing and 62 to finance and administration. These figures include 79 employees we have recently added to our U.S. operations through the acquisition of OMI International in January 2004. None of our employees are represented by unions. We consider our relationship with our employees to be good and have not experienced any interruptions due to labor disputes.

Legal Proceedings

        In August 2000, we, together with our subsidiary P.O.S. (Restaurant Solutions) Ltd., or PRS, filed a claim in the Tel-Aviv District Court for injunctions, accounting records and damages (evaluated, for the purpose of computing court fees, at NIS 3,000,000, or approximately $660,000) against two former employees and directors of PRS who currently own the minority interest in PRS. This claim alleges that the defendants caused us severe damages due to the manner of their conduct as employees and directors of PRS and by developing software that infringes on our rights. In January 2003, upon motion of the defendants, the District Court transferred the case to the Labor Court. We have filed an appeal with the Supreme Court of Israel, which is currently pending.

        In April 2001, these minority shareholders of PRS filed a claim in the Tel-Aviv District Court against PRS and against us, for the amount of approximately $500,000 in respect of sums they claim they are entitled to as shareholders of PRS. In addition, they filed a motion that the claim be recognized as a derivative claim of PRS against us, for payment of an alleged debt in the amount of approximately $3,500,000. In March 2003, we filed an amended statement of defense as well as a counterclaim. In July 2002, directors of PRS appointed by these minority shareholders filed a motion in the Tel-Aviv District Court against PRS and its other directors, requesting a court order to disclose certain information relating to the basis for the debt claimed by us from PRS.

        We believe that we have meritorious defenses against these claims and that the claims will not have a material effect on our consolidated financial statements. We are unable to estimate the outcome of these claims. No provision has been made in our consolidated financial statements in respect of these claims.

        In 1998, prior to our acquisition of RCS, a legal claim was filed in the Court of Common Pleas of Allegheny County, Pennsylvania against RCS by a customer, for an amount of approximately $1,300,000, which includes claims for consequential damages and loss of revenue. The customer claims that RCS breached its contract with the customer and fraudulently misrepresented facts about the product sold to the customer.

        An additional claim was filed against RCS in Circuit Court of the Seventeenth Judicial Circuit, County of Winnebago, State of Illinois, prior to our acquisition of the company, by a dealer who sold one of RCS's products early in 1994. The dealer claims that promised features and enhancements were never delivered. The damages claimed in this legal action are in excess of $200,000. These claims are handled by RCS's errors and omissions insurers. The limit of liability under our relevant errors and omissions insurance is $1,000,000 per claim and in the aggregate.

        The management of RCS is of the opinion that it has meritorious defenses against these claims and believes that they will not have a material effect on its financial statements. We are unable to estimate the outcome of these claims. No provision has been made in our consolidated financial statements in respect of these claims.

        In December 2003, a legal claim for an amount in excess of $150,000 was filed in the US District Court of the Eastern District of Pennsylvania against our subsidiary, Retalix Inc., by a local customer. The claim is for damages allegedly caused by system and network software not operating as warranted by BASS in 1998 (prior to our acquisition of BASS). We believe that Retalix Inc. has meritorious defenses against this claim. We are unable to estimate the outcome of the claim. No provision has been made in our consolidated financial statements in respect of these claims.

        In addition to the matters discussed above, we are involved in litigation from time to time in the ordinary course of business with a portion of the defense and/or settlement costs being covered by various commercial liability insurance policies purchased by us. In the opinion of management, no other material legal proceedings are pending to which we, or any of our properties, are subject.

MANAGEMENT

        Set forth below is information concerning our executive officers and directors as of March 31, 2004.

Name	Age	Position
Barry Shaked	47	President, Chief Executive Officer and Chairman of the Board
Danny Moshaioff	57	Executive Vice President, Chief Financial Officer
Avinoam Bloch	46	Executive Vice President, Products
Yoni Stutzen	52	Executive Vice President, International Sales
Saul Simon	51	Vice President, Business Development and CRM Products
Jeff Yelton	45	Chief Executive Officer, Retalix USA
Elhanan (Elli) Streit	63	External Director
Ilan Horesh	52	External Director
Orly Eshkar	45	Director
Brian Cooper	48	Director
Ian O'Reilly	55	Director
Amnon Lipkin-Shahak	60	Director

        Barry Shaked is one of our founders and has served as our President, Chief Executive Officer and Chairman of the Board since our inception in April 1982. From August 1975 to February 1979, Mr. Shaked served as an officer in the Israeli Defense Forces. He attended the Computer Science School of Bar-Ilan University from 1980 to 1983.

        Danny Moshaioff has served as an Executive Vice President and our Chief Financial Officer since December 1999. From July 1997 to December 1999, Mr. Moshaioff served as Chief Financial Officer of Blue Square ISR and from September 1995 to June 1997, he served as General Manager of Mashbir Mazon. Mr. Moshaioff has served as a director in Neviot Ltd. since January 2004. Mr. Moshaioff received a B.A. in Economics and Statistics from the Hebrew University in 1970 and an M.B.A. from New York University in 1972.

        Avinoam Bloch has served as our Executive Vice President, Products since January 2002. From January 2000 until January 2002, Mr. Bloch served as Executive Vice President, Operations. From February 1993 to January 2000, Mr. Bloch served as Vice President, Engineering responsible for Israeli markets and new technology software development. From December 1988 to January 1993, Mr. Bloch served as a Product Manager for Wincor-Nixdorf and Wincor-Nixdorf Italy. He served as a Programmer and Product Manager from January 1986 to December 1998. Mr. Bloch served as an officer in the Israeli Defense Forces from 1975 to 1979. Mr. Bloch received a B.Sc. in Computer Science and Mathematics from the Hebrew University in 1993.

        Yoni Stutzen has served as our Executive Vice President, International Sales since January 2004, and served as our Vice President, International Sales from December 1998 until December 2003. He served as our Vice President, Marketing from August 1994 through December 1998. Mr. Stutzen served as a Marketing Manager for Manof Communications from January 1985 to July 1994 and as international SWIFT systems manager for Bank Hapoalim from January 1980 until December 1984. Mr. Stutzen received a B.Sc. in Industrial and Management Engineering from the Technion, Israel Institute of Technology in 1974.

        Saul Simon has served as our Vice President, Business Development and CRM Products since January 2004, and served as our Vice President, Business Development from November 1997 until December 2003. Mr. Simon served as Vice President, U.S. Activities for Adapt Technologies from March 1993 to June 1997. Mr. Simon received a B.Sc. in Computer Science and Mathematics from Tel Aviv University in 1982.

        Jeff Yelton has served as Chief Executive Officer of Retalix USA since July 2002. Between November 1995 and June 2002, Mr. Yelton served in a variety of senior positions with Kyrus Corporation, including Director of Sales, Vice President of Sales and Marketing, and Executive Vice President of Strategy and Business Development. Between September 1993 and October 1995, Mr. Yelton served in a variety of positions within the sales and operations areas with IBM Corporation. Mr. Yelton received a B.S. degree in Business Administration from the University of North Carolina in 1981.

        Elhanan (Elli) Streit has served as an external director since March 2000. Since January 1999, Mr. Streit has been a managing director of PFM International Access Limited. Mr. Streit served as the Director of the Friends Association at the Israel Museum from July 1996 through July 1998 and as a managing director at Dizengoff West Africa from August 1991 through January 1996. Mr. Streit served as an independent director in Advantech Ltd. from April 2000 to December 2002 and has served as a director of Primode Ltd. since September 2000. He received a B.A. in Economics and Political Science from the Hebrew University in 1963 and an M.B.A. from the Wharton School at the University of Pennsylvania in 1965.

        Ilan Horesh has served as an external director since March 2000. Since November 1998, Mr. Horesh has been a director of Value Added Services—Marketing Division at Pelephone Communications Ltd. From December 1997 to November 1998, Mr. Horesh was Chief Executive Officer at Shefa—The Customers Club of Maccabi Health Services and, from January 1994 to December 1997, Mr. Horesh was a planning and development executive at PAZ Oil Corporation. He received a B.A. in History from Tel Aviv University in 1984, an M.A. in Political Science from Haifa University in 1990 and an M.A. in Business Management from Tel Aviv Management College in 1996.

        Orly Eshkar has served as a director since March 2000. Ms. Eshkar has been our Senior Systems Analyst since April 2000. From May 1985 to February 2000, Ms. Eshkar was a Senior Systems Analyst at Advanced Technology Limited. She received an M.A. in Computer Sciences from The Bari University in Italy in 1985 and a B.A. in Computer Sciences from The Bari University in Italy in 1983.

        Brian Cooper has served as a director since August 1984. From December 1999 to June 2001, Mr. Cooper served as our Vice President, Israeli operations. Mr. Cooper also served as our Chief Financial Officer from August 1984 until December 1999. From 1979 to 1984, Mr. Cooper served as an officer in the Israeli Defense Forces as an economist and programmer. Mr. Cooper has been a director of YCD Multimedia Ltd. since June 2003. Mr. Cooper received a B.A. in Economics from Haifa University in 1977.

        Ian O'Reilly has served as a director since November 2000. Mr. O'Reilly serves as a director of e-Daily and the Cambridge Building Society and served as a Group IT Manager at Tesco Stores Ltd. between 1991 and 2000. He received a British Computer Society Qualification from the Cambridge College of Arts and Technology in 1972.

        Amnon Lipkin-Shahak has served as a director since April 2002. Since May 2001, Mr. Lipkin-Shahak has served as the chairman of the board in the TAHAL Group, and as a director in the Kardan Group, Granit Hacarmel and NILIT, and as the chairman of the Bountiful Israel Council. Between May 1999 and March 2001, Mr. Lipkin-Shahak served as a member of the Israeli parliament (the Knesset). During most of this period, Mr. Lipkin-Shahak served as a cabinet minister in charge of transport (between July 2000 and March 2001) and in charge of tourism (between July 1999 and July 2000). In December 1998, Mr. Lipkin-Shahak retired from his position as the Chief of Staff of the Israeli Defense Forces after thirty-six years of service in the Israeli army.

Compensation

        The aggregate accrued compensation of all 12 persons as a group who served in the capacity of a director or an executive officer during the year ended December 31, 2003, was approximately $1.8 million. This amount includes pension, retirement and similar benefits in the aggregate amount of $57,000. This does not include amounts expensed by the Company for business travel, professional and business associated dues and business expense reimbursements.

        Under our articles of association, no director may be paid any remuneration by us for his services as director except as may be approved pursuant to the provisions of the Israeli Companies Law—1999, or the Companies Law, which require the approval of our audit committee, followed by the approval of our board of directors and then the approval of our shareholders.

        Our external directors receive annual compensation of approximately $7,600 each and in addition $280 per board meeting or per board committee meeting in which they participate, and $170 per such meeting by telephone in which they participate.

        In addition, Mr. Barry Shaked, our Chairman and Chief Executive Officer, is entitled to receive a bonus based on our attainment of certain performance milestones. For the first million dollars of our net income earned, he is entitled to receive a bonus of $65,000. For each subsequent million dollars of our net income, he is entitled to receive an additional bonus, which is to be $5,000 less than the prior bonus level, down to $35,000 for seven million dollars of net income and for each million dollars earned thereafter.

        As compensation for his services to us, Mr. Shaked is entitled to receive, at the beginning of each calendar year, options to purchase a number of our ordinary shares equal to 1.0% of our then outstanding ordinary shares. One-third of these options will become exercisable on each of the first three anniversaries of the date of grant. According to this arrangement, in January of 2003 and January 2004, Mr. Shaked was granted options to purchase a total of up to 119,999 and 129,767 of our ordinary shares, respectively, at exercise prices of $9.01 and $23.19 per share. One-third of the options granted in 2003 became exercisable on January 1, 2004, and the remaining two-thirds will be exercisable in two equal portions from January 1st of each of the years 2005 and 2006. Similarly, one-third of the options granted in 2004 will be exercisable from January 1st of each of the years of 2005, 2006 and 2007. The expiration dates of these options are December 31, 2006 and 2007.

        According to our employment agreement with Mr. Shaked, he is entitled to severance pay equal to one month's salary for every year of employment. In addition, he is entitled to full compensation and benefits during the first three month period following termination of employment in exchange for post-termination cooperation during such period, and to full compensation and benefits also during the second three month period following termination of employment in exchange for post employment consulting during such period, and an additional payment equal to five months' salary in the event of termination of employment, other than by us for cause.

        In October 2002, the shareholders of the Company approved the replacement of the employment agreement with Mr. Shaked, with a management agreement with a private company controlled by Mr. Shaked. This arrangement has not changed in any material respect the previous terms of employment, including the terms described above.

        Our employment agreements with most of our employees located in Israel, including executive officers and those that are also members of our board of directors, provide for standard Israeli benefits, such as managers' insurance and an educational fund. We make payments under these programs as follows: pension—5.0% of gross salary; severance pay—8.33% of gross salary; disability insurance—up to 2.5% of gross salary (all of which are considered part of managers' insurance); and educational fund—7.5% of gross salary. The total amount we expensed in 2003 under these arrangements for all executive officers as a group was approximately $129,471.

        During the year 2003, all our directors and executive officers as a group, were granted options to purchase an aggregate of 189,999 shares under our stock option plans. The exercise prices of these options range from $8.75 to $9.01, and their expiration dates range from December 31, 2006 to April 30, 2008. Of these options, 23,333 became exercisable prior to December 31, 2003, 40,000 became exercisable on January 1, 2004, 23,333 will become exercisable on August 1, 2004, 40,000 will become exercisable on January 1, 2005, 23,334 will become exercisable on August 1, 2005 and 39,999 will become exercisable on January 1, 2006.

Conflict of Interest under Israeli Law

        The Companies Law requires that an office holder of a company disclose to the company, promptly and in any event no later than in the board of directors meeting in which the transaction is first discussed, any personal interest that he may have and all related material information known to him, in connection with any existing or proposed transaction by the company. A personal interest of an office holder includes an interest of a company in which the office holder is, directly or indirectly, the holder of 5% or more of a company's issued share capital or its voting rights, a director or general manager or in which the office holder has the right to appoint at least one director or the general manager. In the case of an extraordinary transaction, the office holder's duty to disclose applies also to a personal interest of the office holder's relative, which term is defined in the Companies Law as the person's spouse, siblings, parents, grandparents, descendants, spouse's descendants and the spouses of any of the foregoing. The term "office holder" includes a director, the chief executive officer, the chief business manager, a vice president, any other person who assumes the functions as such officers, even if his or her title is different, and any other officer that reports directly to the chief executive officer.

        Under Israeli law, an extraordinary transaction is a transaction:

  •
  outside the ordinary course of business;

  •
  that is not on market terms; or

  •
  that is likely to have a material impact on the company's profitability, assets or liabilities.

        Under the Companies Law, once an office holder complies with the above disclosure requirement, the board of directors may approve a transaction between the company and an office holder, or a third party in which an office holder has a personal interest. A transaction that is adverse to the company's interest may not be approved.

        If the transaction is an extraordinary transaction, approval of both the audit committee and the board of directors is required. Under specific circumstances, shareholder approval may also be required. A director who has a personal interest in a matter which is considered at a meeting of the board of directors or the audit committee generally may not be present at this meeting or vote on this matter, unless a majority of members of the board of directors or the audit committee, as the case may be, has a personal interest. If a majority of the members of the board of directors has a personal interest, shareholder approval is also required.

Second 1998 Share Option Plan

        Our Second 1998 Share Option Plan provides for the granting of incentive share options to employees, and for the granting of non-statutory options to employees, directors and consultants. Unless terminated sooner, the Second 1998 Plan will terminate automatically in May 2008. As of March 31, 2004, options to purchase 4,392,496 ordinary shares had been granted under the Second 1998 Plan, out of which options to purchase 2,643,083 (excluding options already exercised) ordinary shares were exercisable, and 607,504 ordinary shares remained available for future grant. As of March 31, 2004, 1,387,609 options granted under our Second 1998 Plan have been exercised.

        The Second 1998 Plan may be administered by our board of directors or by one or more committees of our board of directors. Under Section 112 of the Companies Law, a committee of the board of directors may only advise our board of directors with regard to the grant of options, and the actual grant must be carried out by our board of directors. The committee will, in the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the U.S. Internal Revenue Code, consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The plan administrator has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to each option, the exercisability of the option and the form of consideration payable upon such exercise. Our board of directors has the authority to amend, suspend or terminate the Second 1998 Plan, provided that no such action may affect any ordinary share previously issued and sold or any option previously granted under the Second 1998 Plan. In addition, pursuant to Nasdaq rules, material amendments to a share option plan generally require shareholder approval.

        Options granted under our Second 1998 Plan are not generally transferable by the optionee, and each option is exercisable during the lifetime of the optionee only by such optionee. Options granted under the Second 1998 Plan must generally be exercised within three months of the end of the optionee's status as our employee or consultant or within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option's term. The exercise price of all incentive and nonstatutory share options granted under the Second 1998 Plan must be at least equal to the fair market value of our ordinary shares on the date of grant, except in the event of options granted in connection with certain merger and acquisition transactions. With respect to any participant who owns shares possessing more than 10% of the voting power of all classes of our outstanding share capital, the exercise price of any incentive share option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive share option must not exceed five years. The term of all other options granted under the Second 1998 Plan may not exceed ten years. Some holders of share options granted under the Second 1998 Plan are entitled to participate in rights offerings that may be made by us to our shareholders.

        Our Second 1998 Plan provides that in the event we merge with or into another corporation or sell substantially all of our assets, each outstanding option will be assumed or an equivalent option will be substituted by the successor corporation. If the successor corporation refuses to assume or substitute for our options as described in the preceding sentence, the options will terminate as of the closing.

Stock Option Plan of a Subsidiary

        On December 4, 2000, the board of directors of one of our subsidiaries, StoreAlliance.com Ltd., approved an employee stock option plan. Pursuant to this subsidiary plan, as of March 31, 2004, 270,000 ordinary shares, or approximately 7.7% of the issued and outstanding share capital of the subsidiary as of such date, are reserved for issuance upon the exercise of options granted to some of our and the subsidiary's employees. The options vest as follows: 33.33% after the first year after their grant, another 33.33% after the second year and another 33.33% after the third year, but only during the period the employee is employed either by us or by the subsidiary. In addition, the options are not exercisable prior to the earliest of the following events: (1) the consummation of a public offering of the subsidiary's securities, (2) a merger of the subsidiary and (3) seven years from the date of grant. Any vested options not exercised within the later of 90 days of (a) the end of the optionee's status as our or the subsidiary's employee, or (b) the first to occur of such exerciseability events, will expire. The rights of ordinary shares obtained upon exercise of the options will be identical to those of the other ordinary shares of the subsidiary. Any option not exercised within 10 years of the grant date thereof will expire. Some of the options under the subsidiary plan are subject to the terms stipulated by Section 102 of the Israeli Income Tax Ordinance. Among other things, the Ordinance provides that the subsidiary will be allowed to claim as an expense for tax purposes the amounts credited to the employees as a benefit, when the related tax is payable by the employee. As of March 31, 2004, options to purchase 200,166 ordinary shares of the subsidiary were outstanding under the subsidiary plan, at exercise prices ranging from NIS0.01 per share to $5.55 per share.

Board Practices

        Our articles of association provide for a board of directors of not less than three and not more than ten directors. Each director is elected at the annual general meeting of shareholders and holds office until the election of his successor at the next annual general meeting, except for external directors, who, subject to the provisions of the Companies Law, hold office for one or two three-year terms. In addition, any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may be filled by a vote of a simple majority of the directors then in office. A director elected thereby may serve on the board of directors until the next annual general meeting. Our officers serve at the discretion of the board of directors. There are no family relationships among our directors and executive officers.

        According to the Companies Law, a company's chairman of the board may not serve as its chief executive officer, unless otherwise approved by the shareholders for periods of up to three years. The required shareholder approval is a majority of the shares voted on the matter, including at least two-thirds of the shares of non-controlling shareholders voted on the matter. Barry Shaked, one of our founders, has served as our president, chief executive officer and chairman of the board since our inception in 1982. His most recently approved three-year period expired in 2003, and we plan to request our shareholders to approve another three-year period at our next annual general meeting.

        The Companies Law and Nasdaq listing requirements require us to appoint an audit committee of the board and permit the creation of other committees. Currently, the audit committee and an investment committee are our only board committees.

Alternate Directors

        Our articles of association provide that any director may appoint, by written notice to the Company, an alternative director for himself, provided that such person satisfies the applicable requirements of the Companies Law. A person may not act as an alternate director for more than one director, and a person serving as a director may not serve as an alternate director. Any alternate director shall have all of the rights and obligations of the director appointing him or her, except the power to appoint an alternate. The alternate director may not act at any meeting at which the director appointing him or her is present. Unless the time period or scope of any such appointment is limited by the appointing director, such appointment is effective for all purposes and for an indefinite time, but expires upon the expiration of the appointing director's term. To our knowledge, no director currently intends to appoint any person as an alternate director, except if the director is unable to attend a meeting of the board of directors.

External Directors

        Under the Companies Law, companies incorporated under the laws of Israel whose shares have been offered to the public in or outside of Israel are required to appoint two individuals as external directors. Any individual who is eligible to be appointed as a director may be appointed as an external director, provided that such person, or the person's relative, partner, employer or any entity under the person's control does not have at the date of appointment, or has not had during the two years preceding the date of appointment, any affiliation with:

  •
  the company;

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  any person or entity controlling the company at the time of appointment; or

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  any entity controlled by the company or by its controlling entity on the date of the appointment or during the two years preceding such date.

        The term affiliation means any of:

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  an employment relationship;

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  a business or professional relationship maintained on a regular basis;

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  control; and

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  service as an office holder.

        No person can serve as an external director if the person's position or other business creates or may create a conflict of interest with the person's responsibilities as an external director, or if it may adversely affect his ability to serve as a director. Until the lapse of two years from termination of office, a company may not engage an external director to serve as an office holder, employee or service provider, either directly or indirectly, including through a corporation controlled by that person.

        External directors are elected by a majority vote at a shareholders' meeting, provided that either:

  •
  the majority of shares voted on the matter, including at least one-third of the shares of non-controlling shareholders voted on the matter, vote in favor of election; or

  •
  the total number of shares of non-controlling shareholders that voted against the election of the director does not exceed one percent of the aggregate voting rights in the company.

        The initial term of an external director is three years and such director may be reappointed for an additional three years. Each committee of a company's board of directors that is authorized to carry out a power of the board of directors is required to include at least one external director. Pursuant to the provisions of the Companies Law, we elected two external directors, Elli Streit and Ilan Horesh.

        An external director is entitled to compensation as provided in regulations under the Companies Law and is otherwise prohibited from receiving any other compensation, directly or indirectly from us. We do not have, nor do our subsidiaries have, any directors' service contracts granting to the directors any benefits upon termination of their service in their capacity as directors, except for Mr. Shaked who would be entitled to certain benefits upon termination of his agreement with us as described in "—Compensation."

Audit Committee

        Under the Companies Law, the board of directors of a public company must appoint an audit committee, comprised of at least three directors, including all of the external directors, but excluding the chairman of the board of directors and a controlling shareholder or a relative of a controlling shareholder and any director employed by the company or who provides services to the company on a regular basis. The role of the audit committee under Israeli law is to examine flaws in the management of the company's business, including by consultation with the internal auditor and the company's independent accountants, and recommend remedial action. In addition, the approval of the audit committee is required to effect certain related party transactions.

        Under the Companies Law, an audit committee may not approve an action or a transaction with a related party or with an office holder unless at the time of approval the two external directors are serving as members of the audit committee and at least one of the external directors was present at the meeting in which any approval was granted.

        The responsibilities of the audit committee under Nasdaq rules include, among other things, evaluating the independence of a company's outside auditors and overseeing the company's accounting and financial reporting processes and the annual independent audit of its financial statements.

        The members of our audit committee are Ian O'Reilly, Elli Streit and Ilan Horesh.

Investment Committee

        On February 11, 2004, our board of directors established an investment committee. The investment committee is authorized to determine policies with respect to investing our financial reserves based on prevailing financial and economic conditions and our ongoing needs. The members of our investment committee are Ilan Horesh and Brian Cooper.

Internal Auditor

        Under the Companies Law, our board of directors must appoint an internal auditor proposed by the audit committee. The role of the internal auditor is to examine whether the company's actions comply with the law, integrity and orderly business procedure. The internal auditor has the right to request that the chairman of the audit committee convene an audit committee meeting, and the latter shall convene such a meeting if he believes that there are grounds to do so. The internal auditor may participate in all audit committee meetings. Under the Companies Law, the internal auditor may not be an interested party, an office holder, or a relative of either, nor may the internal auditor be the company's independent accountant or its representative. The internal auditor may not be dismissed without the approval of the board of directors after it has received the position of the audit committee and after the internal auditor has been given a reasonable opportunity to be heard by the board of directors and the audit committee. Our internal auditor is Moshe Avraham.

PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information known to us with respect to beneficial ownership of our ordinary shares by (1) each director and executive officer known by us to be the beneficial owner of one percent or more of our ordinary shares, (2) all of our executive officers and directors as a group, and (3) each shareholder known by us to be the beneficial owner of five percent or more of our ordinary shares. Such information is presented as of March 31, 2004. The table also reflects ownership of ordinary shares after the offering, without giving effect to the over-allotment option granted to the underwriters.

Name	Number of ordinary shares held	Percentage of outstanding ordinary shares before the offering (1)(2)	Percentage of outstanding ordinary shares after the offering (1)(2)
Barry Shaked (3)	1,293,378	9.5%	7.8%
Brian Cooper	1,058,035	7.9%	6.5%
Bank Leumi Funds (4)	1,150,546	8.6%	7.0%
Bank Hapoalim Funds (5)	1,081,955	8.1%	6.6%
All directors and executive officers as a group (6)	2,925,680	20.7%	17.1%

(1)
Unless otherwise indicated, each person named or included in the group has sole power to vote and sole power to direct the disposition of all shares listed as beneficially owned.

(2)
Amounts include shares that are not currently outstanding but are deemed beneficially owned because of the right to purchase them pursuant to options exercisable either currently or within 60 days after March 31, 2004. Pursuant to SEC rules, shares deemed beneficially owned by virtue of an individual's right to purchase them are also treated as outstanding when calculating the percent of the class owned by such individual and when determining the percent owned by any group in which the individual is included.

(3)
Includes options to purchase 231,205 shares held by Mr. Shaked, directly or indirectly, that are exercisable currently or within 60 days after March 31, 2004 at exercise prices that range from $9.01 to $16.43.

(4)
This information is based solely on information provided to us by Bank Leumi pursuant to Israeli law with respect to the aggregate holdings of various of its affiliated mutual funds and provident funds. Pursuant to a Schedule 13G/A filed with the SEC by Bank Leumi, as of December 31, 2003, the various mutual funds and provident funds owned an aggregate of 657,084 ordinary shares. The method used to compute holdings under Israeli law does not necessarily bear the same result as the method used to compute beneficial ownership under SEC rules and regulations. The address of this shareholder is 6 Kauffman Street, Beit Gibor, Tel Aviv, Israel.

(5)
This information is based solely on information provided to us by Bank Hapoalim pursuant to Israeli law with respect to the aggregate holdings of various of its affiliated mutual funds and provident funds. Pursuant to a Schedule 13G filed with the SEC by Bank Hapoalim, as of December 31, 2003, the various mutual funds and provident funds owned an aggregate of 1,015,317.85 ordinary shares. The method used to compute holdings under Israeli law does not necessarily bear the same result as the method used to compute beneficial ownership under SEC rules and regulations. The address of this shareholder is 50 Rothschild Boulevard, Tel Aviv, Israel.

(6)
Includes options to purchase 759,794 shares that are exercisable currently or within 60 days after March 31, 2004 at exercise prices that range from $8.75 to $16.43.

MATERIAL TAX CONSIDERATIONS

        The following is a general summary only and should not be considered as income tax advice or relied upon for tax planning purposes. Holders of our ordinary shares should consult their own tax advisors as to the U.S., Israeli or other tax consequences of the purchase, ownership and disposition of ordinary shares, including, in particular, the effect of any foreign, state or local taxes.

U.S. Taxation

        Subject to the limitations described in the next paragraph, the following discussion describes the material U.S. federal income tax consequences to a U.S. holder arising from the purchase, ownership and disposition of our ordinary shares. A U.S. holder is a holder of ordinary shares that is: (1) an individual citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof, (3) an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (5) a trust that has a valid election in effect to be treated as a U.S. person. This summary is for general information purposes only and does not purport to be a comprehensive description of all of the U.S. federal income tax considerations that may be relevant to a decision to purchase ordinary shares. This summary generally considers only U.S. holders that will own ordinary shares as capital assets. Except to the limited extent discussed below, this summary does not consider the U.S. tax consequences to a person that is not a U.S. holder, nor does it describe the rules applicable to determine a taxpayer's status as a U.S. holder.

        This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, current and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly on a retroactive basis. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular shareholder based on such shareholder's particular circumstances. In particular, this discussion does not address the tax treatment of a U.S. holder who is: (1) a bank, life insurance company, regulated investment company, or other financial institution or "financial services entity"; (2) a broker or dealer in securities or foreign currency; (3) a person who acquires our ordinary shares in connection with employment or other performance of services; (4) a U.S. holder that is subject to the alternative minimum tax; (5) a U.S. holder that holds the ordinary shares as a hedge or as part of a hedging, straddle, conversion or constructive sale transaction; and (6) a tax-exempt entity. This discussion does not address the tax treatment of a U.S. holder that owns, directly or constructively, at any time, shares representing 10% or more of our voting power. Additionally, the tax treatment of persons who hold ordinary shares through a partnership or other pass-through entity are not considered, nor are the possible application of U.S. federal gift or estate taxes or any aspect of state, local or non-U.S. tax laws. Each prospective investor is advised to consult such person's own tax advisor with respect to the specific U.S. federal income tax consequences to such person of purchasing, holding or disposing of the ordinary shares.

Distributions on Ordinary Shares

        Since 1995, we have not paid cash dividends on our ordinary shares, and we do not intend to pay cash dividends in the foreseeable future. In the event that we do pay dividends, and subject to the discussion under the headings "—Passive Foreign Investment Companies" and "—Foreign Personal Holding Company" below, a U.S. holder will be required to include in gross income as ordinary income the amount of any distribution paid on ordinary shares on the date the distribution is required to be included in the U.S. holder's income to the extent that such distribution does not exceed our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. The amount of a distribution which exceeds our earnings and profits will be treated first as a non-taxable return of capital, reducing the U.S. holder's tax basis for the ordinary shares to the extent thereof, and then as capital gain. Corporate holders generally will not be allowed a deduction for dividends received. In general, preferential tax rates not exceeding 15% for "qualified dividend income" and long-term capital gains are applicable for U.S. holders that are individuals, estates or trusts. For this purpose, "qualified dividend income" means, inter alia, dividends received from a "qualified foreign corporation." A "qualified foreign corporation" is a corporation that is entitled to the benefits of a comprehensive tax treaty with the United States which includes an exchange of information program. The U.S. Internal Revenue Service, or IRS, has stated that the Israel/U.S. Tax Treaty satisfies this requirement and we believe we are eligible for the benefits of that treaty.

        The amount of a distribution with respect to our ordinary shares will be measured by the amount of fair market value of any property distributed, and for U.S. federal income tax purposes, the amount of any Israeli taxes withheld therefrom. (See discussion below under "Taxation of Non-Residents on Receipt of Dividends.") Cash distributions paid by us in NIS will be included in the income of U.S. holders at a U.S. dollar amount based upon the spot rate of exchange in effect on the date the dividend is includible in the income of the U.S. holder, and U.S. holders will have a tax basis in such NIS for U.S. federal income tax purposes equal to such U.S. dollar value. If the U.S. holder subsequently converts the NIS, any subsequent gain or loss in respect of such NIS arising from exchange rate fluctuations will be U.S. source ordinary exchange income or loss.

        In addition, our dividends will be qualified dividend income if our shares are readily tradable on Nasdaq or another established securities market in the United States. Dividends will not qualify for the preferential rate if we are treated, in the year the dividend is paid or in the prior year, as a foreign investment company, foreign personal holding company, or FPHC, or a passive foreign investment company, or PFIC. Due to the nature of our operations, we do not believe we are a foreign investment company; we also do not believe we are a PFIC or a FPHC; see the discussions below at "—Passive Foreign Investment Companies" and "—Foreign Personal Holding Company" concerning our status as a PFIC or FPHC. If our beliefs concerning our PFIC and FPHC status are correct, dividend distributions with respect to our shares should be treated as qualified dividend income, subject to the U.S. holder satisfying holding period and other requirements described below. A U.S. holder will not be entitled to the preferential rate: (a) if the U.S. holder has not held the ordinary shares or ADRs for at least 61 days of the 120 day period beginning on the date which is 60 days before the ex-dividend date, or (b) to the extent the U.S. holder is under an obligation to make related payments on substantially similar property. Any days during which the U.S. holder has diminished its risk of loss on our shares are not counted towards meeting the 61-day holding period. Based on IRS New Release 4004-22, the IRS intends to give current effect to proposed legislation changing the aforementioned 120 day period to a 121 day period. Finally, U.S. holders who elect to treat the dividend income as "investment income" pursuant to Section 163(d)(4) of the Internal Revenue Code will not be eligible for the preferential rate of taxation.

        Distributions paid by us will generally be foreign source passive income for U.S. foreign tax credit purposes. Subject to the limitations set forth in the Internal Revenue Code, U.S. holders may elect to claim a foreign tax credit against their U.S. income tax liability for Israeli income tax withheld from distributions received in respect of ordinary shares. In general, these rules limit the amount allowable as a foreign tax credit in any year to the amount of regular U.S. tax for the year attributable to foreign taxable income. This limitation on foreign taxes eligible for the foreign tax credit is calculated separately with respect to specific classes of income and special rules apply to qualified dividend income. Also, this limitation on the use of foreign tax credits generally will not apply to an electing individual U.S. holder whose creditable foreign taxes during the year do not exceed $300, or $600 for joint filers, if such individual's gross income for the tax year from non-U.S. sources consists solely of certain passive income. A U.S. holder will be denied a foreign tax credit with respect to Israeli income tax withheld from dividends received with respect to the ordinary shares if such U.S. holder has not held the ordinary shares for at least 16 days out of the 30-day period beginning on the date that is 15 days before the ex-dividend date or to the extent that such U.S. holder is under an obligation to make certain related payments with respect to substantially similar or related property. Any day during which a U.S. holder has substantially diminished its risk of loss with respect to the ordinary shares will not count toward meeting the 16-day holding period referred to above. A U.S. holder will also be denied a foreign tax credit if the U.S. holder holds ordinary shares in an arrangement in which the U.S. holder's reasonably expected economic profit is insubstantial compared to the foreign taxes expected to be paid or accrued. The rules relating to the determination of the foreign tax credit are complex, and U.S. holders should consult their own tax advisors to determine whether and to what extent they would be entitled to such credit. U.S. holders that do not elect to claim a foreign tax credit may instead claim a deduction for Israeli income tax withheld, provided such holders itemize their deductions.

Disposition of Shares

        Except as provided under the passive foreign investment company or foreign personal holding company rules, upon the sale, exchange or other disposition of ordinary shares, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between such U.S. holder's tax basis for the ordinary shares and the amount realized on the disposition (or its U.S. dollar equivalent, determined by reference to the spot rate of exchange on the date of disposition, if the amount realized is denominated in a foreign currency). The gain or loss realized on the sale, exchange or other disposition of ordinary shares will be long-term capital gain or loss if the U.S. holder has a holding period of more than one year at the time of disposition.

        In general, gain realized by a U.S. holder on a sale, exchange or other disposition of ordinary shares generally will be treated as U.S. source income for U.S. foreign tax credit purposes (see discussion below under "—Application of the Israel/U.S. Tax Treaty to Capital Gains Tax."). A loss realized by a U.S. holder on the sale, exchange or other disposition of ordinary shares is generally allocated to U.S. source income. However, regulations require the loss to be allocated to foreign source income to the extent certain dividends were received by the taxpayer within the 24-month period preceding the date on which the taxpayer recognized the loss. The deductibility of a loss realized on the sale, exchange or other disposition of ordinary shares is subject to limitations.

Passive Foreign Investment Companies

        We would be a passive foreign investment company, or PFIC, if:

  •
  75% or more of our gross income, including the pro rata share of our gross income for any company, U.S. or foreign, in which we are considered to own 25% or more of the shares by value, in a taxable year is passive income; or

  •
  at least 50% of the assets, averaged over the year and generally determined based upon value, including the pro rata share of the assets of any company of which we are considered to own 25% or more of the shares by value, in a taxable year are held for the production of, or produce, passive income.

        Under certain "look-through" rules, the assets and income of certain subsidiaries are taken into account in determining whether a foreign corporation meets the income test and/or asset test.

        Passive income generally consists of dividends, interest, rents, royalties, annuities and income from certain commodities transactions and from notional principal contracts. Cash is treated as generating passive income.

        If we become a PFIC, each U.S. holder who has not elected to treat us as a qualified electing fund, or a QEF election, or who has not elected to mark the shares to market as discussed below, would, upon receipt of certain distributions by us and upon disposition of the ordinary shares at a gain, be liable to pay tax at the then prevailing highest tax rates on ordinary income plus interest on the tax, as if the distribution or gain had been recognized ratably over the taxpayer's holding period for the ordinary shares. In addition, when shares of a PFIC are acquired by reason of death from a decedent that is a U.S. holder, the tax basis of the shares does not receive a step-up to fair market value as of the date of the decedent's death, but instead would be equal to the decedent's basis if lower, unless all gain is recognized by the decedent. Indirect investments in a PFIC may also be subject to special tax rules.

        The PFIC rules above would not apply to a U.S. holder who makes a QEF election for all taxable years that such shareholder has held the ordinary shares while we are a PFIC, provided that we comply with certain reporting requirements. Instead, each U.S. holder who has made such a QEF election is required for each taxable year that we are a PFIC to include in income a pro rata share of our ordinary earnings as ordinary income and a pro rata share of our net capital gain as long-term capital gain, regardless of whether we make any distributions of such earnings or gain. In general, a QEF election is effective only if we make available certain required information. The QEF election is made on a shareholder-by-shareholder basis and generally may be revoked only with the consent of the IRS. Although we have no obligation to do so, we intend to notify U.S. holders if we believe we will be treated as a PFIC for any tax year in order to enable U.S. holders to consider whether to make a QEF election. In addition, we intend to comply with the applicable information reporting requirements for U.S. holders to make a QEF election. U.S. holders should consult with their own tax advisers regarding eligibility, manner and advisability of making the QEF election if we are treated as a PFIC.

        A U.S. holder of PFIC shares which are publicly traded could elect to mark the shares to market annually, recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the fair market value of the PFIC shares and the U.S. holder's adjusted tax basis in the PFIC shares. Losses would be allowed only to the extent of net mark-to-market gain previously included by the U.S. holder under the election for prior taxable years. If the mark-to-market election were made, then the rules set forth above would not apply for periods covered by the election.

        We believe that we were not a PFIC for 2003 and do not anticipate being a PFIC in 2004. The tests for determining PFIC status, however, are applied annually, and it is difficult to make accurate predictions of future income and assets in which are relevant to this determination. Accordingly, there can be no assurance that we will not become a PFIC. U.S. holders who hold ordinary shares during a period when we are a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC, subject to certain exceptions for U.S. holders who made a QEF or mark-to-market election. U.S. holders are strongly urged to consult their tax advisors about the PFIC rules, including the eligibility, manner and consequences to them of making a QEF or mark-to-market election with respect to our ordinary shares in the event that we qualify as a PFIC.

Foreign Personal Holding Company

        Under certain circumstances, the Internal Revenue Code also provides for the current payment of tax by U.S. holders with respect to undistributed income of a foreign corporation in which they own interests. If we or any of our non-U.S. subsidiaries is a foreign personal holding company, or FPHC, for a taxable year, each U.S. holder who hold ordinary shares on the last day of our taxable year or, if earlier, the last day of the year in which a required ownership test is met, is required to include in gross income as a deemed dividend its pro rata portion of our undistributed income even if no cash dividend is actually paid. In such case, the U.S. holder is generally entitled to increase its tax basis in the ordinary shares by the amount of the deemed dividend. In a situation where there is an overlap of income inclusion under both the PFIC and FPHC regimes, the FPHC rules will take precedence. The FPHC rules, however, only apply in cases in which five or fewer U.S. holders own directly, indirectly or constructively 50% or more of the stock of the foreign corporation. Accordingly, we do not expect that the FPHC provisions will apply to ownership of our ordinary shares. In the event, however, that our ownership changes and U.S. holders acquire control of us, these rules would apply.

Backup Withholding

        A U.S. holder may be subject to backup withholding (currently at a rate of 28%) with respect to cash dividend payments and proceeds from a disposition of ordinary shares. In general, backup withholding will apply only if a U.S. holder fails to comply with certain identification procedures. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Backup withholding is not an additional tax and may be claimed as a credit against the U.S. federal income tax liability of a U.S. holder, provided that the required information is timely furnished to the IRS.

Non-U.S. holders of Ordinary Shares

        Except as provided below, an individual, corporation, estate or trust that is not a U.S. holder generally will not be subject to U.S. federal income or withholding tax on the payment of dividends on, and the proceeds from the disposition of, an ordinary share.

        A non-U.S. holder may be subject to U.S. federal income or withholding tax on a dividend paid on an ordinary share or the proceeds from the disposition of an ordinary share if (1) such item is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States and, in the case of a resident of a country which has an income tax treaty with the United States, such item is attributable to a permanent establishment or, in the case of gain realized by an individual non-U.S. holder, a fixed place of business in the United States; or (2) in the case of a disposition of an ordinary share, the individual non-U.S. holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met; or (3) the non-U.S. holder is subject to tax pursuant to the provisions of the U.S. tax law applicable to U.S. expatriates.

        In general, non-U.S. holders will not be subject to the 28% backup withholding with respect to the payment of dividends on ordinary shares if payment is made through a paying agent, or office of a foreign broker outside the United States. However, if payment is made in the United States or by a U.S. related person, non-U.S. holders may be subject to backup withholding, unless the non-U.S. holder provides a taxpayer identification number, certifies to its foreign status, or otherwise establishes an exemption. A U.S. related person for these purposes is a person with one or more current relationships with the United States.

        Non-U.S. holders generally may be subject to backup withholding at a rate of 28% on the payment of the proceeds from the disposition of ordinary shares to or through the U.S. office of a broker, whether domestic or foreign, or the office of a U.S. related person, unless the holder provides a taxpayer identification number, certifies to its foreign status or otherwise establishes an exemption. Non-U.S. holders will not be subject to backup withholding with respect to the payment of proceeds from the disposition of ordinary shares by a foreign office of a broker.

        The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Taxation of our U.S. subsidiaries

        The following summary describes our organizational structure in the United States and the applicable income taxes. We operate in the United States through several corporations. Retalix Holdings, Inc., or Retalix USA Holdings, is the U.S. parent, which is wholly-owned by Retalix Ltd. Retalix USA Holdings owns 100% of the stock of several U.S. corporations—Retalix USA Inc., RCS and BASS (BASS—through Retalix USA Inc.) and 50.01% of a U.S. limited liability company—StoreNext USA. StoreNext USA is treated as a partnership for U.S. federal tax purposes. As such, 50.01% of StoreNext USA's results are included in the Retalix's U.S. federal income tax return. Retalix USA Holdings and its wholly-owned subsidiaries have elected to file U.S. income tax returns on a consolidated company basis. U.S. federal income taxes are imposed on the taxable income of the U.S. consolidated group at progressive income tax rates ranging from 15% to 35%. The corporation is subject to the same U.S. income tax rates on capital gain income. The U.S. companies are subject to state income/franchise taxes in the states in which they do business. Depending on each state's requirements, taxes may be imposed on a consolidated, combined or separate company basis.

Israeli Taxation

        The following summary discusses Israeli tax consequences material to persons purchasing our ordinary shares. To the extent that the summary is based on new tax legislation yet to be judicially or administratively interpreted, we cannot be sure that the views expressed will accord with any future interpretation. The summary is not intended, and should not be construed, as specific professional advice and does not exhaust all possible tax considerations. Accordingly, you should consult your tax advisor as to the particular tax consequences of an investment in our ordinary shares.

Capital Gains Tax in Israel

        Israeli law generally imposes a capital gains tax on the sale of any capital assets by residents of Israel, as defined for Israeli tax purposes, and on the sale of assets located in Israel, including shares in Israeli companies, by both residents and non-residents of Israel, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder's country of residence provides otherwise. The law distinguishes between the inflationary surplus and the real gain. The inflationary surplus is a portion of the total capital gain which is equivalent to the increase of the relevant asset's purchase price attributable to the increase in the Israeli consumer price index between the date of purchase and the date of sale. The real gain is the excess of the total capital gain over the inflationary surplus. A nonresident that invests in taxable assets with foreign currency may elect to calculate the inflationary amount in that foreign currency.

        Pursuant to the tax reform that took place in Israel on January 1, 2003, generally, capital gains tax is imposed on Israeli residents at a rate of 15% on real gains derived from the sale of shares issued after January 1, 2003 in: (1) companies publicly traded on the Tel Aviv Stock Exchange; or (2) subject to a necessary determination by the Israeli Minister of Finance, Israeli companies publicly traded on Nasdaq or a recognized stock exchange or a regulated market outside of Israel; or (3) companies dually traded on both the Tel Aviv Stock Exchange and Nasdaq or a recognized stock exchange or a regulated market outside of Israel. This tax rate is contingent upon the shareholder not claiming a deduction for financing expenses, and does not apply to: (1) dealers in securities; or (2) shareholders that report in accordance with the Israeli Income Tax Law (Inflationary Adjustments), 1985.

        Non-Israeli residents are exempt from Israeli capital gains tax on any gains derived from the sale of shares publicly traded on the Tel Aviv Stock Exchange, except when assets are attributable to an Israeli permanent establishment of the foreign resident, and are exempt from Israeli capital gains tax on any gains derived from the sale of shares of Israeli companies publicly traded on Nasdaq or a recognized stock exchange or a regulated market outside of Israel, provided that such capital gains are not derived by a permanent establishment of the foreign resident in Israel. However, non-Israeli corporations will not be entitled to such exemption if an Israeli resident (1) has a controlling interest of 25% or more in such non-Israeli corporation, or (2) is the beneficiary of or is entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

        In some instances where our shareholders may be liable to Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source.

Application of the Israel/U.S. Tax Treaty to Capital Gains Tax

        Subject to the Israel/U.S. Tax Treaty, the sale, exchange or disposition of our ordinary shares by a person who qualifies as a resident of the United States and is entitled to claim the benefits afforded to a resident, referred to as a Treaty U.S. Resident, will not be subject to Israeli capital gains tax unless (1) that Treaty U.S. Resident held, directly or indirectly, shares representing 10% or more of our voting power during any part of the 12-month period preceding the sale, exchange or disposition; or (2) the capital gains from such sale can be treated as business income allocated to a permanent establishment in Israel. A sale, exchange or disposition of our ordinary shares by a Treaty U.S. Resident who held, directly or indirectly, shares representing 10% or more of our voting power at any time during the 12-month period preceding the sale, exchange or disposition will be subject to Israeli capital gains tax, to the extent applicable. However, under the Israel/U.S. Tax Treaty, this Treaty U.S. Resident would be permitted to claim credit for these taxes if required to be paid against U.S. income tax imposed with respect to such sale, exchange or disposition, subject to the limitations set out in U.S. laws applicable to foreign tax credits.

Taxation of Non-Residents on Receipt of Dividends

        Nonresidents of Israel will be subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, which tax will be withheld at source, unless the dividends are paid from income derived from an approved enterprise during the applicable benefit period, or a different rate is provided in a treaty between Israel and the shareholder's country of residence. Under the Israel/U.S. Tax Treaty, the maximum tax on dividends paid to a holder of our ordinary shares who is a Treaty U.S. Resident will be 25%. However, when dividends are paid from income derived during any period for which the Israeli company is not entitled to the reduced tax rate applicable to an approved enterprise under Israel's Law for Encouragement of Capital Investments, the maximum tax will be 12.5% if the holder is a U.S. company holding shares representing 10% or more of the voting power during the part of the taxable year preceding the date of payment of dividends and during the whole of its prior taxable year, if any, and provided that not more than 25% of the Israeli company's gross income consists of interest or dividends. When dividends are paid from income derived during any period for which the Israeli company is entitled to the reduced tax rate applicable to an approved enterprise, then the tax will be 15% if the conditions in the preceding sentence are met.

UNDERWRITING

        Citigroup Global Markets Inc., UBS Securities LLC, Piper Jaffray & Co. and C.E. Unterberg, Towbin LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

Underwriter	Number of shares
Citigroup Global Markets Inc.	1,350,000
UBS Securities LLC	975,000
Piper Jaffray & Co.	450,000
C.E. Unterberg, Towbin LLC	225,000

Total	3,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

        The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers at the public offering price less a concession not to exceed $0.594 per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $0.10 per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 450,000 additional ordinary shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

        We and our executive officers and directors have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Citigroup, dispose of or hedge any of our ordinary shares or any securities convertible into or exchangeable for our ordinary shares, except that we will be able to issue up to 700,000 shares in connection with acquisitions, as long as the recipients of such shares agree to be subject to a substantially similar lock-up. Citigroup in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

        We have represented to the underwriters that other than the shares offered hereby, during the twelve month period prior to the completion of this offering, we have not offered or sold any of our securities in Israel, save for options issued to our employees or employees of subsidiaries in Israel, which issuance of options was made in compliance with the requirements set forth in the Israeli Securities Law, 5728-1968, and the regulations promulgated thereunder.

        Each underwriter has represented, warranted and agreed that:

  •
  it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

  •
  it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of any shares included in this offering in circumstances in which Section 21(1) of the FSMA does not apply to us;

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares included in this offering in, from or otherwise involving the United Kingdom; and

  •
  the offer in The Netherlands of the shares included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

        Our ordinary shares are quoted on the Nasdaq National Market under the symbol "RTLX." Our ordinary shares are also traded on the Tel Aviv Stock Exchange.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional ordinary shares.

	Paid by Retalix
	No Exercise	Full Exercise
Per share	$0.99	$0.99
Total	$2,970,000	$3,415,500

        We anticipate that the aggregate expenses of this offering payable by us (other than underwriting discounts and commissions) will be approximately $750,000. These expenses consist primarily of registration, filing and listing fees, printing fees and legal and accounting expenses.

        In connection with the offering, Citigroup on behalf of the underwriters, may purchase and sell ordinary shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of ordinary shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the ordinary shares in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned prior to pricing that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the ordinary shares. They may also cause the price of the ordinary shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq National Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        In addition, in connection with this offering, some of the underwriters (and selling group members) may engage in passive market making transactions in the ordinary shares on the Nasdaq National Market, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the Nasdaq National Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the ordinary shares during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the ordinary shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

        The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

        A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

        The validity of the issuance of the ordinary shares we are offering hereby and legal matters under Israeli law in connection with the offering will be passed upon for us by Goldfarb, Levy, Eran & Co., Tel Aviv, Israel. Matters with respect to U.S. law will be passed upon for us by Sullivan & Worcester LLP, Boston, Massachusetts. Certain U.S. law matters in connection with this offering will be passed upon for the underwriters by Weil, Gotshal & Manges LLP, New York, New York. As to matters of Israeli law, Weil, Gotshal & Manges LLP is relying upon the opinion of Fischer, Behar, Chen & Co.

EXPERTS

        The consolidated financial statements of Retalix as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, incorporated in this prospectus supplement by reference to Retalix's report on Form 6-K furnished to the SEC on April 13, 2004 and included herein, except as they relate to certain consolidated subsidiaries, have been so incorporated and included in reliance on the report of Kesselman & Kesselman, independent certified public accountants in Israel and a member of PricewaterhouseCoopers International Limited, a company limited by guarantee in England and Wales, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of the certain consolidated subsidiaries referred to above, not separately presented in Retalix's report on Form 6-K furnished to the SEC on April 13, 2004 or herein, whose revenues constituted approximately 32%, 35% and 36% of Retalix's total consolidated revenues for the years ended December 31, 2003, 2002 and 2001, respectively, have been audited by other independent auditors whose reports have also been incorporated in this prospectus supplement by reference to such report on Form 6-K and included herein. Such financial statements, to the extent they have been included in the financial statements of Retalix, have been so included in reliance on such reports given on the authority of such firms as experts in auditing and accounting.

        The financial statements of OMI International included in this prospectus supplement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated in this prospectus supplement by reference to Retalix's report on Form 6-K furnished to the SEC on March 26, 2004 and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        In addition to the documents incorporated by reference or deemed incorporated by reference into the accompanying prospectus, which prospectus is supplemented by this prospectus supplement, our reports on Form 6-K dated April 13, 2004 and April 28, 2004, which have been submitted to the SEC pursuant to the Securities Exchange Act of 1934, are hereby incorporated in this prospectus supplement and specifically made a part hereof by reference. All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and all reports on Form 6-K submitted to the SEC that we specifically identify in such form as being incorporated by reference into this prospectus supplement or into the registration statement of which it is a part subsequent to the date of this prospectus supplement and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus supplement and to be a part hereof from the respective dates of filing or submission of such documents.

        Any statement contained in this prospectus supplement, the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

        We will deliver to each person (including any beneficial owner) to whom this prospectus supplement and accompanying prospectus has been delivered a copy of any or all of the information that has been incorporated by reference into this prospectus supplement and accompanying prospectus but not delivered with this prospectus supplement and accompanying prospectus. We will provide this information upon written or oral request, and at no cost to the requester. Requests should be directed to Retalix Ltd., 10 Zarhin Street, Ra'anana 43000 Israel, Attention: Investor Relations. Our phone number is +011-972-9-776-6677.

FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus contain or incorporate historical information and forward-looking statements within the meaning of the federal securities laws. Statements looking forward in time are included in this prospectus supplement pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995 and U.S. federal securities laws. They involve known and unknown risks, uncertainties and other factors that may cause our actual results in future periods to be materially different from any future performance, results or achievements suggested herein. Such factors include risks relating to our anticipated future financial performance, continued roll-outs with existing customers, the market reception of our new e-marketplace and ASP services, the potential benefits to food retailers and suppliers, the conversion of sales leads into customers and the ramp-up of ASP users, the integration of our acquisition of OMI International and other factors over which we may have little or no control, including all of the risks and uncertainties discussed under "Risk Factors" in the accompanying prospectus and elsewhere in this prospectus supplement. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements and you should therefore not rely on these forward-looking statements, which are applicable only as of the date hereof.

        We urge you to consider that statements that use the terms "believe," "do not believe," "expect," "plan," "intend," "estimate," "anticipate," "project" and similar expressions are intended to identify forward-looking statements. These statements reflect our views, current as of the time expressed, with respect to future events and are based on assumptions and are subject to risks and uncertainties.

        Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise and we disclaim any obligation to publicly revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based. To the extent forward-looking statements that we incorporate by reference express views as to particular events, conditions or circumstances that may conflict or be inconsistent with each other, the most recent such statement supersedes earlier views.

                                Kesselman & Kesselman
                                Certified Public Accountants
                                Trade Tower, 25 Hamered Street
                                Tel Aviv 68125 Israel
                                P.O. Box 452 Tel Aviv 61003
                                Telephone +972-3-7954555
                                Facsimile +972-3-7954556

REPORT OF INDEPENDENT AUDITORS

To the shareholders of
 RETALIX LTD.

We have audited the consolidated balance sheets of Retalix Ltd. (the "Company") and its subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's Board of Directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.

We did not audit the financial statements of certain consolidated subsidiaries whose assets constitute approximately 24.1% and 26.2% of total consolidated assets as of December 31, 2003 and 2002, respectively, and whose revenues constitute approximately 31.7%, 35.2% and 36.2% of total consolidated revenues for the years ended December 31, 2003, 2002 and 2001, respectively. We did not audit the financial statements of a certain associated company, the Company's interest in which, as reflected in the balance sheet as of December 31, 2003, is $53,000 and the Company's share in excess of losses over profits of which is a net amount of $90,000 in 2003. The financial statements of the above subsidiaries and associated company were audited by other independent auditors, whose reports have been furnished to us and our opinion, insofar as it relates to amounts included for those subsidiaries and associated company, is based solely on the reports of the other independent auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America and in Israel, including those prescribed by the Israeli Auditors (Mode of Performance) Regulations, 1973. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company's Board of Directors and management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other independent auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other independent auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2003 and 2002 and the consolidated results of their operations, changes in shareholders' equity and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As described in note 1h to the consolidated financial statements, effective January 1, 2002 the Company and its subsidiaries have adopted FASB Statement of Financial Accounting Standards No. 142 "Goodwill and other intangible Assets," in its entirety and changed the method of accounting for goodwill.

/s/  KESSELMAN & KESSELMAN

Tel-Aviv, Israel
March 31, 2004

RETALIX LTD.

CONSOLIDATED BALANCE SHEETS

	December 31
	2003	2002
	U.S. $ in thousands
ASSETS
CURRENT ASSETS (note 11):
Cash and cash equivalents	46,093	28,410
Marketable securities (note 8c; 12c)	5,035	3,044
Accounts receivable (note 12a):
Trade	20,976	19,131
Other	1,813	1,371
Inventories (note 12b)	1,053	1,863
Deferred income taxes (note 10g)	2,402	681

Total current assets	77,372	54,500

NON-CURRENT ASSETS (note 11):
Marketable securities—bonds (note 12c)	3,519	2,568
Deferred income taxes (note 10g)	1,286	649
Long-term receivables (note 12e)	998	508
Amounts funded in respect of employee rights upon retirement (note 7)	3,733	3,132
Other	432	383

	9,968	7,240

PROPERTY, PLANT AND EQUIPMENT, net (note 3)	10,129	11,354

GOODWILL (note 4)	19,055	19,036

OTHER INTANGIBLE ASSETS, net of accumulated amortization (note 4)	4,079	6,166

	120,603	98,296

	December 31
	2003	2002
	U.S. $ in thousands
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES (note 11):
Short-term bank credit	5,677	121
Current maturities of long-term bank loans (note 5)	3,368	10,003
Accounts payable and accruals:
Trade	5,138	5,447
Employees and employee institutions	4,882	2,501
Current maturities of other liabilities (note 6)	2,439	2,237
Other	6,510	3,629
Deferred revenues	3,572	3,312

Total current liabilities	31,586	27,250

LONG-TERM LIABILITIES (note 11):
Long-term bank loans, net of current maturities (note 5)	4,700	5,789
Employee rights upon retirement (note 7)	5,405	4,471
Other liabilities, net of current maturities (note 6)	1,149	3,142

Total long-term liabilities	11,254	13,402

COMMITMENTS AND CONTINGENT LIABILITIES (note 8)
Total liabilities	42,840	40,652

MINORITY INTERESTS	2,117	1,116

SHAREHOLDERS' EQUITY (note 9):
Share capital—ordinary shares of NIS 1.00 par value (authorized: 25,000,000 Shares; issued and outstanding: December 31, 2003—12,976,695 shares; December 31, 2002—11,993,404 shares)	3,704	3,483
Additional paid in capital	41,864	31,252
Retained earnings	30,073	21,793
Accumulated other comprehensive income	5

Total shareholders' equity	75,646	56,528

	120,603	98,296

The accompanying notes are an integral part of these consolidated financial statements.

RETALIX LTD.

CONSOLIDATED STATEMENTS OF INCOME

	Year ended December 31
	2003	2002	2001
	U.S. $ in thousands (except per share data)
REVENUES (note 14a):
Product sales	58,432	47,280	34,333
Services and projects	33,625	29,173	24,953

Total revenues	92,057	76,453	59,286

COST OF REVENUES:
Cost of product sales	16,576	11,970	7,135
Cost of services and projects	12,440	10,141	8,781

Total cost of revenues	29,016	22,111	15,916

GROSS PROFIT	63,041	54,342	43,370

OPERATING INCOME (EXPENSES):
Research and development expenses—net	(18,344)	(17,036)	(14,571)
Selling and marketing expenses	(21,542)	(18,111)	(14,506)
General and administrative expenses (note 15a)	(13,345)	(12,455)	(12,017)
Other general income (expenses)—net (note 15c)	(62)	1,043	17

Total operating expenses	(53,293)	(46,559)	(41,077)

INCOME FROM OPERATIONS	9,748	7,783	2,293
FINANCIAL EXPENSES—net (note 15b)	(95)	(499)	(365)
GAIN ARISING FROM ISSUANCE OF SHARES BY A SUBSIDIARY (note 2b)	1,068		2,877
OTHER EXPENSES			501

INCOME BEFORE TAXES ON INCOME	10,721	7,284	4,304
TAXES ON INCOME (note 10)	2,639	2,103	706

INCOME AFTER TAXES ON INCOME	8,082	5,181	3,598
SHARE IN LOSSES OF AN ASSOCIATED COMPANY	90
MINORITY INTERESTS IN LOSSES OF SUBSIDIARIES	288	524	166

NET INCOME	8,280	5,705	3,764

EARNINGS PER SHARE (note 15d):
Basic	0.67	0.48	0.33

Diluted	0.63	0.46	0.31

WEIGHTED AVERAGE NUMBER OF SHARES USED IN COMPUTATION OF EARNINGS PER SHARE—in thousands (note 15d):
Basic	12,323	11,902	11,472

Diluted	13,083	12,395	12,153

The accompanying notes are an integral part of these consolidated financial statements.

RETALIX LTD.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

	Share capital Ordinary shares
					Accumulated other comprehensive income
	Number of shares in thousands	Amount	Additional paid-in capital	Retained earnings		Total
	U.S. $ in thousands
BALANCE AT JANUARY 1, 2001	11,313	3,331	26,174	12,324		41,829
CHANGES DURING 2001:
Net income				3,764		3,764
Issuance of share capital in respect of acquisition of a subsidiary	153	36	*1,907			1,943
Issuance of share capital to employees resulting from exercise of options	255	60	*1,145			1,205
Surplus arising from issuance of options			9			9
Deferred compensation related to employee stock option plan			29			29

BALANCE AT DECEMBER 31, 2001	11,721	3,427	29,264	16,088		48,779
CHANGES DURING 2002:
Net income				5,705		5,705
Issuance of share capital in respect of acquisition of minority interest in a subsidiary	5	1	*65			66
Issuance of share capital to employees resulting from exercise of options	267	55	*1,923			1,978

BALANCE AT DECEMBER 31, 2002	11,993	3,483	31,252	21,793		56,528
CHANGES DURING 2003:
Net income				8,280		8,280
Differences from translation of non dollar currency financial statements of an associated company					5	5

Comprehensive income						8,285

Surplus arising from issuance of options granted to non-employee			368			368
Gain on issuance of share capital of a newly formed associated company to a third party			69			69
Issuance of share capital in respect of acquisition of minority interest in a subsidiary	13	3	*135			138
Issuance of share capital to employees resulting from exercise of options	971	218	*8,939			9,157
Tax benefits relating to employees and other option grants			1,101			1,101

BALANCE AT DECEMBER 31, 2003	12,977	3,704	41,864	30,073	5	75,646

* Net of share issuance expenses.

The accompanying notes are an integral part of these consolidated financial statements.

RETALIX LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31
	2003	2002	2001
	U.S. $ in thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	8,280	5,705	3,764
Adjustments required to reconcile net income to net cash provided by operating activities:
Minority interests in losses of subsidiaries	(288)	(524)	(166)
Depreciation and amortization, net	2,323	2,710	5,036
Gain arising from issuance of shares by a subsidiary	(1,068)		(2,877)
Share in losses of an associated company	90
Capital gain from sale of dealership activity		(1,079)
Write-off of a loan to associated company			501
Tax benefits relating to employee and other option grants	1,101
Compensation expenses resulting from shares and options granted to employees and non employees	307	47	56
Changes in accrued liability for employee rights upon retirement	934	586	195
Losses (gains) on amounts funded in respect of employee rights upon retirement	(311)	121	(127)
Deferred income taxes—net	(2,358)	(760)	232
Net decrease (increase) in marketable securities	(536)	429	2,108
Amortization of premium (discount) on debt securities	(42)	69
Other	149	(60)	(31)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable:
Trade (in 2003 including the non-current portion)	(2,540)	(2,558)	1,268
Other	(387)	2,246	(2,298)
Increase (decrease) in accounts payable and accruals:
Trade	(309)	2,625	158
Employees, employee institutions and other	5,323	1,901	(2,983)
Decrease (increase) in inventories	810	(41)	374
Increase (decrease) in deferred revenues	260	(1,367)	838

Net cash provided by operating activities	11,738	10,050	5,604

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in long-term deposit			(97)
Proceeds from disposal of an investment in long-term bank deposit		200	67
Short-term deposits—net	(5)	16,390	(13,062)
Investment in marketable securities held to maturity	(2,364)	(4,326)
Acquisition of subsidiaries consolidated for the first time (a)			21
Purchase of property, equipment and other assets	(1,008)	(1,729)	(2,234)
Proceeds from sale of property and equipment (in 2002 including proceeds from sale of dealership activity)	150	1,264	317
Amounts funded in respect of employee rights upon retirement, net of amounts withdrawn	(290)	(666)	(464)
Long-term loans granted to employees	(27)	(158)	(102)
Collection of long-term loans to employees	297	99	12

Net cash provided by (used in) investing activities	(3,247)	11,074	(15,542)

CASH FLOWS FROM FINANCING ACTIVITIES:
Long-term bank loans received	2,278	2,922	5,102
Proceeds from issuance of shares of a subsidiary to a third party	2,458	37	3,500
Repayment of long-term bank loans	(10,257)	(6,006)	(4,384)
Issuance of share capital to employees	9,157	1,978	1,205
Short-term bank credit—net	5,556	(845)	(831)

Net cash provided by (used in) financing activities	9,192	(1,914)	4,592

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	17,683	19,210	(5,346)
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	28,410	9,200	14,546

BALANCE OF CASH AND CASH EQUIVALENTS AT END OF YEAR	46,093	28,410	9,200

The accompanying notes are an integral part of these consolidated financial statements.

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

	Year ended December 31
	2003	2002	2001
	U.S. $ in thousands
(a) Acquisition of subsidiaries consolidated for the first time:
Assets and liabilities of the subsidiaries at the date of acquisition:
Working capital (excluding cash and cash equivalents)			4,790
Fixed assets—net			(735)
Other assets			(617)
Amounts funded in respect of employee rights upon retirement			(89)
Accrued liability for employee rights upon retirement			97
Long-term loan			108
Minority interests in subsidiary			1,331
Goodwill and other intangible assets arising on acquisition			(6,557)
Issuance of the Company's share capital			1,393

			21

(b) Supplemental disclosure of cash flow information—
cash paid during the year for:
Interest	1,123	724	860

Income tax	1,328	1,226	1,305

(c) Supplemental information on investing activities not involving cash flows:

  1)
  In the years ended December 31, 2003 and 2002, the Company acquired shares from minority shareholders of a subsidiary in consideration for the issuance of share capital of the Company in the total amount of approximately $138,000 and $66,000, respectively. See note 2d.

  2)
  In the year ended December 31, 2003, the Company recorded $79,000 as capital surplus resulting from issuance of share capital of a newly formed associated company to a third party. See note 2b.

  3)
  In the year ended December 31, 2001, the Company acquired shares of a subsidiary and a loan from its shareholders in consideration for the issuance of share capital of the Company in the total amount of approximately $1,943,000. See note 2e.

  The accompanying notes are an integral part of these consolidated financial statements.

RETALIX LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES

  a.
  General:

  1)
  Nature of operations:

  a)
  Retalix Ltd. (the "Company"), an Israeli corporation whose shares are listed on the Nasdaq National Market (under the symbol "RTLX") and on the Tel-Aviv Stock Exchange ("TASE"), separately and together with its subsidiaries and an associated company (the "Group"), develops, manufactures and markets integrated enterprise-wide, open software solutions for the retail food and fuel industries, including supermarkets, convenience stores and fuel stations.

  b)
  As to the Group's geographical segments and principal customers, see note 14.

  c)
  Subsidiary—over which the Company has control and over 50% of the ownership—see Exhibit.

  d)
  Associated company—an investee company (which is not a subsidiary), over which financial and operational policy the Company exerts material influence—see Exhibit.

  2)
  Accounting principles and use of estimates in the preparation of financial statements

      The financial statements have been prepared in accordance with accounting principles generally accepted ("GAAP") in the United States of America ("U.S. GAAP").

      The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the dates of the financial statements as well as the reported amounts of revenues and expenses during the reporting years. Actual results could differ from those estimates.

    3)
    Functional currency

      The currency of the primary economic environment in which the operations of the Group and each member of the Group (except for the associated company) are conducted is the U.S. dollar ("dollar" or "$"). Most of the Group's revenues are in dollars or in Israeli currency linked to the dollar (see note 14a). The Group's financing is mostly in dollars. Thus, the functional currency of the Group is the dollar.

      Transactions and balances originally denominated in dollars are presented at their original amounts. Balances in non-dollar currencies are translated into dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. For non-dollar transactions and other items (stated below) reflected in the statements of income, the following exchange rates are used: (i) for transactions—exchange rates at transaction dates or average rates; and (ii) for other items (derived from non-monetary balance sheet items such as depreciation and amortization, changes in inventories, etc.)—historical exchange rates. Currency transaction gains or losses are carried to financial income or expenses, as appropriate.

      The functional currency of the associated company is its local currency ("New Israeli Shekel" or "NIS"). The financial statements of this company are included in the financial statements of the Company by the equity method, based on translation into dollars in accordance with Statement of Financial Accounting Standards ("FAS") 52, "Foreign

      Currency Translation" of the Financial Accounting Standards Board of the United States ("FASB"). The resulting translation adjustments are presented under shareholders' equity- accumulated other comprehensive income.

  b.
  Principles of consolidation:

  1)
  The consolidated financial statements include the accounts of the Company and its subsidiaries. The companies included in consolidation are listed in the Exhibit.

  2)
  Intercompany balances and transactions have been eliminated in consolidation.

  3)
  As for goodwill and other intangible assets arising on business combinations, see h. below.

  c.
  Cash equivalents

    The Group considers all highly liquid investments, which include short-term bank deposits (up to three months from date of deposit) that are not restricted as to withdrawal or use, to be cash equivalents.

  d.
  Marketable securities

  Investment in marketable bonds—which are to be held to maturity—are stated at the amortized cost with the addition of computed interest accrued to the balance sheet date (such interest represents the computed yield on cost from acquisition to maturity). Interest and amortization of premium discount for debt securities are carried to financial income or expenses.

  Investment in other marketable securities that are classified as "trading securities"—are stated at market value. The changes in market value of these securities are carried to financial income or expenses.

  e.
  Investment in an associated company

    This investment is accounted for by the equity method and is included among other non-current assets.

  f.
  Inventories

    Inventories are valued at the lower of cost or market. Cost is determined as follows:

      Raw materials and supplies—on "first-in, first-out" basis.

      Products in process and finished products—on a basis of production costs, raw materials and supplies component—on "first-in, first-out" basis.

  g.
  Property, plant and equipment:

  1)
  These assets are stated at cost; assets of subsidiaries are included at their fair value at date of acquisition of the subsidiaries.

  2)
  The assets are depreciated by the straight-line method, on the basis of their estimated useful life.

        Annual rates of depreciation are as follows:

%
Computers and peripheral equipment	33
Vehicles	15
Office furniture and equipment	6-10
Building	4

        Leasehold improvements are amortized by the straight line method over the term of the lease, which is shorter than the estimated useful life of the improvements.

  h.
  Goodwill and other intangible assets

    Other intangible assets are amortized over a period of five to seven years. As for software development costs see l. below.

    Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations accounted for as purchases. The Group adopted FAS No. 142, "Goodwill and other Intangible Assets" and FAS No. 141, "Business Combinations" in their entirety as of January 1, 2002 except in respect to an acquisition completed by the Group in September 2001 to which the Group applied the provisions of FAS 141 and FAS 142 as of the acquisition date. Goodwill, which was previously amortized on a straight-line basis over periods of four to seven years, is no longer being amortized to earnings, but instead is subject to periodic testing for impairment.

  i.
  Impairment of assets:

  1)
  As to the Company's test for impairment of goodwill, see note 4.

  2)
  The Group has adopted FAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" effective January 1, 2002. FAS 144 requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Under FAS 144, if the sum of the expected future cash flows (undiscounted and without interest charges) of the long-lived assets is less than the carrying amount of such assets, an impairment loss would be recognized, and the assets would be written down to their estimated fair values.

  j.
  Income taxes:

  1)
  Deferred income taxes are determined by the asset and liability method based on the estimated future tax effects of differences between the financial accounting and the tax bases of assets and liabilities under the applicable tax law. Deferred tax balances are computed using the tax rates expected to be in effect at the time when these differences reverse. Valuation allowances in respect of the deferred tax assets are provided when it is more likely than not that all or a portion of the deferred income tax assets will not be realized. As to the main factors in respect of which deferred income taxes have been included—see note 10g.

    2)
    Upon the distribution of dividends from the tax-exempt income of "Approved Enterprises" (see also note 10a), the amount distributed will be subject to tax at the rate that would have been applicable had the Company and some of its Israeli subsidiaries (the "companies") not been exempted from payment thereof. The companies intend to permanently reinvest the amounts of tax exempt income and they do not intend to cause distribution of such dividends. Therefore, no deferred income taxes have been provided in respect of such tax-exempt income.

    3)
    The Group may incur an additional tax liability in the event of an intercompany dividend distribution from foreign subsidiaries; no additional deferred income taxes have been provided, since it is the Group's policy not to distribute, in the foreseeable future, dividends which would result in additional tax liability.

    4)
    Taxes which would apply in the event of disposal of investments in foreign subsidiaries have not been taken into account in computing the deferred income taxes, as it is the Company's policy to hold these investments, not to realize them.

  k.
  Revenue recognition

    The Group derives its revenues from the following primary sources: sales of products which include software licenses and software licenses with hardware, maintenance, other services which include customer software change requests, communication services, data analysis and supply chain information and projects.

    Sales of products (i.e.: (1) software licenses and, (2) software licenses and hardware) are recognized when delivery has occurred, persuasive evidence that an arrangement exists, the sales price is fixed or determinable, collectibility is probable and the Group has no material obligations remaining under the selling agreements. Revenues from transactions involving resellers are recognized when the products are delivered to end-users. Sales of products under long-term arrangements for the sale of a limited number of software licenses over a limited term are recognized over the arrangement term.

    Services are primarily comprised of revenues from maintenance, communication services, data analysis and supply chain information.

    Maintenance arrangements provide for technical support for the Group's software products. Data analysis and supply chain information involve data the Group provides to its customers for which the Group receives fees.

    Revenues from rendering services (such as maintenance services, communication services, data analysis and supply chain information) are recognized as services are performed or over the service period depending on the terms of the arrangements.

    Short-term projects relates mainly to specific customer software change requests that are subsequent to the delivery of the software license. The consideration for the work performed is predetermined as a fixed fee, and the revenues from these projects are recognized upon completion.

    Revenues from projects that are comprised of rendering significant customization, integration and development services over a long period of time are recognized based on the "percentage of completion" method, provided that the following conditions are met: collection of the revenues is expected, revenues and costs can be estimated reasonably, and there is a reasonable likelihood that the project will be completed and that contractual obligations to customers will be met. Percentage of completion is determined by the ratio of actual labor days incurred to total labor days estimated to be incurred over the duration of the contract.

    The project computed percentage of completion (weighing the appropriate components) is applied to the total estimated project revenues and total project costs to determine the amount of revenues and costs to be recognized, on a cumulative basis.

    Changes in estimates for revenues, costs and profits are recognized in the period in which such changes are determinable using the cumulative catch-up method of accounting.

    Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are identified in the amount of the estimated loss on the entire contract. As of December 31, 2003, no such estimated losses were identified.

    The Group recognizes revenues related to the delivered products and services only if: (1) the revenue recognition criteria are met, as above; (2) any undelivered products or services are not essential to the functionality of the delivered products or services; (3) payment for the delivered products or services is not contingent upon delivery of the remaining products or services; (4) the Group has an enforceable claim to receive the amount due in the event it does not deliver the undelivered products or services; and (5) there is evidence of the fair value for each of the undelivered products or services.

    With respect to multiple element arrangements, the Group generally uses the "residual method" to recognize revenues when evidence of the fair value of all undelivered elements exists. Under the residual method, the fair value of the undelivered elements (the service elements, such as customer software change requests and maintenance) based on vendor-specific objective evidence ("VSOE") is deferred and the remaining portion of the arrangement fee is allocated to the delivered elements (i.e., software license).

    The Group determines VSOE of the fair value of the service elements revenues based upon its recent pricing for those services when sold separately. VSOE of the fair value of maintenance services may also be determined based on a substantive maintenance renewal clause, if any, within a customer contract.

    Whenever the Group's payment terms in a certain transaction exceed the Group's normal and customary payment terms, revenue is recognized when payments come due.

    The Group does not grant a right of return on products sold to customers and resellers.

    Deferred revenue primarily relates to software maintenance agreements billed to customers for which the services have not yet been provided and advances from customers for services that have not yet been provided.

  l.
  Research and development:

  1)
  Research and development expenses are charged to income as incurred. Participations received from the Government of Israel for development of approved projects are recognized as a reduction of expenses when the related costs are incurred.

    2)
    Upon the establishment of technological feasibility of the relevant product, software development costs are capitalized in accordance with the provisions of FAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Amortization of capitalized software development costs begins when the product is available for sale to customers.

  m.
  Issuance of shares by a subsidiary and an investee company

    Capital gains arising from the issuance of shares by investee companies to third parties are carried to income on a current basis. Capital gains arising from the issuance of shares by an associated company to the extent that the issuing company is a newly formed company are carried to additional paid in capital.

  n.
  Allowance for doubtful accounts

    The allowance for doubtful accounts is determined for specific debts doubtful of collection. In determining the allowance for doubtful accounts, the Group considers, among other things, its past experience with such customers, the economic environment, the industry in which such customers operates, financial information available on such customers, etc.

  o.
  Earnings per share ("EPS")

    Basic EPS is computed by dividing net income by the weighted average number of shares outstanding during the year. Diluted EPS reflects the increase in the weighted average number of shares outstanding that would result from the assumed exercise of options, calculated using the treasury-stock method. The options of a subsidiary have no effect on the Company's diluted EPS since their effect on the subsidiary's EPS is anti-dilutive. As to the data used in the per share computation, see note 15d.

  p.
  Comprehensive income

    Comprehensive income, presented in shareholders' equity, includes, in addition to net income, currency translation adjustments of non-dollar currency financial statements of an associated company (accumulated balance at December 31, 2003 of $5,000).

  q.
  Stock based compensation

    The Group accounts for employee stock-based compensation in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related interpretations. In accordance with FAS 123, "Accounting for Stock-Based Compensation" ("FAS 123"), the Group discloses pro-forma information on the net income and earning (loss) per share assuming the Group had accounted for employee stock option grants using the fair value-based method defined in FAS 123. The Company accounts for equity awards issued to non-employees in accordance with the provision of FAS 123, and EITF No 96-18, "Accounting for Equity Instruments that are Issued to other than Employee for Acquiring or in Conjunction with Selling Goods or Services" and related interpretations.

    The following table illustrates the effect on net income and earnings (loss) per share assuming the Group had applied the fair value recognition provisions of FAS 123 to its stock-based employee compensation:

	Year ended December 31
	2003	2002	2001
	U.S. $ in thousands, except per share data
Net income, as reported	8,280	5,705	3,764
Add—stock based employee compensation expense (income), included in reported net income	(63)	53	38
Deduct—stock based employee compensation expense determined under the fair value method for all awards	(1,911)	(5,011)	(12,385)

Pro forma net income (loss)	6,306	747	(8,583)

Earnings (loss) per share:
Basic—as reported	0.67	0.48	0.33

Basic—pro forma	0.51	0.06	(0.75)

Diluted—as reported	0.63	0.46	0.31

Diluted—pro forma	0.48	0.06	(0.75)

  r.
  Advertising expenses

    Advertising expenses are charged to selling and marketing expenses as incurred. Advertising expenses totaled $938,000, $456,000 and $430,000 in the years ended December 31, 2003, 2002, and 2001, respectively.

  s.
  Derivative financial instruments

    The Company has only limited involvement with foreign exchange derivative financial instruments (forward exchange contracts). These contracts do not qualify for hedge accounting under U.S. GAAP. Being so, changes in the fair value of derivatives are carried to the statements of income and included in "financial expenses—net."

  t.
  Sale of receivables

    The Company factors some of its trade receivables. The factoring is effected through banks, on a non-recourse basis. The transfer of a trade receivable is recorded by the Company as a sales transaction under the provisions of FAS No.140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The resulting costs are charged to "financial expenses—net," as incurred. The expenses resulting from these sales in the year ended December 31, 2003 amounted to $887,000 and were charged as financial expenses.

  u.
  Recently issued accounting pronouncements:

  1)
  FIN 46 and FIN 46 (revised)

      In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). Under FIN 46, entities are separated into two populations: (1) those for which voting interests are used to determine consolidation (this is the most common situation) and (2) those for which variable interests are used to determine consolidation. FIN 46 explains how to identify Variable Interest Entities ("VIEs") and how to determine when a business enterprise should include the assets, liabilities, non-controlling interests, and results of activities of a VIE in its consolidated financial statements.

      Since issuing FIN 46, the FASB has proposed various amendments to the Interpretation and has deferred its effective dates. Most recently, in December 2003, the FASB issued a revised version of FIN 46 ("FIN 46-R"), which also provides for a partial deferral of FIN 46. This partial deferral established the effective dates for public entities to apply FIN 46 and FIN 46-R based on the nature of the VIE and the date upon which the public company became involved with the VIE. In general, the deferral provides that (1) for VIE created before February 1, 2003, a public entity must apply FIN 46-R at the end of the first interim or annual period ending after March 15, 2004, and may be required to apply FIN 46 at the end of the first interim or annual period ending after December 15, 2003, if the VIE is a special purpose entity, and (2) for VIEs created after January 31, 2003, a public company must apply FIN 46 at the end of the first interim or annual period ending after December 15, 2003, as previously required, and then apply FIN 46-R at the end of the first interim or annual reporting period ending after March 15, 2004.

      To date, the Company has no variable interests in any VIE. Accordingly, the Company believes that the adoption of FIN 46 and FIN 46-R will not have a material impact on its financial position, results of operations or cash flows. In addition, the Company expects that the adoption of the remaining provisions of FIN 46 in 2004 would not have a material effect on its consolidated results, financial position or cash flows.

    2)
    FAS 132 (revised)

      In December 2003, the FASB issued FAS No. 132 (revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88 and 106, and a revision of FASB Statement No. 132 ("FAS 132 (revised 2003)"). FAS 132 (revised 2003) revises employers' disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans. The new rules require additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans.

      Part of the new disclosure provisions are effective for 2003 calendar year-end financial statements, and accordingly have been applied by the Company in these consolidated financial statements. The rest of the provisions of this statement, which have a later effective date, are currently being evaluated by the Company.

NOTE 2—ACQUISITIONS

  a.
  Pursuant to an agreement signed in 2001 between the Company and a minority shareholder of Net Point Ltd. ("Net Point"), the Company received additional shares of Net Point which were held by the minority shareholder in consideration for options of the Company valued at $9,000. As a result, the Company holds 95% of the issued and outstanding share capital of Net Point.

  b.
  In March 2003 the Company, through its subsidiary StoreAlliance.com Ltd. ("StoreAlliance"), together with Lipman Electronic Engineering Ltd. and Dai Telecom Ltd. ("Dai") established Cell-Time Ltd. ("Cell-Time"). Cell-Time is a provider of on-line services that enables retailers and cellular communication providers in Israel, to sell on-line pre-paid cellular air-time at retail points of sale. Each of the three parties holds an equal share in Cell-Time.

    According to the agreement between the parties, Dai has committed to invest $1.25 million in consideration for its share in Cell-Time and the other parties have committed to grant Cell-Time rights to use certain of their technologies

    The amount to be invested by Dai will be transferred to Cell-Time according to terms specified in the agreement. As of December 31, 2003, an amount of $400,000 was transferred by Dai to Cell-Time. Since Cell-Time is a newly formed entity the gain arising from Dai's investment in Cell-Time was carried to additional paid in capital.

    The balance of the investment in Cell-Time as of December 31, 2003 (after taking into account the Group's share in its losses) is approximately $53,000.

  c.
  In April 2001, the Company signed an investment agreement with Discount Investment Corporation Ltd., establishing the principles governing the purchase of 100% of the shares of TradaNet Electronic Commerce Services Ltd. ("Tradanet"), a supplier of electronic commerce services in Israel, by StoreAlliance, in consideration for the issuance of 342,254 (11.25%) of the shares of StoreAlliance to Discount Investment Corporation Ltd. The value of the shares issued was approximately $1,331,000 ($3.89 per share). As a result of this investment the Company's share in Store Alliance decreased from 66.7% to 59.17%.

    The excess of cost of investment, in the amount of approximately $635,000 was attributed to property and equipment and identified intangible assets to be amortized over its useful life (seven years).

    On October 23, 2003, the Company and StoreAlliance, signed an agreement with Isracard Ltd. ("Isracard"). According to the agreement, StoreAlliance issued Isracard 454,590 of its shares representing 13% of its issued and outstanding share capital in consideration of $2,525,000 ($5.56 per share). Under the agreement StoreAlliance issued to Isracard warrants to purchase up to 305,973 shares representing following issuance of such shares 8% of its issued and outstanding share capital and bearing an exercise price as stipulated in the agreement. These warrants will expire after 12 months from the closing date of the agreement. The number of shares into which the warrant can be exercised is subject to the dilution of the Company's share in StoreAlliance, which cannot be diluted to less than 50.01%. In case of a limited exercise due to the above dilution restrictions, Isracard would have an additional 12 months to exercise that part of the warrant that was not exercised, under the same terms. In case the Company's share in StoreAlliance is diluted to less than 50.01% as a result of the issuance of shares to a third party, Isracard would be able to exercise the warrant in full.

    As a result of the Isracard investment, the Group's ownership in StoreAlliance decreased from 59.17% to 51.47% and the Company recorded a gain in the amount of $1,068,000 in the statement of income.

    As to the employee stock option plan of StoreAlliance, see note 9b(2).

  d.
  In April 2001, the Company converted an inter-company account of $450,000 into share capital for an additional 4.34% of the shares of PalmPoint Ltd. ("PalmPoint"). The excess cost was attributed to goodwill.

    In September 2001, the Company converted an additional amount of $350,000 of an inter-company account for an additional 2.16% of the shares of PalmPoint. As a result, the Company held 88.64% of the shares of PalmPoint. The acquisition was accounted for under the purchase method.

    According to an additional agreement signed on October 1, 2001 between the Company and a minority shareholder of PalmPoint, the Company received additional shares of PalmPoint which were held by the shareholder. As a result, the Company held 93.18% of the shares of PalmPoint.

    In 2002, the Company acquired shares from minority shareholders in PalmPoint in consideration for the issuance of share capital of the Company at a total value of approximately $66,000. As a result, the Company held 96.18% of the shares of PalmPoint.

    In February 2003, the Company acquired all the remaining minority shareholders shares in PalmPoint in consideration for the issuance of 13,339 shares of the Company at a total value of approximately $138,000 (based on the fair market value of the Company's shares). The excess of cost of investment in the amount of approximately $89,000 was attributed to goodwill.

  e.
  In September 2001, Retalix U.S.A Inc., a subsidiary of the Company acquired 100% of the shares of BASS Inc. ("BASS") for consideration consisting of the issuance of share capital of the Company at a total value of $1,393,000. As part of the acquisition, the Company assumed a Bass shareholder's loan (to BASS) in the amount of $550,000 by issuing additional shares in the same amount. The excess of cost of investment in the amount of approximately $5,484,000 was attributed to goodwill, identified intangible assets to be amortized over their estimated useful lives (three to five years) and unfavorable executory contracts to be amortized over the contracts terms.

NOTE 3—PROPERTY, PLANT AND EQUIPMENT

  a.
  Composition of property, plant and equipment, grouped by major classification is as follows:

	December 31
	2003	2002
	U.S. $ in thousands
Computers and peripheral equipment	10,747	9,143
Vehicles	448	1,227
Office furniture and equipment	3,845	3,285
Leasehold improvements	1,266	1,320
Land and building	7,096	7,096

	23,402	22,071
Less—accumulated depreciation and amortization	13,273	10,717

	10,129	11,354

  b.
  As to geographical locations, see note 14b.

  c.
  Depreciation and amortization expenses totaled $1,966,000, $2,244,000 and $2,056,000, in the years ended December 31, 2003, 2002 and 2001, respectively.

NOTE 4—GOODWILL AND OTHER INTANGIBLE ASSETS

  a.
  In connection with the Company's adoption of FAS 142 on January 1, 2002, the Company reviewed the classification of its goodwill and other intangible assets, reassessed the useful lives previously assigned to other intangible assets and discontinued amortization of goodwill. The Company also tested goodwill for impairment by comparing the fair values of the Company's reporting units (see below) to their carrying values as of January 1, 2002 and determined that there was no goodwill impairment at that time. Based on this review, as of December 31, 2001, the Company classified $23.3 million as goodwill $6.2 million as intangible assets and $ 6.9 million as liabilities. The Company did not identify any intangible assets having indefinite lives.

    The Company identified its various reporting units, which consist of geographical areas, and for which separately identifiable cash flow information is available. The Company uses future discounted cash flows to determine the fair value of the reporting units and whether any impairment of goodwill existed as of the date of the adoption of FAS 142.

    The Company conducts the required annual impairment review at December 31 of each year.

    As to unfavorable executory contracts assumed in the purchase of certain subsidiaries, see note 6.

  b.
  Goodwill

    The changes in the carrying amount of goodwill for the years ended December 31, 2003 and 2002 are as follows:

	U.S.	Israel	Total
	U.S. $ in thousands
Balance as of January 1, 2002	15,661	3,410	19,071
Goodwill attributed to business unit sold during 2002	(35)		(35)

Balance as of December 31, 2002	15,626	3,410	19,036
Goodwill attributed to business unit acquired during 2003		89	89
Goodwill attributed to business unit of which the Company's investment in one of its subsidiaries was diluted during 2003		(70)	(70)

Balance as of December 31, 2003	15,626	3,429	19,055

  c.
  Intangible assets:

  1)
  The following table presents the components of the Company's acquired intangible assets with definite lives, which are included in other assets in the consolidated balance sheet:

		Original amount December 31		Amortized balance December 31
	Weighted average amortization period Years
		2003	2002	2003	2002
	U.S. $ in thousands
Software development costs	3.0	411	411
Software rights and web site development costs	3.0	2,139	2,078	252	377
Customer base	5.6	3,838	3,838	1,579	2,342
Maintenance agreements	6.0	2,360	2,360	1,076	1,505
Acquired technology	4.5	1,702	1,702	582	1,098
Distribution rights	7.0	960	960	555	692
Other identified intangible assets	3.0	352	352	35	152

Total	4.9	11,762	11,701	4,079	6,166

    2)
    Intangible assets amortization expenses totaled $2,148,000, $1,972,000 and $1,565,000 in 2003, 2002 and 2001, respectively. Projected annual amortization expenses are approximately $1,801,000, $1,288,000, $668,000, $278,000 and $44,000 in 2004, 2005, 2006, 2007 and 2008, respectively.

    3)
    The following table summarizes the Company's reported results along with adjusted amounts as if the Company had adopted FAS 142 and discontinued goodwill amortization, as of January 1, 2001.

	Year ended December 31
	2003	2002	2001
	U.S. $ in thousands (except per share data)
Reported income*	8,280	5,705	3,764
Add back—goodwill amortization			2,838

Adjusted net income	8,280	5,705	6,602

Earnings per share:
Basic:
Reported income	0.67	0.48	0.33

Adjusted net income	0.67	0.48	0.58

Diluted:
Reported income	0.63	0.46	0.31

Adjusted net income	0.63	0.46	0.54

      *
      The reported income for 2003 and 2001 includes gains arising from issuance of shares by a subsidiary of $1,068,000 and $2,877,000, respectively.

NOTE 5—LONG-TERM BANK LOANS

  a.
  Composed as follows:

	Interest rate as of December 31, 2003	December 31
	%	2003	2002
		U.S. $ in thousands
U.S Dollars	LIBOR* + 0.45 to 0.75	5,618	10,742
Pounds Sterling			888
Israeli currency	Prime** – 0.6 or annual of 6.9	2,284	3,991
Loan from shareholders of a subsidiary	LIBOR*	166	171

		8,068	15,792
Less—current maturities		3,368	10,003

		4,700	5,789

    *
    The $ LIBOR rate as of December 31, 2003 - 1.14%.

    **
    The Prime rate as of December 31, 2003 - 6.7%

    b.
    The loans (net of current maturities) mature in the following years after the balance sheet dates:

	December 31
	2003	2002
	U.S. $ in thousands
Second year	4,534	3,368
Third year		2,250
No maturity specified	166	171

	4,700	5,789

NOTE 6—OTHER LIABILITIES

    Other liabilities consist of executory unfavorable contracts assumed in the acquisition of three of the Company's subsidiaries.

    These liabilities are to be amortized in the following years, based on the contracts terms, as follows:

December 31, 2003
U.S. $ in thousands
First year—current maturities	2,439
Second year	956
Third year	193

3,588

NOTE 7—EMPLOYEE RIGHTS UPON RETIREMENT

  a.
  Israeli labor law generally requires payment of severance pay upon dismissal of an employee or upon termination by the employee of employment in certain other circumstances. The severance pay liability of the Israeli companies in the Group to their employees, which reflects the undiscounted amount of the liability, is based upon the number of years of service and the latest monthly salary, and is partly covered by insurance policies and by regular deposits with recognized severance pay funds. The amounts funded as above are presented among other non-current assets.

    The Israeli companies in the Group may make withdrawals from the amounts funded only for the purpose of paying severance pay.

  b.
  Most of the Company's non-Israeli subsidiaries provide defined contribution plans for the benefit of their employees. Under these plans, contributions are based on a specified percentage of pay.

  c.
  The severance expenses amounted $1,249,000, $958,000 and $758,000 in the years ended December 31, 2003, 2002 and 2001, respectively. The defined contribution plans expenses as mentioned in b. above amounted $319,000, $172,000 and $151,000 in the years ended December 31, 2003, 2002 and 2001, respectively.

  d.
  The profits (losses) on the amounts funded totaled $311,000, $(121,000) and $127,000 in 2003, 2002 and 2001, respectively.

  e.
  The Group expects to contribute in the year ending December 31, 2004, $1,000,000 to the insurance companies in respect of its severance pay obligation.

NOTE 8—COMMITMENTS, PLEDGES AND CONTINGENT LIABILITIES

  a.
  Commitments

  1)
  Lease agreements

      The Group has entered into operating lease agreements for the premises it uses; the last lease expires in July 2010.

      The projected rent payments under the above leases, which are mainly denominated in U.S. dollars, are as follows (at rates in effect as of December 31, 2003):

U.S. $ in thousands
Year ending December 31:
2004	1,157
2005	994
2006	914
2007	523
2008	523
Thereafter	783

4,894

      Rental expenses totaled $1,504,000, $1,237,000 and $1,059,000 in the years ended December 31, 2003, 2002 and, 2001, respectively.

    2)
    Effective April 1, 1998, the Company's Chief Executive Officer (the "CEO") and the previous Vice President in charge of planning and control (the "VPP")–both related parties and shareholders-were entitled to receive a bonus subject to the Company's attaining certain performance milestones. For the first $1,000,000 of the Company's net income, each was entitled to a bonus of $65,000 and for every subsequent $1,000,000 of net income-$5,000 less than the entitlement in respect of the previous $1,000,000, but not less than a bonus of $35,000 for every million over the seventh million of net income.

      In addition, according to the same arrangement, the CEO and the VPP are entitled each to options to be granted beginning each calendar year, equal to 1% of the Company's issued share capital per each grantee for each year. The exercise price of the options is equal to the closing market price of the shares at the day preceding the grant date. The options are blocked over three years from grant date, and become exercisable in three equal portions at the end of each year during said three-year period. As of June 30, 2001, the VPP ceased to be employed by the Company and accordingly has not been entitled to the benefits outlined above since that date.

    3)
    Royalty commitments:

      The Company and some of its subsidiaries are committed to pay the Government of Israel royalties on revenues derived from certain products, the research and development of which, is partly financed by royalty-bearing Government participations. These funding programs, are managed by the Israeli government within the jurisdiction of The Ministry of Commerce and Industry and specifically by the Office of the Chief Scientist. Under the terms of these funding programs, royalties of 2%-5% are payable on sales of products developed under such funding programs, up to 100%-150% of the amount of funding received (dollar linked and bearing annual interest at the LIBOR rate). Payment of royalties on account of development projects funded as above is conditional upon the ability to generate revenues from products developed under such projects. Accordingly, the Group is not obligated to pay any royalties on account of funded projects which fail to generate revenues.

      As of December 31, 2003, the maximum royalty amount payable by the Group on account of projects funded under the Office of the Chief Scientist is $ 3,711,000.

  b.
  Contingent liabilities

    Law suits against the Company and its subsidiaries:

    1)
    In August 2000, the Company, together with its subsidiary P.O.S. (Restaurant Solutions) Ltd. ("PRS"), filed a claim with the Tel-Aviv District Court for injunctions, accounting records and damages (evaluated, for the purpose of computing court fees, at NIS 3,000,000, or approximately $660,000) against two former employees and directors of PRS who currently own the minority interest in PRS. This claim alleges that the defendants caused the Company severe damages due to the manner of their conduct as employees and directors of PRS and by developing software that infringed on the Company's rights. In January 2003, upon motion of the defendants, the District Court transferred the case to the Labor Court. The Company has filed an appeal with the Supreme Court of Israel to reverse this decision, which is currently pending the decision of the Supreme Court.

      In April 2001, these minority shareholders of PRS filed a claim in the Tel-Aviv District Court against PRS and against the Company in the amount of approximately $500,000 in respect of sums they claim they are entitled to as shareholders of PRS. In addition, they filed a motion that the claim be recognized as a derivative claim of PRS against the Company for payment of an alleged debt in the amount of approximately $3,500,000. In March 2003, the Company filed an amended statement of defense as well as a counterclaim. In July 2002, directors of PRS appointed by these minority shareholders filed a motion in the Tel-Aviv District Court against PRS and its other directors, requesting a court order to disclose certain information that will enable them to establish the sum of a debt claimed by the Company from PRS.

      The Company's management believes that it has meritorious defenses against these claims and that the claims will not have a material effect on its consolidated financial statements. The Company's management is unable to estimate the outcome of these claims. No provision has been made in these consolidated financial statements in respect of these claims.

    2)
    In 1998, prior to the acquisition of Retail Control Systems Inc. ("R.C.S.") by the Company, a legal claim was filed against R.C.S. by a customer for an amount of approximately $1,300,000, including consequential damages and loss of revenue. The claim alleges that R.C.S. breached its contractual obligation to the claimant and fraudulently misrepresented facts concerning the product sold to the claimant.

      An additional legal claim filed against R.C.S. prior to its acquisition by the Company, by a dealer who sold one of R.C.S.'s products early in 1994, states that promised features and enhancements were never delivered. The damages claimed in this suit are in excess of $200,000.

      These claims are handled by R.C.S.'s Errors and Omissions insurers. The limit of liability of the Company's relevant Errors and Omissions insurance was $1,000,000 per claim and in aggregate. The management of R.C.S. is of the opinion that it has meritorious defenses against these claims and believes that they will not have a material effect on its financial statements. No provision has been made in these consolidated financial statements in respect of these claims.

    3)
    In December 2003, a legal claim for an amount of approximately $150,000 was filed against the Company's subsidiary Retalix U.S.A. Inc. by a local customer. The claim is for damages allegedly caused by system and network software not operating as warranted by BASS in 1998 (prior to the Company's acquisition of BASS). The Company believes that Retalix U.S.A. Inc. has meritorious defenses against this claim and is unable to estimate the outcome of the claim. No provision has been made in these consolidated financial statements in respect of this claim.

    4)
    In December 2002, a legal claim for the total amount of approximately $240,000 was filed against the Company's subsidiary PalmPoint, by a local customer. The claim alleges damages caused by services and products not duly provided by PalmPoint. In February 2003, PalmPoint filed a statement of defense that rejects the claim in its entirety.

      The management of PalmPoint is of the opinion that PalmPoint has meritorious defenses against the claims. No provision has been made in these consolidated financial statements in respect of this claim.

    5)
    In October 2003, Leumi Card Ltd. ("Leumi Card"), by letters addressed to StoreAlliance and its directors, complained that StoreAlliance breached an understanding it allegedly had with Leumi Card in regard to the execution of a transaction involving an investment by Leumi Card in StoreAlliance and further business cooperation between the parties. To date, no legal procedures have been instituted against StoreAlliance in connection with this claim. Based on the advice of the Company's legal counsel, the management of the Company is of the opinion that the Company has meritorious defenses against the claim. At this stage the Company's management and legal counsel are unable to estimate the outcome of this complaint. Furthermore, the management of the Company believes that the claim will not have a material effect on its financial statements. No provision has been made in these consolidated financial statements in respect of this claim.

      In addition, in November, 2003, Leumi Card filed a legal claim against Cell-Time, an associated company, alleging that Cell-Time has breached an understanding it had with the claimant regarding business cooperation between the parties and in addition that Cell-Time conducted negotiations in regard to the above cooperation with the claimant, in an improper manner. Furthermore, Leumi Card requested the court to enforce a draft contract exchanged between the parties as a binding agreement and to cancel an agreement pursuant to such business cooperation signed by Cell-Time with a third party. In January 2004, the parties agreed in court to continue negotiations in regard to further business cooperation and the claimant withdrew its claim without prejudice. To date, no additional proceedings have been exercised against Cell-Time in this context.

  c.
  Pledges

    Marketable securities totaling approximately $2.5 million as of December 31, 2003 are pledged to secure a bank credit.

NOTE 9—SHAREHOLDERS' EQUITY

  a
  Share capital

    As to shares issued in consideration for acquisitions of subsidiaries, see note 2.

  b.
  Option plans:

  1)
  Company's Option plans

      In January 1998, the Company's Board of Directors approved a Share Option Plan under which the Company granted certain of its employees, options to purchase up to 300,000 of the Company's ordinary shares at an exercise price of $4.21 per share. All of the options granted under this plan were exercised through December 31, 2001.

      On March 5, 1998, the Company's Board of Directors approved the Second 1998 Share Option Plan (the "Second 1998 Plan"). Under the Second 1998 Plan (as was amended from time to time) up to 5,000,000 options can be granted to employees, directors and consultants of the Company to purchase ordinary shares of the Company. Each option is exercisable into one ordinary share of the Company. The exercise price of each option under this plan is to be at least equal to the fair value of one ordinary share at grant date. Unless terminated earlier, the options granted to date under the Second 1998 Plan will expire under the terms of the option agreements beginning in 2004 through April 2008.

      At December 31, 2003, 737,271 options remained available for grant under the Second 1998 Plan.

      Compensation expense in respect of the CEO entitlement to options as from July 1, 2002, due to the CEO's change in employment status from an employee to a service provider, is determined based on the fair value of the options. Total expenses in 2003 and 2002 in respect of these options were $307,000 and $65,000 respectively. Through December 31, 2003, 1,268,816 options had been exercised under the Second 1998 Plan at exercise prices ranging between $8.25 and $16.43.

      Following is a summary of the status of the option plans:

	2003		2002		2001
	Number	Weighted average exercise price	Number	Weighted average exercise price	Number	Weighted average exercise price
		U.S. $		U.S. $		U.S. $
Options outstanding at beginning of year	3,837,329	13.36	3,963,655	13.36	2,080,478	16.04
Changes during the year:
Granted—at market value	267,499	8.87	147,112	15.43	2,138,130	9.74
Exercised	(971,415)	9.69	(273,438)	7.41	(254,953)	4.70
Forfeited	(139,500)	10.11

Options outstanding at end of year	2,993,913	14.19	3,837,329	13.86	3,963,655	13.36

Options exercisable at year-end	2,246,396	15.83	2,293,663	14.94	1,127,957	15.51

Weighted average fair value of options granted during the year		2.68*		4.54*		5.30*

    *
    The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Year ended December 31
	2003	2002	2001
Dividend yield	0%	0%	0%
Expected volatility	26.08%-52.71%	37.88%-54.71%	64.37%-69.81%
Risk free interest rate	2%-7%	2%-7%	2.5%-6%
Expected holding period (in years)	1-3	1-3	1-3.5

      The following table summarizes information about options under the Company's Second 1998 Plan outstanding at December 31, 2003:

Options outstanding
Exercise price U.S. $	Number outstanding at December 31, 2003	Number exercisable at December 31, 2003	Weighted average remaining contractual life (in years)
8.25	299,861	299,861	1.00
8.38	25,000	16,667	1.00
8.75	117,922	1,755	4.30
9.01	119,999	0	3.00
10.00	261,966	261,966	0.42
11.01	744,157	434,157	1.80
11.53	30,000	10,000	2.25
12.00	113,130	75,420	1.00
14.88	466,066	466,066	4.42
16.43	117,112	39,037	2.00
17.11	30,000	30,000	0.75
19.13	47,500	30,667	0.50
25.06	121,200	80,800	0.50
27.63	500,000	500,000	0.50

	2,993,913	2,246,396

    2)
    Stock option plan of a subsidiary

      On December 4, 2000, a subsidiary's board of directors approved an employee stock option plan (the "Subsidiary Plan"). Pursuant to the Subsidiary Plan, 270,000 ordinary shares, NIS 0.01 par value, of the subsidiary are reserved for issuance upon the exercise of 270,000 options (approximately 7.7% of the shares of the subsidiary) to be granted to certain employees of the Company and the subsidiary. In addition, within the context of an investment agreement signed on December 31, 2000, additional 90,000 options to purchase 90,000 ordinary shares NIS 0.01 par value, of the subsidiary were granted to an investor. All options granted under the Subsidiary Plan vest as follows: 33.33% after the first year, another 33.33% after the second year and another 33.33% after the third year (in cases where the optionee is an employee of the Company or its subsidiary, provided that the employee is still employed by the subsidiary or the Company at the date of vesting). In addition, the options are not exercisable prior to: (1) the consummation of an IPO of the subsidiary's securities, (2) a merger of the subsidiary or (3) seven years from the date of grant.

      The rights conferred by ordinary shares obtained upon exercise of the options will be identical to those of the other ordinary shares of the subsidiary. Any option not exercised within 10 years of grant date will expire.

      Some of the options under the Subsidiary Plan are subject to the terms stipulated by Section 102 of the Israeli Income Tax Ordinance. Among other things, the Ordinance provides that the subsidiary will be allowed to claim as an expense for tax purposes the amounts credited to the employees as a benefit, when the related tax is payable by the employee.

      During 2001, the options under the Subsidiary Plan were granted to employees at an exercise price per share of $0.01, and to one employee at an exercise price of $5.55. Through December 31, 2003, 69,834 of these options were forfeited.

      The compensation (income) expenses attributable to the Subsidiary Plan—in accordance with the provisions of APB 25—that have been charged against income in the years ended December 31, 2003, 2002 and 2001 were ($63,000), $53,000 and $38,000, respectively.

  c.
  Dividends:

  1)
  In the event that cash dividends are declared by the Company, such dividends will be paid in Israeli currency. Under current Israeli regulations, any cash dividend in Israeli currency paid in respect of ordinary shares purchased by non-residents of Israel with non-Israeli currency may be freely repatriated in such non-Israeli currency, at the rate of exchange prevailing at the time of conversion.

  2)
  As of December 31, 2003, the distribution of $11.4 million from the retained earnings as cash dividends would subject the Company to a 25% income tax on the amount distributed. The retained earnings are otherwise exempt from the 25% income tax, due to the Company's approved enterprise status. Consequently, the amount of profits available for distribution will be reduced by the amount of the tax levied, See also note 10g(5).

NOTE 10—TAXES ON INCOME

  a.
  Tax benefits under the Law for the Encouragement of Capital Investments, 1959

    Some production facilities of the Company as well as facilities of one of its Israeli subsidiaries (the "Companies") have been granted approved enterprise status under the above law.

    The main tax benefits available to the Companies are:

    1)
    Reduced tax rates

      In respect of income derived from their approved enterprises, the Companies are entitled to reduced tax rates during a period of seven years from the year in which such enterprises first earn taxable income (limited to twelve years from commencement of production or fourteen years from the date of approval, whichever is earlier).

      The Company has seven approved enterprises and one of its Israeli subsidiaries has one approved enterprise.

      Income derived from the approved enterprises is tax exempt during the first two years of the seven-year tax benefit period as above, and is subject to a reduced tax rate of 25% during the remaining five years of benefits.

      As of December 31, 2003, the periods of benefits relating to five of the approved enterprises of the Company have already expired. The periods of benefits relating to its other approved enterprises will expire in 2005 and 2009. The period of benefits relating to the approved enterprises of the Company' Israeli subsidiary has not yet commenced (it is restricted through the year 2013).

      In the event of distribution of cash dividends from income which was tax exempt as described above, the Companies would have to pay the 25% income taxes in respect of the amount distributed (the amount distributed for this purpose includes the amount of the income taxes that applies as a result of the distribution (see g(5) below and note 9c(2)).

    2)
    Accelerated depreciation

      The Companies are entitled to claim accelerated depreciation in respect of equipment used by approved enterprises during the first five tax years of the operation of these assets.

    The entitlement to the above benefits is conditional upon the Companies' fulfillment of the conditions stipulated by the above law, the regulations published thereunder and the certificates of approval for the specific investments in approved enterprises. In the event that the Companies fail to comply with these conditions, the benefits may be cancelled and the Companies may be required to refund the amount of the benefits, in whole or in part, with the addition of linkage differences to the Israeli Consumer Price Index (the "Israeli CPI") and interest.

  b.
  Measurement of results for tax purposes under the Income Tax (Inflationary Adjustments) Law, 1985 (the "Inflationary Adjustments Law")

    Under this law, results for tax purposes are measured in real terms, having regard to the changes in the Israeli CPI. The Israeli companies in the Group are taxed under this law. These financial statements are presented in dollars. The difference between the changes in the Israeli CPI and the exchange rate of the dollar, both on an annual and a cumulative basis, causes a difference between taxable income and income reflected in these financial statements.

  c.
  Tax benefits under the Law for the Encouragement of Industry (Taxes), 1969

    The Company is an "industrial company" as defined by this law and as such is entitled to certain tax benefits, consisting mainly of accelerated depreciation as prescribed by regulations published under the Inflationary Adjustments Law, and the right to claim expenses in connection with issuance of its shares to the public, as well as the amortization of patents and certain other intangible property rights, as a deduction for tax purposes.

  d.
  Tax rates applicable to income from other sources

    Income of the Company and its Israeli subsidiaries, not eligible for approved enterprise benefits, is taxed at the regular corporate rate of 36%.

  e.
  Carryforward tax losses

    Carryforward tax losses of certain subsidiaries as of December 31, 2003 and 2002 aggregate approximately $5,003,000 and $4,080,000, respectively.

    Under the Inflationary Adjustments Law, carryforward tax losses are linked to the Israeli CPI.

    Carryforward tax losses in Israel may be utilized indefinitely.

  f.
  Reform of the Israeli tax system

    In 2002, an amendment to the Israeli Income Tax Ordinance (No. 132), 2002 (hereafter, the "tax reform law") was published. The tax reform law comprehensively reforms certain parts of the Israeli tax system. The tax reform law came into effect on January 1, 2003, although certain provisions therein will only be applied from later dates. The Company expects that as a result of the implementation of the tax reform law it will slightly increase its tax liability.

  g.
  Deferred income taxes:

		December 31
		2003	2002
		U.S. $ in thousands
1)	Provided in respect of the following:
	Provisions for employee rights	597	580
	Carryforward tax losses	1,786	1,453
	Doubtful accounts	632	346
	Research and development	2,077
	Other	123	120

		5,215	2,499

	Less-valuation allowance	(1,527)	(1,169)

		3,688	1,330

    2)
    The deferred taxes are presented in the balance sheets as follows:

	December 31
	2003	2002
	U.S. $ in thousands
As a current asset	2,402	681
As a non-current asset	1,286	649

	3,688	1,330

    3)
    Realization of the deferred tax assets is conditional upon earning a sufficient amount of taxable income in the coming years. The value of the deferred tax assets, however, could decrease in future years if estimates of future taxable income are reduced.

    4)
    The deferred taxes are computed at the tax rates of 23%-43%.

    5)
    As stated in a. above, part of the income of the Company and a certain Israeli subsidiary is tax exempt due to the approved enterprise status granted to most of their production facilities. The Company has decided to permanently reinvest the amount of such tax exempt income, and not to distribute it as dividends (see note 9c). Accordingly, no deferred taxes have been provided in respect of such income in these financial statements.

      The amount of income taxes that would have been payable had such tax exempt income, earned through December 31, 2003 and 2002, been distributed as dividends is approximately $2,845,000.

  h.
  Income (loss) before taxes on income and income taxes included in the income statements:

		Year ended December 31
		2003	2002	2001
		U.S. $ in thousands
1)	Income (loss) before taxes on income:
	Israeli	8,829	(598)	(3,974)
	Non-Israeli	1,892	7,882	8,278

		10,721	7,284	4,304

2)	Income taxes included in the income statements:
	Current:
	Israeli	2,520	2,328	531
	Non-Israeli	1,280	530	91

		3,800	2,858	622

	In respect of previous years:
	Israeli	1,436
	Non-Israeli	(239)

		1,197

	Deferred:
	Israeli	(2,320)	(310)	78
	Non-Israeli	(38)	(445)	6

		(2,358)	(755)	84

		2,639	2,103	706

    3)
    Following is a reconciliation of the theoretical tax expense, assuming all income is taxed at the regular tax rate applicable to companies in Israel (36%) and the actual tax expense:

	Year ended December 31
	2003	2002	2001
	U.S. $ in thousands
Income before taxes on income, as reported in the income statements	10,721	7,284	4,304

Theoretical tax expense	3,860	2,622	1,549
Less—tax benefits arising from approved enterprise status	1,147	911	23

	2,713	1,711	1,526
Increase (decrease) in taxes resulting from permanent differences:
Disallowable deductions	249	1,268	996
Tax exempt income	(448)	(738)	(1,866)
Increase (decrease) in taxes resulting from different tax rates for non-Israeli subsidiaries	128	98	(27)
Increase in taxes in respect of tax losses incurred in the reported year for which deferred taxes were not created	594	264	285
Decrease in taxes resulting from utilization, in the reported years, of carryforward tax losses and expenses for which deferred taxes were not created in previous years	(85)	(911)	(994)
Taxes on income adjustments from previous years	(291)
Other, mainly differences between the basis of measurement of income reported for tax purposes and the basis of measurement of income for financial reporting purposes—net, see b. above	(221)	411	786

Taxes on income for the reported years	2,639	2,103	706

  i.
  Non-Israeli subsidiaries

    Non-Israeli subsidiaries are taxed under the laws of their countries of residence.

  j.
  Tax assessments

    The Company has received final tax assessments through the year ended December 31, 2001.

    Tamar Industries M.R Electronics 1985 Ltd. received a final assessment through the year ended December 31, 1997. Kochav Orion Advertising and Information Ltd., Orlan Orion Systems Ltd. and PRS received final assessments through the year ended December 31, 1999. The other Israeli subsidiaries have not been assessed since incorporation.

    In regard to the Company's U.S. subsidiaries, the Internal Revenue Service's statute of limitations is normally three years from the due date of the return, including extended due dates. The statute of limitations has expired for the 1999 Federal income tax returns of these subsidiaries.

NOTE 11—MONETARY BALANCES IN NON-DOLLAR CURRENCIES

	December 31, 2003
	Israeli currency
	Linked to the Israeli CPI	Unlinked	Other non-dollar currencies
	U.S. $ in thousands
Assets	470	12,714	7,535

Liabilities	3,290	8,231	2,692

NOTE 12—SUPPLEMENTARY BALANCE SHEET INFORMATION

	December 31
	2003	2002
	U.S. $ in thousands
a. Accounts receivable:
1) Trade:
Open accounts	23,754	20,498
Less—allowance for doubtful accounts	2,778	1,367

	20,976	19,131

2) Other:
Israeli Government departments and agencies	167	97
Employees	224	250
Prepaid expenses	957	906
Sundry	465	118

	1,813	1,371

b. Inventories:
Raw materials and supplies	229	226
Products in process		152
Finished products	824	1,485

	1,053	1,863

  c.
  Marketable securities:

  1)
  At December 31, 2003, the amortized cost basis, aggregate fair value and the gross unrealized holding gains and losses were as follows:

Amortized cost	Unrealized gains	Unrealized losses	Aggregate fair value
U.S. $ in thousands
7,570	178	(118)	7,630

      The bonds mature as follows:

U.S. $ in thousands
2004	4,051
2005	425
2006	1,541
2007 and thereafter (through 2010)	1,553

7,570

    2)
    The marketable securities are presented in the balance sheets as follows:

	December 31
	2003	2002
	U.S. $ in thousands
Among current assets:
Trading	984	448
Held to maturity bond securities	4,051	2,596

	5,035	3,044
As non-current assets	3,519	2,568

	8,554	5,612

    3)
    As to pledges on securities, see note 8c.

  d.
  Lines of credit

    The Company, through its U.S. subsidiaries, has several lines of credit totaling $5,000,000. Interest is payable monthly at the prime rate. The total amount drawn down under these lines of credit, as of December 31, 2003, amounted to $3,500,000.

  e.
  Long-term receivables:

  1)
  Long-term trade receivables are composed as follows:

December 31, 2003
U.S. $ in thousands
Long-term loans to employees	304
Long-term trade receivables	750
Less—Unamortized discount*	(56)

998

    *
    The discount is based on imputed interest of 3%-4%.

    2)
    Long-term loans to employees granted by the Company are linked to the Israeli CPI and bear interest at an annual rate of 2% to 4%. Repayment dates are up to four years from the date of grant.

      Loans granted by a U.S. subsidiary are granted and collected in dollars, bear an annual interest of 4% and are payable up to five years from the date of grant.

NOTE 13—DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS

  a.
  Concentrations of credit risks—allowance for doubtful accounts

    All of the Group's cash and cash equivalents and marketable securities as of December 31, 2003 and 2002 were deposited with Israeli, U.K. and U.S. banks and with an investment management firm. Such securities represent mainly corporate bonds issued by investment grade rated corporations. The Group is of the opinion that the credit risk in respect of these balances is remote.

    Most of the Group's revenues derives from a large number of customers. Consequently, the exposure to credit risks relating to trade receivables is limited. The Group performs ongoing credit evaluations of its customers and generally does not require collateral. An appropriate allowance for doubtful accounts is included in the accounts receivables.

    The allowance for doubtful debts is determined for specific debts doubtful of collection.

  b.
  Fair value of financial instruments

    The fair value of the financial instruments included in working capital of the Group is usually identical or close to their carrying value. The fair value of long-term receivables, long-term loans and other long-term liabilities also approximates the carrying value, since they bear interest at rates close to the prevailing market rates.

    The notional amount of derivatives at December 31, 2003 is approximately $2.7 million.

    As to the fair value of derivatives, see c. below. As to the fair value of marketable securities, see note 12c.

  c.
  Derivative financial instruments

    The Company has only limited involvement with derivative financial instruments. The Company carries out transactions involving foreign exchange derivative financial instruments (forward exchange contracts). These transactions do not qualify for hedge accounting under FAS 133.

    During 2003, the Company entered into a foreign currency forward contract for conversion of pounds sterling into a notional amount in dollars of approximately $2.5 million. This contract was rolled over three times during 2003 and is still outstanding as of December 31, 2003.

    The fair value of the open contract as of December 31, 2003 is $90,000 and reflects the estimated amounts that the Group would pay to terminate the contract at the reporting date, which was charged to financial expenses.

NOTE 14—SEGMENT INFORMATION

  a.
  The Company conducts business globally and is managed geographically. The Company and its subsidiaries reportable segments are strategic business units, which are distinguished by the geographical areas in which they generate revenues, based on the location of customers.

    The Company evaluates performance based on the revenues presented for each geographical segment. Segment assets information is not given, since the Company does not evaluate performance based on such assets. Based on the foregoing criteria, the Company has the following reportable segments: Israel, U.S.A. and International.

    Geographic segments:

    Summarized financial information by geographic segment for 2003, 2002 and 2001 is as follows:

	Year ended December 31
	2003	2002	2001
	U.S. $ in thousands
Revenues:
U.S.A.	62,621	48,833	37,005
Israel	11,559	9,656	10,660
International*	17,877	17,964	11,621

Total revenue	92,057	76,453	59,286

* The international segment includes revenues from customers in Europe	13,681	15,368	9,069

  b.
  Enterprise-wide disclosure

    The composition of the Group's property, plant and equipment according to the physical location of the assets is as follows:

	Depreciated balance at December 31
	2003	2002
	U.S. $ in thousands
Israel	7,691	8,521
U.S.	2,411	2,814
U.K.	27	19

	10,129	11,354

    As for goodwill and other assets, see note 4.

  c.
  Revenues from customer exceeding 10% of total revenues

    In the years ending December 31, 2003 and 2002, no customer generated revenues in excess of 10% of the Group's total revenues. In 2001, one customer generated revenues in excess of 10% of the Group's total revenues.

NOTE 15—SELECTED INCOME STATEMENT DATA

  a.
  General and administrative expenses—allowance for doubtful accounts:

	Year ended December 31
	2003	2002	2001
	U.S. $ in thousands
The changes in allowance for doubtful accounts are composed as follows:
Balance at beginning of year	1,367	449	387
Increase during the year	1,822	1,858	622
Bad debt written off	(411)	(940)	(560)

Balance at end of year	2,778	1,367	449

  b.
  Financial income (expenses)—net:

	Year ended December 31
	2003	2002	2001
	U.S. $ in thousands
Realized gain on marketable securities—net	18	150	60
Non-dollar currency gains (losses)—net	374	(264)	(665)
Interest and bank commissions—net	(487)	(385)	240

	(95)	(499)	(365)

  c.
  Other general income (expenses)—net:

	Year ended December 31
	2003	2002	2001
	U.S. $ in thousands
Gain (loss) on sale of property and equipment	(62)	(36)	17
Gain on sale of dealership activity		1,079

	(62)	1,043	17

  d.
  Earnings per share:

    Following are data relating to the weighted average number of shares–basic and diluted–used in the computation of EPS:

	2003	2002	2001
	Number of shares in thousands
Weighted average number of shares issued and outstanding-used in computation of basic earning per share	12,323	11,902	11,472
Add incremental shares from assumed exercise of options	760	493	681

Weighted average number of shares used in computation of diluted earnings per share	13,083	12,395	12,153

NOTE 16—SUBSEQUENT EVENTS

  a.
  In January 2004, the Company acquired 100% of the shares of OMI International, Inc. ("OMI") from an unrelated party in consideration of $19.1 million, comprised of $13,700,000 in cash, including estimated direct costs, and 226,040 of the Company's ordinary shares valued at approximately $5,410,000, subject to adjustments as stipulated in the agreement. The excess of cost of investment in the amount of approximately $18.8 million was attributed to goodwill and identified intangible assets to be amortized over their estimated useful lives. OMI is a Texas corporation that provides supply chain management solutions and services.

  b.
  In January 2004, the Company's subsidiary, StoreAlliance, acquired 100% of the shares of DemandX Ltd. ("DemandX") in consideration of $150,000 plus the net annual income of DemandX for the year ended December 31, 2003, as stipulated in the agreement. DemandX is an Israeli corporation that provides supply chain management data analysis services to suppliers and institutions.

  c.
  In February 2004, the Company's subsidiary in the U.K. acquired the supply chain management distribution activities of OMI International Ltd. These activities were acquired in consideration of approximately $275,000 in cash and in addition 28,188 ordinary shares of the Company.

Independent Auditors' Report

To the Board of Directors of
 Retalix USA, Inc. and Subsidiary
Warrendale, Pennsylvania

We have audited the accompanying consolidated balance sheet of Retalix USA, Inc. and Subsidiary (a Texas corporation) as of December 31, 2001, and the related consolidated statements of income and retained earnings, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the financial statements of Bass, Inc., a wholly-owned subsidiary, which statements reflect total assets of approximately $3,519,000 as of December 31, 2001, and total revenues of approximately $3,454,000 for the four-month period then ended. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Bass, Inc., is based solely on the report of the other auditors.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Retalix USA, Inc. and Subsidiary as of December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/  NATION SMITH HERMES DIAMOND

San Diego, California
February 5, 2002

Independent Auditors' Report

To the Stockholder
 Retalix Holdings, Inc. and Subsidiaries
Plano, Texas

We have audited the accompanying consolidated balance sheets of Retalix Holdings, Inc. and Subsidiaries ("the Company") (see Note 1 to the consolidated financial statements) as of December 31, 2002, and the related consolidated statements of income and retained earnings, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of StoreNext Retail Solutions, LLC, a majority-owned subsidiary, which statements reflect total assets of approximately $5,468,000 as of December 31, 2002, and total revenues of approximately $10,144,000 for the six-month period then ended. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for StoreNext Retail Solutions, LLC, is based solely on the report of the other auditors.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Retalix Holdings, Inc. and Subsidiaries as of December 31, 2002, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/  NATION SMITH HERMES DIAMOND

February 1, 2003
San Diego, California

Independent Auditors' Report

To the Stockholder
Retalix Holdings, Inc. and Subsidiaries
Plano, Texas

We have audited the accompanying consolidated balance sheet of Retalix Holdings, Inc. and Subsidiaries ("the Company") (see Note 1 to the consolidated financial statements) as of December 31, 2003, and the related consolidated statements of income, stockholder's equity, and cash flows for the year then ended. The consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We did not audit the financial statements of StoreNext Retail Solutions, LLC, a majority-owned subsidiary, which statements reflect total assets of approximately $5,606,000 as of December 31, 2003, and total revenues of approximately $22,688,000 for the year then ended. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for StoreNext Retail Solutions, LLC, is based solely on the report of the other auditors.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Retalix Holdings, Inc. and Subsidiaries as of December 31, 2003, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/  NATION SMITH HERMES DIAMOND

San Diego, California
March 31, 2004

INDEPENDENT AUDITOR'S REPORT

Board of Directors
BASS, Inc.

We have audited the accompanying balance sheet of BASS, Inc. as of December 31, 2001, and the related statements of operations, retained deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BASS, Inc. as of December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

By: /s/  FLAGEL, HUBER, FLAGEL & CO.

Certified Public Accountants

Dayton, Ohio
January 18, 2002

REPORT OF INDEPENDENT AUDITORS

To the Shareholders of
CELL-TIME LTD.

        We have audited the accompanying balance sheet of Cell-Time Ltd. ("the Company") as of December 31, 2003, and the related statement of operations, changes in shareholders' equity and cash flows for the nine months ended December 31, 2003 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2003, and the results of its operations and cash flows for the nine months ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel March 31, 2004	KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of
Retail Control Systems, Inc. (dba Retalix East)

We have audited the accompanying balance sheets of Retail Control Systems, Inc. (dba Retalix East) as of December 31, 2001 and 2000, and the related statements of operations and retained earnings and cash flows for the year ended December 31, 2001 and for the three months ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Retail Control Systems, Inc. (dba Retalix East) as of December 31, 2001 and 2000 and the results of its operations and its cash flows for the year ended December 31, 2001 and for the three months ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

By: /s/  GROSSMAN YANAK & FORD LLP

Certified Public Accountants

Pittsburgh, Pennsylvania
January 16, 2002

Exhibit

Retalix Ltd.

Details of Subsidiaries and Associated Company

As of December 31, 2003

Retalix Holdings Inc.–a U.S. Corporation, wholly controlled and owned. Established in 2002.

Retalix U.S.A., Inc. formerly Store Point Inc.–a U.S. Corporation, wholly controlled and owned, Established in 1996.

Retail Control Systems Inc. (R.C.S.)–a U.S. Corporation, wholly controlled and owned Acquired in September 2000.

BASS Inc.–a U.S. Corporation, wholly-controlled and owned by Retalix U.S.A. Acquired in September 2001.

StoreNext Retail Technology LLC–50.01% controlled and owned. Established in 2002.

Net Point Ltd.–95% controlled and owned (from June 2000 through October 2001 - 75.85%).

P.O.S. (Restaurant Solutions) Ltd. ("PRS")–69% controlled and owned (established in 1996).

PalmPoint Ltd.–100% controlled and owned (from April 2002 through February 2003 - 96.18%, from March 2001 through September 2001 - 86.48%, from September 2001 through November 2001 - 88.64% and from November 2001 through April 2002 - 93.18%).

Tamar Industries M.R Electronics 1985 Ltd.–100% controlled and owned Acquired in 1999.

StoreAlliance.Com Ltd. ("StoreAlliance")–51.5% controlled and owned (from April 2001 through November 2003 - 59.17%, from January 1, 2001 through April 2001 - 66.7%).

Kochav Orion Advertising and Information Ltd.–wholly controlled and owned. Acquired in September 2000.

Orlan Orion Systems Ltd.–wholly controlled and owned. Acquired in September 2000.

StoreNext Ltd.–wholly controlled and owned by StoreAlliance Established in November 2001.

TradaNet Electronic Commerce Services Ltd. ("Tradanet Ltd.")–wholly-controlled and owned by StoreAlliance. Acquired in April 2001.

IREX Israel Retail Exchange Ltd.–wholly controlled and owned by StoreAlliance. Established in September 2001.

Retalix (UK) Limited–a U.K. Corporation, wholly controlled and owned. Established in May 2000 and commenced operations in September 2000.

Retalix SA PTY Ltd.–a South Africa Corporation, wholly controlled and owned. Established in March 2001 and commenced operations in April 2001.

Retalix Australia PTY Ltd–an Australian corporation, wholly controlled and owned. Established in July 2001 and commenced operations in April 2003.

Cell-Time Ltd.–an Israeli corporation, 33% controlled and owned by StoreAlliance. Established in March 2003, and commenced operations in April 2003.

INDEPENDENT AUDITORS' REPORT

To Management of
OMI International, Inc.
Schaumburg, Illinois

We have audited the accompanying balance sheet of OMI International, Inc. (the "Company") as of December 31, 2003, and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of OMI International, Inc. as of December 31, 2003, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche, LLP

Chicago, Illinois

February 27, 2004

OMI INTERNATIONAL, INC.

BALANCE SHEET

DECEMBER 31, 2003

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$231,713
Accounts receivable, net of allowance for doubt accounts of $288,980	2,041,240
Unbilled license fees	120,000
Prepaid expenses and other assets	388,033

Total current assets	2,780,986

PROPERTY AND EQUIPMENT:
Computer equipment and related software	1,949,981
Leasehold improvements	18,772
Furniture and fixtures	216,052
Office equipment	237,432

Total property and equipment	2,422,237
Less accumulated depreciation	(1,936,501)

Property and equipment—net	485,736

TOTAL ASSETS	$3,266,722

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$453,615
Accrued expenses	283,574
Notes payable—related party
Deferred revenue	1,821,981

Total current liabilities	2,559,170

SHAREHOLDERS' EQUITY:
Common stock, no par value; 200,000 shares authorized, 100,000 shares issued and outstanding
Additional paid-in capital	1,000
Retained earnings	706,552

Total shareholders' equity	707,552

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$3,266,722

See notes to financial statements.

OMI INTERNATIONAL, INC.

STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2003

REVENUES:
License fees	$1,644,293
Services	7,241,879
Hardware	1,578,489
Maintenance	3,405,215

Total revenues	13,869,876

OPERATING EXPENSES:
License fees	1,931,397
Services	6,964,395
Hardware	1,058,326
Product development and engineering	3,774,194
Sales and marketing	1,089,694
General and administrative	2,469,640

Total operating expenses	17,287,646

LOSS FROM OPERATIONS	(3,417,770)
OTHER LOSS—Net	(24,703)

NET LOSS	$(3,442,473)

See notes to financial statements.

OMI INTERNATIONAL, INC.

STATEMENT OF SHAREHOLDERS' EQUITY

YEAR ENDED DECEMBER 31, 2003

	Common Stock
				Retained Earnings
	Shares	Amount	APIC		Total
BALANCE—January 1, 2003	100,000	$—	$1,000	$4,149,025	$4,150,025
Net loss				(3,442,473)	(3,442,473)

BALANCE—December 31, 2003	100,000	$—	$1,000	$706,552	$707,552

See notes to financial statements.

OMI INTERNATIONAL, INC.

STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,442,473)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	1,006,847
Impairment on capitalized software	918,612
Changes in operating assets and liabilities:
Accounts receivable	2,177,915
Unbilled license fees	400,730
Prepaid expenses and other assets	(46,841)
Accounts payable	370,686
Accrued expense	(167,197)
Deferred revenue	(313,232)

Net cash flows from operating activities	905,047

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(150,209)

Net cash flows from investing activities	(150,209)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of notes payable	(1,401,000)

Net cash flows from financing activities	(1,401,000)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(646,162)
CASH AND CASH EQUIVALENTS—Beginning of year	877,875

CASH AND CASH EQUIVALENTS—End of year	$231,713

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$60,856

See notes to financial statements.

OMI INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

1.     DESCRIPTION OF BUSINESS

  OMI International, Inc. (the "Company") is a privately held S corporation, founded in 1984, with offices located in Richardson, Texas, and Schaumburg, Illinois. The Company specializes in developing integrated software for the grocery, distribution and transportation industries. In addition to selling its software, the Company also provides hardware, radio frequency and voice recognition equipment and services such as installation, implementation, consulting, training and education, and maintenance and support. The majority of the Company's revenues and receivables were from companies in the grocery industry.

  Internationally, the Company markets and supports its products through dedicated consultants located in the United Kingdom, France and South Africa.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements, the technological feasibility of a software product and the reported amounts of revenues and expenses during the reporting period. Significant estimates are required as part of determining the allowance for doubtful accounts, depreciation and amortization. Actual results could differ from those estimates.

  Cash and Cash Equivalents—Cash and cash equivalents include money market securities stated at cost and have original maturities of three months or less at the date of purchase.

  Property and Equipment—Property and equipment are stated at cost less accumulated depreciation. Depreciation is recognized utilizing an accelerated method over the related assets' estimated useful lives as follows:

Asset Description	Life
Computer equipment and related software	3-5 years
Leasehold improvements	Life of the lease
Furniture and fixtures	7-10 years
Office equipment	5-6 years

  Normal repairs and maintenance are expensed as incurred. Expenditures, which materially increase values, change capacities or extend useful lives are capitalized. Replacements are capitalized and the property and equipment accounts are relieved of the items being replaced. The related costs and accumulated depreciation of disposed assets are eliminated and any gain or loss on disposition is included in income. Leasehold improvements are capitalized and depreciated on an accelerated method over the shorter of the life of the improvements or the life of the lease.

  Software Development Costs—Capitalization of software development costs begins upon establishment of technological feasibility for the product. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs consider external factors including, but not limited to, anticipated future gross product revenues, estimated economic life and changes in software and hardware technology. Amortization of capitalized software development costs begins when the products are available for general release to customers.

  Capitalized software development costs are amortized on a product-by-product basis using the straight-line method over the estimated economic life of the product, which is three years.

  Long-lived Asset Recoverability—Long-lived assets, primarily property and equipment are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. The impairment test is a two-step process. If the carrying value of the asset exceeds the expected future cash flows (undiscounted and without interest) from the asset, an impairment is indicated. The impairment loss recognized is the excess of the carrying value of the asset over its fair value.

  Revenue Recognition—The Company recognizes its revenue in accordance with the American Institute of Certified Public Accountants Statement of Position 97-2, Software Revenue Recognition.

  The Company licenses its software primarily under noncancelable license agreements and provides services including maintenance, installation, implementation, training and consulting. License fee revenues are recognized when a noncancelable license agreement has been signed, the product has been shipped and all significant contractual obligations have been satisfied. Unbilled license fees result from license fees being billed in installments over a contractually defined period. Revenues from maintenance agreements for maintaining, supporting and providing periodic unspecified upgrades of its software are recognized proportionately over the maintenance period, which in most instances is one year. Revenue for installation, implementation, consulting, training and education and maintenance and support is recognized as services are performed. Revenues from hardware agreements are recognized when the hardware has been delivered to the customer.

  The Company has entered into certain agreements that provide for payment terms beyond one year from the agreement date. In these cases the Company recognizes the license revenue once the product has been shipped, all significant obligations have been satisfied and the payment becomes payable and due per the terms of the license agreement.

  The Company enters into certain agreements to sell computer hardware and voice recognition equipment. In accordance with Emerging Issues Task Force ("EITF") Issue 99-19, Reporting Revenue Gross as a Principal vs. Net as an Agent, the Company recognizes computer hardware and certain radio frequency and voice recognition equipment revenue on a gross basis as the Company is acting as the principal in these transactions. In some instances, the Company recognizes radio frequency and voice recognition equipment on a net basis as the Company is acting as the agent in these transactions.

  Foreign Currency—Transaction gains and losses arising from fluctuations in currency exchanges on transactions dominated in currencies other than U.S. dollars are recognized in earnings as incurred.

  Income Taxes—As the Company is an S corporation, income from the Company is generally not taxable at the corporate level but is taxed to the individual shareholders. Thus, no provision for federal income taxes has been made in the accompanying financial statements.

  Concentration of Credit Risk and Fair Value of Financial Instruments—Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables. The Company places its cash with high-quality financial institutions, which invest primarily in U.S. Government instruments, commercial paper of prime quality, certificates of deposit, and guaranteed bankers acceptances. At times, such investments may be in excess of the FDIC insurance limit. The Company grants unsecured credit to its customers and transacts business primarily with customers in the grocery industry. To reduce credit risk, the Company routinely assesses the financial strength of its customers and establishes accounts receivable allowances based upon factors relating to the credit risk of specific customers, historical trends and other information. The carrying value for current assets and current liabilities reasonably approximates fair value due to the short maturity of these items.

  The Company primarily serves customers located throughout the United States with no significant concentration in one region. Five customers accounted for approximately 45% of total revenue in 2003 and approximately 26% of accounts receivable at December 31, 2003.

3.     SOFTWARE DEVELOPMENT COSTS

  On January 1, 2003, the Company had capitalized software costs of approximately $1,547,000, net of amortization of approximately $1,587,000. The Company did not capitalize software development costs in 2003. Amortization of capitalized software costs was approximately $628,000 for the year ended December 31, 2003.

  The Company compares the unamortized capitalized software costs to its net realizable value for impairment at the end of each year. In response to increasing customer demand and competitive market conditions concerning its older generation software products, the Company accelerated its redevelopment efforts including increasing the advance marketing of planned newer versions of those software products utilizing more current technologies. As a result, the Company believes that there will be limited future revenue potential from the older generation software products. Accordingly, the Company recognized an impairment loss of approximately $919,000 as of December 31, 2003, which is included in license fees.

4.     RELATED-PARTY TRANSACTIONS

  Notes Payable—On December 31, 2002, the Company entered into note payable agreements with certain shareholders of the Company for $1,401,000. Payments were made in full, including interest at 4.25% per annum, on December 30, 2003.

  Legal Services—During 2003, the Company retained a shareholder as its legal counsel. The shareholder was paid approximately $96,500, related to legal services provided to the Company in the ordinary course of business.

5.     COMMITMENTS AND CONTINGENCIES

  Leases—The Company leases office facilities and certain equipment under noncancelable operating leases expiring at various dates through 2006. The facility leases require the Company to make monthly payments covering rent, taxes, insurance and maintenance costs. Net rent expense, exclusive of taxes, insurance and maintenance of the facilities and equipment was approximately $408,400 for the year ended December 31, 2003.

  All leases and subleases with an initial term greater than one year are classified as capital leases, operating leases or subleases, based on the lease terms. No capital leases existed as of December 31, 2003.

  Future minimum lease payments under operating leases as of December 31, 2003 are as follows:

Lease Commitments	Amount
2004	$396,762
2005	359,360
2006	32,351

Total	$788,473

  Royalties—The Company purchased a software program during 1986. As a part of the purchase agreement entered into during 1986, the Company has an existing obligation to remit royalty payments to the previous owners of the software based on future software license fees generated. In March 1998, the Company amended the 1986 agreement. The amendment stipulated that royalty payments will cease at December 31, 2005. Under these agreements, the Company recorded approximately $64,000 in royalty expense during 2003. Accrued royalties were approximately $105,000 at December 31, 2003.

  The Company purchased a software program during 2003. As part of the purchase agreement, the Company has an existing obligation to remit royalty payments to the previous owners of the software based on future software license fees generated. The Company's obligation to remit these royalty payments shall cease on the earlier to occur of the payment of $1,000,000 in aggregate royalty payments or the expiration of a five-year period. Under this agreement, the Company recorded approximately $139,000 in royalty expense during 2003. There were no accrued royalties at December 31, 2003.

  Litigation—In ordinary course of conducting its business, the Company becomes involved in various lawsuits related to its business. The Company does not believe that the ultimate resolution of these lawsuits will be material to its business, financial position and results of operations.

6.     EMPLOYEE BENEFIT PLAN

        The Company maintains a profit-sharing plan (the "Plan") established pursuant to the provisions of Section 401(k) of the Internal Revenue Code that provides retirement benefits for eligible employees of the Company. The Company, with the approval of the Board of Directors, may make discretionary matching contributions to the Plan. The Company did not make any contributions to the Plan during 2003.

7.     SUBSEQUENT EVENT

        On January 2, 2004, a stock purchase agreement between the shareholders of the Company and Retalix Holdings, Inc. ("Retalix"), a wholly-owned subsidiary of Retalix Ltd., became effective, whereby Retalix purchased all outstanding common shares of the Company.

******

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

        The statements contained in this section may be deemed to be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements are typically identified by the words "believe," "expect," "anticipate," "intend," "estimate" and similar expressions. These forward-looking statements are based largely on management's expectations and are subject to a number of uncertainties. Actual results could differ materially from these forward-looking statements. Neither Retalix Ltd. ("Retalix") nor OMI International, Inc. ("OMI") undertakes any obligation to update publicly or revise any forward-looking statements. For a more complete discussion of the risks and uncertainties which may affect such forward-looking statements, please refer to the reports and documents filed by Retalix with the Securities and Exchange Commission, including Retalix's Annual Report on Form 20-F for the year ended December 31, 2002, as it might be amended from time to time. Retalix undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date thereof, or to reflect the occurrence of unanticipated events.

        The unaudited pro forma combined condensed statement of income, combines the historical consolidated statements of income of Retalix and OMI as if the acquisition had occurred on January 1, 2003. The unaudited pro forma combined condensed balance sheet combines the historical consolidated balance sheet of Retalix and the historical consolidated balance sheet of OMI, portraying the acquisition as if it had occurred on December 31, 2003.

        The unaudited pro forma combined condensed financial statements were prepared using the purchase method of accounting. The allocation of the purchase price as reflected in these unaudited pro forma combined condensed financial statements is based upon the fair value of assets acquired and liabilities assumed as of the date of acquisition.

        Amounts allocated to goodwill may change as a result of adjustments in respect of changes in the estimates for the liabilities for integration activities as well as an election that could be executed for tax purposes and which is discussed in the notes to these unaudited pro forma combined condensed financial statements.

        The unaudited pro forma combined condensed financial statements are not necessarily indicative of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The unaudited pro forma combined condensed financial statements should be read in conjunction with the respective historical financial statements and the notes thereto of both Retalix and OMI.

RETALIX LTD.
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
As of December 31, 2003
(U.S. $ in thousands)

	Retalix	OMI	Adjustments	Note		Pro forma
Assets
CURRENT ASSETS:
Cash and cash equivalents	$46,093	$232	$(13,714)	(a	)	$32,611
Marketable securities	5,035					5,035
Accounts receivable:
Trade	20,920	2,041				22,961
Other	1,813	508				2,321
Inventories	1,053					1,053
Deferred income taxes	2,402		145	(b	)	2,547

Total current assets	77,316	2,781	(13,569)			66,528

NON-CURRENT ASSETS:
Marketable securities — bonds	3,519					3,519
Deferred income taxes	1,286		18	(b	)	1,304
Long-term receivables	1,054					1,054
Amounts funded in respect of employee rights upon retirement	3,733					3,733
Other	432					432

	10,024		18			10,042

PROPERTY, PLANT AND EQUIPMENT, net	10,129	486				10,615

GOODWILL	19,055		17,110	(c	)	36,165
OTHER INTANGIBLE ASSETS, net of accumulated amortization	4,079		1,715	(c	)	5,794

	$120,603	$3,267	$5,274			$129,144

Liabilities and shareholders' equity
CURRENT LIABILITIES:
Short-term bank credit	$5,677					$5,677
Current maturities of long-term bank loans	3,368					3,368
Accounts payable and accruals:
Trade	5,138	$454				5,592
Employees and employee institutions	4,882					4,882
Current maturities of other liabilities	2,439					2,439
Other	6,510	284	$430	(d	)	7,224
Deferred revenues	3,572	1,822				5,394

Total current liabilities	31,586	2,560	430			34,576

LONG-TERM LIABILITIES:
Long-term bank loans, net of current maturities	4,700					4,700
Employee rights upon retirement	5,405					5,405
Other liabilities, net of current maturities	1,149		141	(b	)	1,290

Total long-term liabilities	11,254		141			11,395

Total liabilities	42,840	2,560	571			45,971

MINORITY INTERESTS	2,117					2,117

SHAREHOLDERS' EQUITY:
Share capital—ordinary shares	3,704	1	52	(e	)	3,756
			(1)	(e	)
Additional paid in capital	41,864		5,358	(e	)	47,222
Retained earnings	30,073	706	(706)	(e	)	30,073
Accumulated other comprehensive income	5					5

Total shareholders' equity	75,646	707	4,703			81,056

	$120,603	$3,267	$5,274			$129,144

See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

RETALIX LTD.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
For the year ended December 31, 2003
(U.S. $ in thousands, except per share data)

	Retalix	OMI	Adjustments	Note	Pro forma
REVENUES:
Product sales	$58,432	$3,223			$61,655
Services and projects	33,625	10,647			44,272

Total revenues	92,057	13,870			105,927

COST OF REVENUES:
Cost of product sales	16,576	2,990	$441	(1)	20,007
Cost of services and projects	12,440	6,964			19,404

Total cost of revenues	29,016	9,954	441		39,411

GROSS PROFIT	63,041	3,916	(441)		66,516

OPERATING EXPENSES (INCOME):
Research and development expenses—net	18,344	3,774			22,118
Selling and marketing expenses	21,542	1,090	40	(1)	22,672
General and administrative expenses	13,345	2,470	17	(1)	15,832
Other general expenses—net	62				62

Total operating expenses	53,293	7,334	57		60,684

INCOME (LOSS) FROM OPERATIONS	9,748	(3,418)	(498)		5,832
FINANCIAL EXPENSES—net	(95)	(25)	(175)	(2)	(295)
GAIN ARISING FROM ISSUANCE OF SHARES BY A SUBSIDIARY	1,068				1,068

INCOME (LOSS) BEFORE TAXES ON INCOME	10,721	(3,443)	(673)		6,605
TAXES ON INCOME	2,639		(473)	(3)	2,166

INCOME (LOSS) AFTER TAXES ON INCOME	8,082	(3,443)	(200)		4,439
SHARE IN LOSSES OF AN ASSOCIATED COMPANY	90				90
MINORITY INTERESTS IN LOSSES OF SUBSIDIARIES	288				288

NET INCOME (LOSS)	$8,280	$(3,443)	$(200)		$4,637

EARNINGS PER SHARE:
Basic	0.67			(4)	0.37

Diluted	0.63			(4)	0.35

WEIGHTED AVERAGE NUMBER OF SHARES USED IN COMPUTATION OF EARNINGS PER SHARE—in thousands:
Basic	12,323			(4)	12,549

Diluted	13,083			(4)	13,309

See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

        On January 2, 2004, Retalix acquired all of the outstanding capital stock of OMI. OMI is a provider of supply chain execution and warehouse management systems primarily for the U.S. grocery sector.

        Retalix acquired OMI for total consideration in the amount of $19,124,000 (including estimated direct transaction costs amounting to $114,000). The consideration for the acquisition of OMI consisted of $13,600,000 in cash and 226,040 ordinary shares of Retalix, which represented approximately 1.7% of the issued and outstanding share capital of Retalix after giving effect to the issuance. The value of the shares issued was calculated based upon the average of the closing price of Retalix's ordinary shares on Nasdaq, for the period beginning two days before the acquisition through two days after the acquisition. The cash consideration of $13,600,000 was financed out of Retalix's existing cash resources.

        The unaudited pro forma combined condensed balance sheet gives effect to the acquisition of OMI by Retalix as if it had occurred on December 31, 2003. The unaudited pro forma combined statements of income give effect to the acquisition between OMI and Retalix as if it had occurred on January 1, 2003. The unaudited pro forma combined condensed statement of income does not include any non-recurring charges directly attributable to the acquisition.

        Retalix is entitled, until October 2004, to make an election with the U.S. Internal Revenue Service that would result in the step-up of the assets of OMI to their fair value as of the acquisition date, which could materially decrease OMI's tax expense. Since Retalix has not yet determined whether it will pursue this election, the unaudited pro forma combined condensed financial statements do not give effect to such an election.

ADJUSTMENTS TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET AS OF DECEMBER 31, 2003.

(a)
$13,714,000 of the total consideration for the transaction was financed by Retalix's existing cash resources.

(b)
Deferred tax assets and liabilities created as part of the acquisition.

(c)
The fair values of OMI's net assets have been estimated for the purpose of allocating the purchase price and determining the pro forma effect of the acquisition on the unaudited combined condensed financial statements. The estimated purchase price of $19,124,000 has been calculated and assigned to the net tangible and intangible assets acquired as follows:

		U.S. $ in thousands
Purchase price calculation:
Retalix average market price per share	$23.93
Number of shares issued	226,040

Total share consideration		5,410
Cash consideration		13,600
Estimated direct transaction costs		114

Total purchase price		19,124

Purchase price allocation to net tangible and intangible assets acquired and to goodwill:
Net tangible assets	299
Identified intangible assets (*):
Technology		1,160
Customer rights		380
Trademark		120
Others		55
Goodwill (*)		17,110

Total		$19,124

(*)
Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets. The unaudited pro forma combined condensed statement of operations does not reflect the amortization of goodwill acquired in the acquisition consistent with the guidance in the Financial Accounting Standards Board (FASB) Statement No. 142, "Goodwill and Other Intangible Assets". Amortization of identifiable intangible assets has been provided over 3-7 years, representing the estimated useful lives. The integration of OMI and Retalix operations may result in additional accruals for involuntary employee termination costs and/or facilities closures in accordance with Emerging Issues Task Force (EITF) Issue No. 95-3. Such accruals and/or adjustments would change the allocation of the purchase price to goodwill.

(d)
Provisions mainly in respect of facilities closures and for involuntary employee termination costs.

(e)
Elimination of all components of OMI's shareholders' equity and the issuance of Retalix's ordinary shares.

ADJUSTMENTS TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2003.

(1)
Amortization of intangible assets established as part of the purchase price allocation in connection with the acquisition of OMI. Intangible assets are amortized on a straight-line basis over 3-7 years (see (c) above).

(2)
Estimated reduction in interest income due to Retalix's cash and cash equivalents and marketable securities used as cash consideration in the acquisition.

(3)
Reflecting the tax effect of the pro forma adjustments, using the applicable tax rate.

(4)
The calculation of the weighted average number of shares for pro forma basic and diluted earnings per share gives effect to the issuance of 226,040 Retalix ordinary shares in the transaction, assuming these were issued on January 1, 2003.

PROSPECTUS

        RETALIX LTD.
Up to 4,100,000 Ordinary Shares

        We may offer from time to time up to 4,100,000 of our ordinary shares at prices and on terms to be determined at or prior to the time of sale. We will provide the specific prices and other terms of these offerings in one or more supplements to this prospectus. Any supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading "Incorporation of Certain Documents by Reference" before you invest.

        We may offer and sell our ordinary shares to or through underwriters, dealers and agents or directly to purchasers. See "Plan of Distribution." The names of any underwriters or agents involved in the sale of our ordinary shares and their compensation will be described in the accompanying prospectus supplement. The net proceeds we expect to receive from such sale will also be set forth in the accompanying prospectus supplement.

        Our ordinary shares are quoted on The Nasdaq National Market under the symbol "RTLX." Our ordinary shares are also traded on the Tel-Aviv Stock Exchange. Any ordinary shares sold pursuant to a prospectus supplement will be listed on The Nasdaq National Market, subject to official notice of issuance.

        This prospectus may not be used to complete a sale of our ordinary shares unless accompanied by a supplement to the prospectus.

Investing in our ordinary shares involves significant risks. See "Risk Factors" beginning on page 2 of this prospectus to read about factors you should consider before purchasing our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 30, 2004

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf process, we may offer up to 4,100,000 ordinary shares, from time to time, in one or more offerings.

        This prospectus provides you with a general description of the shares we may offer. Each time we sell shares, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including any initial public offering price, the price paid to us for the securities and net proceeds to us. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

        You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities in any state or jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of its date, and you should not assume that the information in this prospectus or any supplement is accurate as of any other date.

        All references herein to "ordinary shares" refer to our ordinary shares, par value 1.0 New Israeli Shekels per share. References to "NIS" are to New Israeli Shekels. References to "dollars" or $ are to United States dollars.

THE COMPANY

        We were incorporated on March 5, 1982, under the laws of the State of Israel. Both our legal and commercial name is Retalix Ltd. In 2000, we changed our name from Point of Sale Ltd. to our current name. Our principal offices are located at 10 Zarhin Street, Raanana 43000, Israel, and our telephone number is +011-972-9-776-6677. Our U.S. agent is our subsidiary, Retalix USA Inc., located at 6200 Tennyson Parkway, Suite 150, Plano, TX 75024 and its telephone number is (469) 241-8400. Our website address is www.retalix.com. The information contained on, or linked from, our website is not a part of this prospectus.

        Unless the context otherwise requires, all references in this prospectus to "Retalix," "we," "our," "us" and the "Company" refer to Retalix Ltd. and its consolidated subsidiaries.

RISK FACTORS

        You should carefully consider the risks described below and in the documents we have incorporated by reference into this prospectus before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our ordinary shares could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Business

A continuation of the general deterioration of the economy worldwide could materially adversely affect the retail food industry, our primary target market, more intensely than other sectors, which would have a material adverse effect on our results of operations.

        Our future growth is critically dependent on increased sales to customers in the retail food industry. We derive the substantial majority of our revenues from the sale of software products and the performance of related services to the retail food industry worldwide, including supermarkets, convenience stores and restaurants. The success of our customers is directly linked to economic conditions in the retail food industry, which in turn are subject to intense competitive pressures and are affected by overall economic conditions. The general deterioration of the economy worldwide has resulted in a curtailment of capital investment by our existing and potential customers. The attacks on the United States on September 11, 2001 and subsequent terror attacks worldwide have caused a further decline in the global economy. As a result, many companies, including our existing and potential customers, have indicated that they plan to postpone or decrease further capital investment. A continued decline in capital expenditures by our existing and potential customers would reduce our sales and could result in pressure on our product prices, each of which would have a material adverse effect on our operating results.

Our business is subject to fluctuations in operating results, which could cause the price of our ordinary shares to decline.

        Our quarterly operating results have varied in the past and may fluctuate in the future because of a variety of factors, many of which are outside of our control. These factors include, among others:

  •
  the size, timing, terms and fluctuations of customer orders and rollout schedules;

  •
  the long sales cycle associated with certain of our software products;

  •
  the deferral of customer orders in anticipation of new software products or services from us or our competitors;

  •
  changes in pricing by us or our competitors;

  •
  the uncertainty regarding the adoption of our current and future products, including our relatively new Application Service Provider, or ASP, and e-market applications;

  •
  technical difficulties with respect to the use of software solutions and services developed by us; and

  •
  seasonality in customer purchasing and deployment patterns.

        Based upon these and other factors, our quarterly operating results could fluctuate significantly in the future. This fluctuation might cause our quarterly operating results in future periods to be below the expectations of securities analysts and investors. If that occurs, the market price of our ordinary shares could decline.

Sales to large chains represent a significant portion of our revenues, and a significant reduction in project sales to these customers could significantly reduce our revenues.

        Sales to national supermarket and convenience store chains typically are large in size and represent a significant portion of our revenues. Two of our customers each accounted for more than 5% of our revenues during 2002 and 2003. We anticipate that sales to a few customers in any given reporting period will continue to contribute materially to our revenues in the foreseeable future. A significant reduction in sales to these large chains could significantly reduce our revenues.

Our gross margins may vary significantly or decline, adversely affecting our operating results.

        Because the gross margins on product revenues are significantly greater than the gross margins on services and project revenues, our combined gross margin has fluctuated from quarter to quarter, and it may continue to fluctuate significantly based on our revenue mix between product revenues and services and project revenues. Our operating results in any given quarter may be adversely affected to the extent our gross margins decline due to our generating in that quarter a greater percentage than average of services and project revenues.

Our business will suffer to the extent the .Net platform or our products based on the .Net platform do not achieve market acceptance.

        In 2003, we began developing new versions of our products based on the Microsoft .Net platform, or the .Net platform. The risks of our commitment to the .Net platform include the following:

  •
  the possibility that prospective customers will refrain from purchasing the current versions of our products because they are waiting for the .Net platform versions;

  •
  the possibility that our .Net platform beta customers will not become favorable reference sites;

  •
  the ability of the .Net platform to support the multiple sites and heavy data traffic of our largest customers;

  •
  the ability of our development staff to learn how to efficiently and effectively develop products using the .Net platform;

  •
  our ability to transition our customer base onto the .Net platform when it is available;

  •
  Microsoft's ability to achieve market acceptance of the .Net platform; and

  •
  Microsoft's continued commitment to enhancing and marketing the .Net platform.

        There can be no assurances that our efforts to develop new products using the .Net platform will be successful. If the .Net platform or the products we develop for the .Net platform do not achieve market acceptance, it likely will have a material adverse effect on our business, operating results and financial condition.

Our software products might not be compatible with all major hardware and software platforms, which could inhibit sales and harm our business.

        Any changes to third-party hardware and software platforms and applications that our products work with could require us to modify our products and could cause us to delay releasing a product until the updated version of that hardware and software platform or application has been released. As a result, customers could delay purchases until they determine how our products will operate with these updated platforms or applications, which could inhibit sales of our products and harm our business. In addition, developing and maintaining consistent software product performance across various technology platforms could place a significant strain on our resources and software product release schedules, which could adversely affect our results of operations. We must continually evaluate new technologies and implement into our products advanced technology. For example, in 2001 and 2002, we modified our software products to work with Windows XP Embedded and Linux open source operating systems and in 2003, we began investing in developing versions of our products based on the Microsoft .Net platform. Many existing and potential customers have not yet acquired these operating systems and we cannot assure you that these modifications will be successful. Moreover, if we fail in our product development efforts to accurately address in a timely manner, evolving industry standards, new technology advancements or important third-party interfaces or product architectures, sales of our products and services will suffer.

We may have difficulty implementing our products, which could damage our reputation and our ability to generate new business.

        Implementation of our software products can be a lengthy process, and commitment of resources by our clients is subject to a number of significant risks over which we have little or no control. In particular, we believe that the implementation of our enterprise management application suite can be longer and more complicated than our other applications as they typically:

  •
  appeal to larger retailers who have multiple divisions requiring multiple implementation projects;

  •
  require the execution of implementation procedures in multiple layers of software;

  •
  offer a retailer more deployment options and other configuration choices; and

  •
  may involve third party integrators to change business processes concurrent with the implementation of the software.

        Delays in the implementations of any of our software products, whether by our business partners or us, may result in client dissatisfaction, disputes with our customers, or damage to our reputation. Significant problems implementing our software therefore, can cause delays or prevent us from collecting fees for our software and can damage our ability to generate new business.

Our failure to integrate businesses that we acquire could disrupt our business, dilute your holdings in us and harm our financial condition and operating results.

        We have recently acquired OMI International, Inc. and we intend to make future strategic acquisitions of complementary companies, products or technologies. These acquisitions could disrupt our business. In addition, your holdings in our company would be diluted if we issue equity securities in connection with any acquisition, as we did in the OMI International transaction. Acquisitions involve numerous risks, including:

  •
  problems combining the acquired operations, technologies or products;

  •
  unanticipated costs or liabilities;

  •
  diversion of management's attention;

  •
  adverse effects on existing business relationships with suppliers and customers;

  •
  risks associated with entering markets in which we have no or limited prior experience; and

  •
  potential loss of key employees, particularly those of the acquired organizations.

        Further, products that we acquire from third parties often require significant expenditures of time and resources to upgrade and integrate with our existing product suite. Specifically, if we fail to integrate OMI International's applications into our ReMA platform or develop a web-based version of

OMI International's applications in a timely manner, we may be unable to fully realize the expected benefits of our acquisition of OMI International. We may not be able to successfully integrate any business, technologies or personnel that we have acquired or that we might acquire in the future, and this could harm our financial condition and operating results.

If we fail to successfully introduce new or enhanced products to the market, our business and operating results may suffer.

        If we are unable to successfully identify and develop new products and new features for our existing products that are acceptable to our existing and target customers, our business and operating results will suffer. The application software market is characterized by:

  •
  rapid technological advances in hardware and software development;

  •
  evolving standards in computer hardware, software technology and communications infrastructure;

  •
  changing customer needs; and

  •
  frequent new product introductions and enhancements.

        In addition, new product introductions and enhancements require a high level of expenditures for research and development, which adversely affects our operating results. Any products or enhancements we develop may not be introduced in a timely manner and may not achieve the broad market acceptance necessary to generate significant revenues. If we are unable to successfully develop new products or enhance and improve our existing products or if we fail to position and/or price our products to meet market demand, our business and operating results will be adversely affected.

The markets in which we sell our products and services are competitive and increased competition could cause us to lose market share, reduce our revenues and adversely affect our operating results.

        The market for retail food information systems is highly competitive. A number of companies offer competitive products that address our target markets. In addition, we believe that new market entrants may attempt to develop retail food information systems, and we are likely to compete with new companies in the future. With respect to our e-marketplace initiatives, the barriers are relatively low and competition from other established and emerging companies may develop in the future. Some of our existing or potential competitors have greater financial, technical and marketing resources than we have. As a result, these competitors are able to devote greater resources than we can to the development, promotion, sale and support of their products. We also expect to encounter potential customers that, because of existing relationships with our competitors, are committed to the products offered by these competitors. As a result, competitive pressures could cause us to lose market share and require us to reduce our prices and profit margins. This could cause a decline in our revenues and adversely affect our operating results.

The long sales cycle for certain of our products could cause revenues and operating results to vary from quarter to quarter, which could cause volatility in our stock price.

        We could incur substantial sales and marketing and research and development expenses while customers are evaluating our products and before they place an order with us, if they ever make a purchase at all. Purchases of our solutions are often part of larger information technology infrastructure initiatives on the part of our customers. As a result, these customers typically expend significant effort in evaluating, testing and qualifying our software products. This evaluation process is frequently lengthy and can range from two months to one year or more. Even after this evaluation process, a potential customer may not purchase our products. In addition, the time required to implement our products can vary significantly with the needs of our customers and generally lasts for several months. The implementation process is also subject to delay. We cannot control these delays. As a result, we cannot predict the length of these sales cycles and we cannot control the timing of our sales revenue. Long sales cycles also subject us to risks not usually encountered by companies whose products have short sales cycles. These risks include:

  •
  the potential cancellation of orders based on customers' changing budgetary constraints;

  •
  the shift in orders expected in one quarter to another quarter because of the timing of customers' procurement decisions; and

  •
  the unpredictability of internal acceptance reviews.

        These factors could cause our revenues and operating results to vary significantly and unexpectedly from quarter to quarter, which could cause volatility in our stock price.

Our ASP business model is in an early stage of development and, if unsuccessful, our revenue growth could be adversely affected.

        We are in the early stages of rolling-out our ASP application services to small chains and single store retailers through our two StoreNext initiatives, StoreNext USA and StoreNext Israel. These applications have not been traditionally used by smaller retailers and if they do not accept them, our ASP initiatives may not succeed. Our services include head-office and back-office applications delivered via the Internet based on an ASP subscription fee pricing model. We have only recently begun charging users of our ASP services a subscription fee for reporting, analysis and merchandising services. In the future, we plan to offer additional services for a fee. We cannot be assured that these users will accept our pricing model. If we are unsuccessful in selling and marketing our ASP services to these retailers, our revenue growth could be adversely affected.

Insufficient or slower than anticipated demand for our ASP services could adversely affect our revenue growth.

        We have incurred significant research and development expenses in connection with the development of our ASP initiatives. If significant demand fails to develop or develops more slowly than we anticipate, we may be unable to recover the expenses we have incurred and expect to incur in the further development of these initiatives. Any delay in or failure of the development of significant demand for our ASP services could cause our new business initiatives to fail. Even if significant demand does develop for our ASP services, the growth of our ASP services may erode parts of existing software sales revenue. Any of these factors could adversely affect our revenue growth.

If we are unsuccessful in establishing an e-marketplace, our revenue growth could be adversely affected.

        In order for us to establish an e-marketplace for our ASP initiatives, we will need to generate a community of participating retailers sufficiently large to support such a marketplace. Even if we successfully establish such a community, we may not be able to establish an e-marketplace without partnering with strategic players in the supply chain arena. We cannot assure you that we will be able to establish such partnerships on terms that are commercially favorable to us, if at all. Even if we establish successful strategic partnerships, we will need to attract wholesalers and suppliers to our e-marketplaces. We cannot assure you that wholesalers and suppliers will choose to participate in our e-marketplaces. In addition, this is a new and unproven business model, and we cannot assure you that potential users of the e-market applications will use them. If we are unsuccessful in establishing an e-marketplace, our revenue growth could be adversely affected.

Our recent undertaking of joint management for the indirect sales channel for our software to Tier 3 and Tier 4 grocers in the U.S. market may prove less successful than the previous management by Fujitsu USA, which could adversely affect our revenues and operating results.

        In 2002, Retalix and Fujitsu USA established StoreNext USA, a joint venture to sell Retalix software and Fujitsu hardware to the Tier 3 and Tier 4 grocery sector in the United States. Sales to grocery stores in this sector are primarily made indirectly through regional dealers. We previously targeted this market segment by selling our software to Fujitsu USA, which then resold it to regional dealers and managed the dealer channel. As a result of the joint venture, we have jointly undertaken with Fujitsu direct responsibility for managing the dealer channel for this market segment. If our direct involvement in the management of the dealer channel proves less successful than the previous sole management of this channel by Fujitsu USA, our revenues could be adversely affected and our operating results may suffer.

Disruption of our ASP servers due to security breaches and system failures could harm our business and result in the loss of customers.

        Our ASP infrastructure is vulnerable to security breaches, computer viruses or similar disruptive problems. Our ASP servers provide access to and distribution of many of our enterprise software solutions, products and services to our ASP customers. Providing unimpeded access to our ASP servers is critical to servicing our ASP customers and providing superior customer service to them. These systems are also subject to telecommunications failures, power loss and various other system failures. Any of these occurrences, whether intentional or accidental, could lead to interruptions, delays or cessation of operation of our ASP servers. Our inability to provide continuous access to our ASP servers could cause some of our customers to discontinue subscribing to our ASP and e-market applications and harm our business reputation.

We could be exposed to possible liability for supplying inaccurate information to our e-marketplace and ASP customers, which could result in significant costs, damage our reputation and decreased demand for our products.

        The information provided in our e-market and ASP applications could contain inaccuracies. Dissatisfaction of the providers of this information or our customers with inaccuracies could materially adversely affect our ability to attract suppliers and new customers and retain existing customers. In addition, we may face potential liability for inaccurate information under a variety of legal theories, including defamation, negligence, copyright or trademark infringement and other legal theories based upon the nature, publication or distribution of this information. Claims of this kind could divert management time and attention and could result in significant cost to investigate and defend, regardless of the merits of any of these claims. The filing of any claims of this kind may also damage our reputation and decrease demand for our products.

If our ASP products are unable to support multiple enterprises, our business could be harmed.

        We might not succeed in adapting our software to support multiple enterprises as the number of users of our ASP services increase. As part of our strategy to sell our software products and services to small chains and single store food retailers, we recently rolled-out our ASP initiatives and we are in the process of adapting our software products to a browser-based environment in order to reduce the costs associated with our enterprise software solutions. As we add customers to our ASP initiatives, our software will need to be robust enough to support, from a single data center, our growing customer base. The failure of our ASP service to support multiple enterprises could harm our business and operating results.

Errors or defects in our software products could diminish demand for our products, injure our reputation and reduce our operating results.

        Our software products are complex and may contain errors that could be detected at any point in the life of the product. We cannot assure you that errors will not be found in new products or releases after shipment. This could result in diminished demand for our products, delays in market acceptance and sales, diversion of development resources, injury to our reputation or increased service and warranty costs. If any of these were to occur, our operating results could be adversely affected.

Errors or defects in our software products or other vendors' products with which our products are integrated could adversely affect the market acceptance of our products and expose us to product liability claims from our customers.

        Because our products are generally used in systems with other vendors' products, they must integrate successfully with these existing systems. As a result, when problems occur in a system, it may be difficult to identify the product that caused the problem. System errors, whether caused by our products or those of another vendor, could adversely affect the market acceptance of our products, and any necessary revisions could cause us to incur significant expenses. Regardless of the source of these errors or defects, we will need to divert the attention of engineering personnel from our product development efforts to address the detection of the errors or defects. These errors or defects could cause us to incur warranty or repair costs, liability claims or lags or delays. In addition, if software errors or design defects in our products cause damage to our customers' data, we could be subject to liability based on product liability claims. Our agreements with customers that attempt to limit our exposure to product liability claims may not be enforceable in jurisdictions where we operate. Our insurance policies may not provide sufficient protection should a claim be asserted against us. Moreover, the occurrence of errors or defects, whether caused by our products or the products of another vendor, may significantly harm our relations with customers, or result in the loss of customers, injure our reputation and impair market acceptance of our products.

If we fail to manage our growth effectively, our business could be disrupted, which could harm our operating results.

        Our rapid expansion has placed, and is likely to continue to place, a strain on our senior management team and other resources, such as our management information systems and operating, administrative, financial and accounting systems. We are undergoing rapid growth in the number of our employees, the size of our physical facilities and the scope of our operations, due, in part, to several acquisitions we made in 1999, 2000 and 2001. For example, we had 178 employees on January 1, 1999 and 659 employees on December 31, 2003. As a result of the recent acquisition of OMI International, we have added an additional 79 employees. Any failure to manage growth effectively could disrupt our business and harm operating results.

We are dependent on key personnel to manage our business, the loss of whom could negatively affect our business.

        Our future success depends upon the continued services of our executive officers, and other key sales, marketing, manufacturing and support personnel. In particular, we are dependent on the services of Barry Shaked, our President, Chief Executive Officer and Chairman of our Board of Directors. We

do not have "key person" life insurance policies covering any of our employees. Any loss of the services of Mr. Shaked, our executive officers or other key personnel could adversely affect our business.

If we are unable to attract, assimilate or retain qualified personnel, our ability to manufacture, sell and market our products could be adversely impacted.

        The success of our business depends on our ability to attract and retain highly qualified engineers and sales and marketing personnel. Competition for highly-skilled engineers and sales and marketing personnel is intense in our industry, and we may not be successful in attracting, assimilating or retaining qualified engineers and sales and marketing personnel to fulfill our current or future needs. This could adversely impact our ability to manufacture, sell and market our products.

Antitrust scrutiny of e-marketplace initiatives may adversely affect our business.

        The establishment and operation of e-marketplace initiatives may raise issues under various countries' antitrust laws. To the extent that antitrust regulators take adverse action with respect to business-to-business e-commerce exchanges or establish rules or regulations governing these exchanges, or that there is a perception that regulators may do any of the foregoing, the establishment and growth of our e-marketplace initiatives may be delayed, which may adversely affect our business.

Because we operate in international markets, we are subject to additional risks.

        We currently sell our software products and ASP services in a number of countries and we intend to enter additional geographic markets. Our business is subject to risks, which often characterize international markets, including:

  •
  potentially weak protection of intellectual property rights;

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  economic and political instability;

  •
  import or export licensing requirements;

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  trade restrictions;

  •
  difficulties in collecting accounts receivable;

  •
  longer payment cycles;

  •
  unexpected changes in regulatory requirements and tariffs;

  •
  seasonal reductions in business activities in some parts of the world, such as during the summer months in Europe;

  •
  fluctuations in exchange rates; and

  •
  potentially adverse tax consequences.

Our business and operating results could be harmed if we fail to protect and enforce our intellectual property rights.

        The laws of some countries in which our products are or may be developed, manufactured or sold may not protect our products or intellectual property rights, increasing the possibility of piracy of our technology and products. We currently have no patents or patent applications pending. We rely on a combination of trademarks, copyrights, trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights. Our competitors could also independently develop technologies that are substantially equivalent or superior to our technology.

        It may be necessary to litigate to enforce our copyrights and other intellectual property rights, to protect our trade secrets or to determine the validity of and scope of the proprietary rights of others. Such litigation can be time consuming, distracting to management, expensive and difficult to predict. Our failure to protect or enforce our intellectual property could have an adverse effect on our business and results of operation.

Our technology may infringe on the intellectual property rights of third parties and we may lose our rights to it, which would harm our business.

        We may be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlap. It is possible that we will inadvertently violate the intellectual property rights of other parties and that other parties will assert infringement claims against us. If we violate the intellectual property rights of other parties, we may be required to modify our products or intellectual property or obtain a license to permit their continued use. Any future litigation to defend ourselves against allegations that we have infringed the rights of others could result in substantial cost to us, even if we ultimately prevail, and a determination against us in any such litigation could subject us to significant liabilities to other parties and could prevent us from manufacturing, selling or using our products. If we lose any of our rights to our proprietary technology, we may not be able to continue our business.

Risks Related To Our Location In Israel

Potential political, economic and military instability in Israel may adversely affect our results of operations.

        Our principal offices are located in Israel. Accordingly, political, economic and military conditions in Israel directly affect our operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Since October 2000, there has been an increase in hostilities between Israel and the Palestinians, which has adversely affected the peace process and has negatively influenced Israel's relationship with its Arab citizens and several Arab countries. Such ongoing hostilities may hinder Israel's international trade relations and may limit the geographic markets where we can sell our products. Furthermore, certain parties with whom we do business have declined to travel to Israel during this period, forcing us to make alternative arrangements where necessary, and the United States Department of State has issued advisories regarding travel to Israel, impeding the ability of travelers to attain travel insurance. Any hostilities involving Israel or threatening Israel, or the interruption or curtailment of trade between Israel and its present trading partners, could adversely affect our operations.

Our results of operations could be negatively affected by the obligations of our personnel to perform military service.

        Our operations could be disrupted by the absence for significant periods of one or more of our executive officers, key employees or a significant number of other employees because of military service. Two of our executive officers and the majority of our male employees in Israel are obligated to perform military reserve duty, which could accumulate annually from several days to up to two months in special cases and circumstances. The length of such reserve duty depends, among other factors, on an individual's age and prior position in the army. In addition, if a military conflict or war occurs, these persons could be required to serve in the military for extended periods of time. Any disruption in our operations as the result of military service by key personnel could harm our business.

Because some of our financial assets and liabilities are denominated in non-dollar currencies such as the New Israeli Shekel, the British Pound Sterling or the Euro, and because our financial results are measured in dollars, our results of operations could be harmed, as a result of strengthening or weakening of the dollar compared to these other currencies.

        We generate a majority of our revenues in dollars or in dollar-linked currencies, but some of our revenues are generated in other currencies such as the New Israeli Shekel, the British Pound Sterling and the Euro. As a result, some of our financial assets are denominated in these currencies, and fluctuations in these currencies could adversely affect our financial results. A considerable amount of our expenses are generated in dollars or in dollar-linked currencies, but some of our expenses such as salaries or hardware costs are generated in other currencies such as the New Israeli Shekel, the British Pound Sterling or the Euro. In addition to our operations in Israel, we are expanding our international operations. Accordingly, we incur and expect to continue to incur additional expenses in non-dollar currencies. As a result, some of our financial liabilities are denominated in these non-dollar currencies.

        In addition, some of our bank credit is linked to these non-dollar currencies. Most of the time our non-dollar assets are not totally offset by non-dollar liabilities. Due to the fact that our financial results are measured in dollars, our results could be harmed as a result of strengthening or weakening of the dollar compared to these other currencies. Our results could also be adversely affected if we are unable to guard against currency fluctuations in the future. Accordingly, we may enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rate of the dollar against the NIS or other currencies. These measures, however, may not adequately protect us from future currency fluctuations.

The dollar cost of our operations in Israel will increase to the extent increases in the rate of inflation in Israel are not offset by a devaluation of the NIS in relation to the dollar, which would harm our results of operations.

        Since a considerable portion of our expenses such as employees' salaries are linked to an extent to the rate of inflation in Israel, the dollar cost of our operations is influenced by the extent to which any increase in the rate of inflation in Israel is or is not offset by the devaluation of the NIS in relation to the dollar. As a result, we are exposed to the risk that the NIS, after adjustment for inflation in Israel, will appreciate in relation to the dollar. In that event, the dollar cost of our operations in Israel will increase and our dollar-measured results of operations will be adversely affected. In 2001 and 2002, the inflation adjusted NIS devalued against the dollar, which lowered the dollar cost of our Israeli operations. During 2003, however, the inflation adjusted NIS appreciated against the dollar, which raised the dollar cost of our Israeli operations. We cannot predict whether in the future the NIS will appreciate against the dollar or vice versa. Any increase in the rate of inflation in Israel, unless the increase is offset on a timely basis by a devaluation of the NIS in relation to the dollar, will increase labor and other costs, which will increase the dollar cost of our operations in Israel and harm our results of operations.

We currently participate in or receive tax benefits from government programs. These programs require us to meet certain conditions and these programs and benefits could be terminated or reduced in the future, which could harm our results of operations.

        We receive tax benefits under the Israeli Law for Encouragement of Capital Investments, 1959, in respect of our production facilities that are designated as "Approved Enterprises," the cessation of which could adversely affect our results of operations. Our cumulative tax benefits resulting from our Approved Enterprises for the years 2001 and 2002, net of other tax effects, were approximately $214,000 and $443,000, respectively. For more information on this law and our Approved Enterprises, see Item 10.E of our Annual Report on Form 20-F/A under the caption "Israeli Taxation—Law for the Encouragement of Capital Investments, 1959." To maintain our eligibility for these tax benefits, we must continue to meet several conditions, including among others, making required investments in fixed assets. If we fail to comply with these conditions in the future, the tax benefits we received could be cancelled and we could be required to refund the amounts of the benefits received. The Israeli government has reduced the benefits available under this program in recent years and has indicated that it may reduce or eliminate these benefits in the future. These tax benefits may not continue in the future at their current levels or at any level. From time to time, we submit requests for expansion of our Approved Enterprise programs or for new programs. These requests might not be approved. The Law for Encouragement of Capital Investments, 1959, will expire on June 30, 2004, unless its terms will be extended. Accordingly, requests for new programs or expansions that are not approved by June 30, 2004 will not confer any tax benefits, unless the term of the law will be extended. The termination or reduction of these tax benefits could harm our results of operations.

Because we have received grants from the Office of the Chief Scientist, we are subject to ongoing restrictions that limit the transferability of our technology and of our right to manufacture outside of Israel, and certain of our large shareholders are required to undertake to observe such restrictions.

        We have received royalty-bearing grants from the Office of the Chief Scientist of the Ministry of Industry and Trade of the Government of Israel in an aggregate amount of approximately $3.64 million through December 31, 2003. According to Israeli law, any products developed with grants from the Office of the Chief Scientist are required to be manufactured in Israel, unless we obtain prior approval of a governmental committee. As a condition to obtaining this approval, we may be required to pay the Office of the Chief Scientist up to 300% of the grants we received and to repay such grants at a quicker rate. In addition, we are prohibited from transferring to third parties in Israel the technology developed with these grants without the prior approval of a governmental committee and we are prohibited from transferring such technology to third parties outside Israel. Any non-Israeli who becomes a holder of 5% or more of our outstanding ordinary shares will be required to notify the Office of the Chief Scientist and to undertake to observe the law governing the grant programs of the Office of the Chief Scientist, the principal restrictions of which are the transferability limits described above in this paragraph.

Under current Israeli law, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

        Israeli courts have required employers seeking to enforce non-compete undertakings against former employees to demonstrate that the former employee breached an obligation to the employer and thereby caused harm to one of a limited number of legitimate interests of the employer recognized by the courts such as, the confidentiality of certain commercial information or a company's intellectual property. We currently have non-competition clauses in the employment agreements of most of our employees. The provisions of such clauses prohibit our employees, if they cease working for us, from directly competing with us or working for our competitors. In the event that any of our employees chooses to work for one of our competitors, we may be unable to prevent our competitors from benefiting from the expertise of our former employees obtained from us, if we cannot demonstrate to the court that a former employee breached a legitimate interest recognized by a court and that we suffered damage thereby.

It could be difficult to enforce a U.S. judgment against our officers, our directors and us.

        We are incorporated in the State of Israel. A substantial number of our executive officers and directors are non-residents of the United States, and a substantial portion of our assets and the assets of these persons are located outside the United States. Therefore, it could be difficult to enforce a judgment obtained in the United States against us or any of these persons. For more information, see the discussion under the section entitled "Enforceability of Civil Liabilities."

Provisions of Israeli law could delay, prevent or make difficult a change of control, and therefore depress the price of our shares.

        Provisions of Israeli corporate law may have the effect of delaying, preventing or making more difficult a merger with, or acquisition of, us. The Israeli Companies Law generally provides that a merger be approved by the board of directors and a majority of the shares present and voting on the proposed merger at a meeting called upon at least 21 days' notice. A merger may not be completed unless at least 70 days have passed since the filing of the merger proposal with the Israeli Registrar of Companies. The Companies Law also provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 25% or greater shareholder of the company, unless there is already another 25% or greater shareholder of the company. Similarly, an acquisition of shares must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 45% or greater shareholder of the company, unless there is already a majority shareholder of the company. In any event, if as a result of an acquisition of shares the acquirer will hold more than 90% of a company's shares, the acquisition must be made by means of a tender offer for all of the shares. Finally, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his ordinary shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Risks Related to this Offering and Our Ordinary Shares

Our stock price has fluctuated and could continue to fluctuate significantly.

        The market price for our ordinary shares, as well as the price of shares of other technology companies, has been volatile. Numerous factors, many of which are beyond our control, may cause the market price of our ordinary shares to fluctuate significantly, such as:

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  fluctuations in our quarterly revenues and earnings and those of our publicly held competitors;

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  shortfalls in our operating results from levels forecast by securities analysts;

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  announcements concerning us or our competitors;

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  changes in pricing policies by us or our competitors;

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  general market conditions, and changes in market conditions in our industry; and

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  the general state of the securities market.

        In addition, trading in shares of companies listed on The Nasdaq National Market in general and trading in shares of technology companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to operating performance. The price levels of technology stocks traded on The Nasdaq National Market decreased significantly during 2001, 2002 and the first half of 2003. These broad market and industry factors may depress our share price, regardless of our actual operating results.

Substantial future sales of our ordinary shares may depress our share price.

        If our shareholders sell substantial amounts of our ordinary shares, including shares issued upon the exercise of outstanding employee options, or if the perception exists that we or our shareholders may sell a substantial number of our ordinary shares, the market price of our ordinary shares may fall. Any substantial sales of our ordinary shares in the public market also might make it more difficult for us to sell equity or equity related securities in the future at a time and in a place we deem appropriate.

Our ordinary shares are traded on more than one market and this may result in price variations.

        Our ordinary shares are traded primarily on the Nasdaq National Market and on the Tel Aviv Stock Exchange. Trading in our ordinary shares on these markets is effected in different currencies (dollars on the Nasdaq National Market, and New Israeli Shekels on the Tel Aviv Stock Exchange) and at different times (resulting from different time zones, different trading days and different public holidays in the United States and Israel). Consequently, the trading prices of our ordinary shares on these two markets often differ, resulting from the factors described above as well as differences in exchange rates and from political events and economic conditions in the United States and Israel. Any decrease in the trading price of our ordinary shares on one of these markets could cause a decrease in the trading price of our ordinary shares on the other market.

In addition to the proceeds of any offerings under this prospectus, we may need additional financing, which could be difficult to obtain on acceptable terms or at all, and which if not obtained may have an adverse effect on our business.

        In addition to the proceeds of any offerings under this prospectus, we may need to raise additional funds in the future and we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. From time to time, we may decide to raise additional funds through public or private debt or equity financings to fund our activities. If we issue additional equity securities, our stockholders will experience additional dilution and the new equity securities may have rights, preferences or privileges senior to those of existing holders of our ordinary shares. In addition, if we raise funds through debt financings, we will have to pay interest and may be subject to restrictive and other covenants, which could adversely impact our business. If we cannot raise funds on acceptable terms, if and when needed, we may not be able to develop or enhance our products, take advantage of future opportunities, grow our business or respond to competitive pressures or unanticipated industry changes, any of which could have a material adverse effect on our business.

Our management may apply the net proceeds from the sale of our ordinary shares offered by this prospectus to uses that do not improve our operating results or increase the value of your investment.

        We intend to use the net proceeds from the sale of our ordinary shares offered by this prospectus for general corporate purposes or as otherwise described in an applicable prospectus supplement. See "Use of Proceeds." Our management will have considerable discretion in the application of the net proceeds. Among other things, the net proceeds may also be used for corporate purposes that do not increase our operating results or market value.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities offered by this prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus, which is part of our registration statement on Form F-3, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F by June 30 of each year. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders.

        The registration statement on Form F-3, including the exhibits and schedules thereto, and reports and other information filed by us with the SEC may be inspected without charge and copied at prescribed rates at the SEC's Public Reference Room at 450 Fifth Street, NW., Washington, D.C. 20549. Copies of this material are also available by mail from the Public Reference Section of the SEC, at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

        As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. In addition, our officers, directors and principal shareholders are exempt from the "short-swing profits" reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

        You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any underwriter or agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below:

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  Our annual report on Form 20-F/A (Amendment No. 1) for the fiscal year ended December 31, 2002, filed with the SEC on March 26, 2004 (SEC File No. 000-29742);

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  Our annual report on Form 20-F/A (Amendment No. 2) for the fiscal year ended December 31, 2002, filed with the SEC on March 29, 2004 (SEC File No. 000-29742);

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  The description of our ordinary shares contained in our Registration Statement on Form 8-A, filed with the SEC on June 15, 1998, including any amendment or report filed for the purpose of updating this description;

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  The information in Exhibits 3 and 4, contained in our report on Form 6-K furnished to the SEC on November 21, 2003;

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  The portions of our press release announcing the acquisition of OMI International specified in our report on Form 6-K furnished to the SEC on January 6, 2004;

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  The financial statements for the years ended December 31, 1999 and 2000, relating to BASS, Inc. and the other information, contained in our report on Form 6-K/A furnished to the SEC on March 10, 2004;

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  The financial statements for the periods ended September 30, 2003 together with the operating and financial review and prospects relating to said interim financial statements, and the financial statements for the periods ended December 31, 2003, contained in our report on Form 6-K/A furnished to the SEC on March 26, 2004;

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  The financial statements of OMI International, Inc. for the year ended December 31, 2003, contained in our report on Form 6-K furnished to the SEC on March 26, 2004; and

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  The unaudited pro forma combined condensed financial statements of Retalix Ltd. for the year ended December 31, 2003, contained in our report on Form 6-K furnished to the SEC on March 26, 2004.

        We also incorporate by reference all of our subsequent annual reports filed with the SEC on Form 20-F and all of our subsequent reports on Form 6-K under the Securities Exchange Act of 1934 submitted to the SEC that we specifically identify in such form as being incorporated by reference into this prospectus.

        As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies among the documents, or between any of the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference in this prospectus.

        We will deliver to each person (including any beneficial owner) to whom this prospectus has been delivered a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request, and at no cost to the requester. Requests should be directed to Retalix Ltd., 10 Zarhin Street, Raanana 43000 Israel, Attention: Investor Relations. Our phone number is 011-972-9-776-6677.

FORWARD-LOOKING STATEMENTS

        This prospectus contains or incorporates historical information and forward-looking statements within the meaning of the federal securities laws. Statements looking forward in time are included in this prospectus pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein, including all of the risks and uncertainties discussed under "Risk Factors" and elsewhere in this prospectus and any prospectus supplement. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements and you should therefore not rely on these forward-looking statements, which are applicable only as of the date hereof.

        We urge you to consider that statements that use the terms "believe," "do not believe," "expect," "plan," "intend," "estimate," "anticipate," "project" and similar expressions are intended to identify forward-looking statements. These statements reflect our views, current as of the time expressed, with respect to future events and are based on assumptions and are subject to risks and uncertainties.

        Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise and we disclaim any obligation to publicly revise any such statements to reflect any change in expectations or in events, conditions, or circumstances on which any such statements may be based. To the extent forward-looking statements that we incorporate by reference express views as to particular events, conditions or circumstances that may conflict or be inconsistent with each other, the most recent such statement supersedes earlier views.

USE OF PROCEEDS

        Except as may be described otherwise in a prospectus supplement, we currently intend to use the net proceeds of any offering by us for general corporate purposes. General corporate purposes may include working capital and/or capital expenditures. Pending application of the net proceeds of any offering, we intend to invest the net proceeds of the offering in investment-grade, interest-bearing securities.

SHARE CAPITAL

        Our registered share capital consists of a single class of 25,000,000 ordinary shares, par value NIS 1.00 per share. As of December 31, 2003, we had outstanding 12,976,695 ordinary shares, and stock options to purchase an aggregate of 2,993,913 ordinary shares at a weighted average exercise price of $14.845, with the latest expiration date of these options being April 30, 2008 (of which options to purchase an aggregate of 2,246,646 ordinary shares were exercisable as of December 31, 2003). Our shareholders do not have preemptive rights.

        From January 1, 2003 through February 29, 2004, we have issued a total of 1,339,317 ordinary shares. 1,071,750 of these shares were issued through the exercise of options, at an average exercise price of $9.79 per share, and 254,228 of these shares were issued in connection with the acquisition of OMI International and a related acquisition.

        The following is a summary of changes in our share capital in the three years preceding the date of this prospectus supplement:

        Pursuant to a resolution of our board of directors dated September 6, 2001, we issued to certain shareholders of BASS (1) 95,216 of our ordinary shares, as part of the consideration paid in connection with the acquisition of all of the issued and outstanding shares of BASS, and (2) 37,594 of our ordinary shares as repayment of $550,000 due under loans provided to BASS by certain shareholders.

        Pursuant to a resolution of our board of directors dated November 1, 2001, we issued to a shareholder of PalmPoint Ltd. 5,274 of our ordinary shares, in consideration for 3% of the issued and outstanding shares of PalmPoint Ltd.

        Pursuant to a resolution of our board of directors dated December 30, 2001, we issued to shareholders of Store Alliance.Com Ltd. 20,417 of our ordinary shares, upon the resolution of the contingent consideration to protect these shareholders from subsequent decrease in the market value of the shares issued for the acquisition from these shareholders in August 2000, of all their issued and outstanding shares of Store Alliance.Com Ltd.

        Pursuant to a resolution of our board of directors dated January 1, 2003, we issued to a shareholder of PalmPoint Ltd. 13,339 of our ordinary shares, in consideration for 3.8% of the issued and outstanding shares of PalmPoint Ltd.

        Pursuant to a resolution of our board of directors dated December 31, 2003, we issued to shareholders of OMI International, 226,040 of our ordinary shares, as part of the consideration paid in connection with the acquisition of all the issued and outstanding shares of OMI International.

        Pursuant to a resolution of our board of directors dated February 25, 2004, we issued to OMI Europe Limited 28,188 of our ordinary shares as part of the consideration for the acquisition of certain assets and liabilities of OMI Europe Limited. A portion of this consideration is contingent upon the earnings for 2004 derived from the acquired business.

        From time to time during the three years preceding the date of this prospectus, we have issued ordinary shares as a result of exercises of options granted under our share option plans.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2003:

As of December 31, 2003
Dollars in thousands
Cash, cash equivalents, short-term bank deposits, marketable securities and non-current marketable securities-bonds	$54,647

Short term debt	$9,045
Long term debt	$4,700

Total debt	$13,745

Share capital—ordinary shares of NIS 1.00 par value (authorized: 25,000,000 shares; issued and outstanding: 12,976,695 shares)	$3,704
Additional paid-in capital	41,864
Retained earnings	30,073
Accumulated other comprehensive income	5

Total shareholders' equity	$75,646

Total capitalization	$89,391

        The foregoing information excludes 2,993,913 ordinary shares issuable, as of December 31, 2003, upon the exercise of options granted under our share option plans.

DIVIDEND POLICY

        Since 1995, we have not paid cash dividends on our ordinary shares, and we do not intend to pay cash dividends in the foreseeable future. The Israel Companies Law restricts our ability to declare dividends. We can only distribute dividends from profits (as defined in the law), provided that there is no reasonable concern that the dividend distribution will prevent us from meeting our existing and foreseeable obligations as they come due. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on various factors, such as our statutory profits, financial condition, operating results and current and anticipated cash needs. In the event cash dividends are declared by us, such dividends will be paid in Israeli currency. Under current Israeli regulations, any cash dividend in Israeli currency paid in respect of ordinary shares purchased by non-residents of Israel with non-Israeli currency may be freely repatriated in such non-Israeli currency, at the rate of exchange prevailing at the time of conversion.

PLAN OF DISTRIBUTION

        We may sell our ordinary shares from time to time in one or more transactions:

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  through one or more underwriters or dealers;

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  directly to purchasers;

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  through agents; or

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  through a combination of any of these methods of sale.

        Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

        We, directly or through agents, may sell, and the underwriters may resell, our ordinary shares from time to time in one or more transactions:

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  at a fixed price or prices, which may be changed from time to time;

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  at market prices prevailing at the time of sale;

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  at prices related to prevailing market prices; or

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  at negotiated prices.

        We will describe the method of distribution of the ordinary shares in the applicable prospectus supplement.

        Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers as their agents in connection with the sale of the ordinary shares. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

        We may grant underwriters who participate in the distribution of the ordinary shares an option to purchase additional ordinary shares to cover over-allotments, if any, in connection with the distribution.

        Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

        If so indicated in the prospectus supplement relating to an issue of offered securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the offered securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

        Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the ordinary shares in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the ordinary shares originally sold by the dealer is purchased in a covering transaction to cover short positions. Those activities may cause the price of the ordinary shares to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

        Any underwriters who are qualified market makers on The Nasdaq National Market may engage in passive market making transactions in the ordinary shares on The Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the ordinary shares. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded.

        In compliance with guidelines of the National Association of Securities Dealers, or NASD, the maximum consideration or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

        To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

        The following table sets forth the fees and expenses payable by us in connection with the registration of our ordinary shares under the Registration Statement to which this prospectus relates:

Securities and Exchange Commission Filing Fee	$6,796
Accounting Fees and Expenses	*60,000
Legal Fees and Expenses	*60,000
Miscellaneous Fees and Expenses	*5,204

Total	$132,000

*
Estimated

LEGAL MATTERS

        Certain legal matters with respect to Israeli law, including the validity of the offered shares, will be passed upon for us by our Israeli counsel, Goldfarb, Levy, Eran & Co. Sullivan & Worcester LLP has acted as our U.S. counsel in connection with the filing of the Registration Statement to which this prospectus relates.

EXPERTS

        The consolidated financial statements of Retalix as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, incorporated in this prospectus by reference to Retalix's Annual Report on Form 20-F/A for the year ended December 31, 2002, except as they relate to certain consolidated subsidiaries, have been so incorporated in reliance on the audit report of Kesselman & Kesselman, independent certified public accountants in Israel and a member of PricewaterhouseCoopers International Limited, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of the certain consolidated subsidiaries referred to above, not separately presented in such Annual Report, whose revenues constituted approximately 35%, 36% and 19% of Retalix's total consolidated revenues for the years ended December 31, 2002, 2001 and 2000, respectively, have been audited by other independent auditors whose reports have also been incorporated in this prospectus by reference to Retalix's Annual Report on Form 20-F/A for the year ended December 31, 2002, have been so incorporated in reliance on such reports given on the authority of such firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

        Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, a substantial number of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because our principal assets and a substantial number of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

        We have been informed by our legal counsel in Israel, Goldfarb, Levy, Eran & Co., that there is doubt concerning the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, Israeli courts may enforce a United States final executory judgment in a civil matter, including a monetary or compensatory judgment in a non-civil matter, obtained after due process before a court of competent jurisdiction according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel. The rules of private international law currently prevailing in Israel do not prohibit the enforcement of a judgment by Israeli courts provided that:

  •
  the judgment is enforceable in the state in which it was given;

  •
  adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

  •
  the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the state of Israel;

  •
  the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

  •
  an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

        We have irrevocably appointed Retalix USA Inc. as our agent to receive service of process in any action against us in any federal court or court of the State of New York arising out of this offering or any purchase or sale of securities in connection with this offering.

        If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at an annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

3,000,000 Shares

Retalix Ltd.

Ordinary Shares

PROSPECTUS SUPPLEMENT
April 28, 2004

Citigroup
UBS Investment Bank
Piper Jaffray
C.E. Unterberg, Towbin

QuickLinks

TABLE OF CONTENTS Prospectus Supplement
Prospectus
PROSPECTUS SUPPLEMENT SUMMARY
Our Business
Our Market Opportunity
Our Products
Our Competitive Strengths
Our Growth Strategy
Recent Developments
Corporate Information
The Offering
Risk Factors
USE OF PROCEEDS
CAPITALIZATION
PRICE RANGE OF OUR ORDINARY SHARES
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
PRINCIPAL SHAREHOLDERS
MATERIAL TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
FORWARD-LOOKING STATEMENTS
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT AUDITORS
RETALIX LTD. CONSOLIDATED BALANCE SHEETS
RETALIX LTD. CONSOLIDATED STATEMENTS OF INCOME
RETALIX LTD. CONSOLIDATED STATEMENTS OF CASH FLOWS
RETALIX LTD. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Independent Auditors' Report
Independent Auditors' Report
Independent Auditors' Report
INDEPENDENT AUDITOR'S REPORT
REPORT OF INDEPENDENT AUDITORS
INDEPENDENT AUDITORS' REPORT
Retalix Ltd. Details of Subsidiaries and Associated Company As of December 31, 2003
INDEPENDENT AUDITORS' REPORT
OMI INTERNATIONAL, INC. BALANCE SHEET DECEMBER 31, 2003
OMI INTERNATIONAL, INC. STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2003
OMI INTERNATIONAL, INC. STATEMENT OF SHAREHOLDERS' EQUITY YEAR ENDED DECEMBER 31, 2003
OMI INTERNATIONAL, INC. STATEMENT OF CASH FLOWS YEAR ENDED DECEMBER 31, 2003
OMI INTERNATIONAL, INC. NOTES TO FINANCIAL STATEMENTS
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
RETALIX LTD. UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET As of December 31, 2003 (U.S. $ in thousands)
RETALIX LTD. UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME For the year ended December 31, 2003 (U.S. $ in thousands, except per share data)
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
THE COMPANY
RISK FACTORS
Risks Related To Our Business
Risks Related To Our Location In Israel
Risks Related to this Offering and Our Ordinary Shares
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SHARE CAPITAL
CAPITALIZATION
DIVIDEND POLICY
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
ENFORCEABILITY OF CIVIL LIABILITIES